Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and among

LimFlow S.A.,

the Sellers,

Shareholder Representative Services LLC, solely in its capacity as the Seller

Representative,

Inari Medical, Inc., solely for the purposes of Section 13.16,

and

Lombardi Sub, LLC

DATED AS OF OCTOBER 31, 2023

Table of Contents

3.22	FDA and Regulatory Matters	48
3.23	Manufacturing and Marketing Rights	51
3.24	Government Grants and Incentives	51
3.25	Healthcare Professionals	51
3.26	Products Liability	51
3.27	OIG	52
3.28	Transactions with Related Parties	52
3.29	Bank Accounts	52
3.30	Brokers	52
3.31	Investments	53

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLERS		53

4.1	Authorization	53
4.2	No Conflicts; Consents	53
4.3	Title to Company Equity Interests	53
4.4	Legal Proceedings; Orders	54
4.5	Brokers	54
4.6	Anti-Money Laundering	54

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		54

5.1	Organization	54
5.2	Authorization	54
5.3	No Conflicts; Consents	55
5.4	Legal Proceedings; Orders	55
5.5	Brokers	55
5.6	Sufficiency of Funds	55
5.7	Investment Representation	56
5.8	Anti-Money Laundering; Anti-Corruption; Sanctions	56
5.9	Independent Investigation	56

ARTICLE VI CONDUCT OF BUSINESS PENDING THE CLOSING		56

6.1	Conduct of the Business by the Company	56
6.2	Access to Information	57
6.3	Consents	57
6.4	Notice of Developments	58
6.5	Termination of Certain Related Party Arrangements	58
6.6	Payoff Letters	58
6.7	Resignations	58
6.8	Efforts; Cooperation	58
6.9	Adherence	59
6.10	401(k) Plan	59

ARTICLE VII ADDITIONAL COVENANTS		59

7.1	Regulatory Obligations	59
7.2	Confidentiality	61
7.3	Non-Disparagement	62
7.4	Access to Books and Records	62
7.5	General Release	63
7.6	Restrictive Covenant Agreements	63
7.7	Public Announcements	63
7.8	Further Assurances	64
7.9	Seller Representative	64
7.10	Code Section 280G	66
7.11	Preparation and Delivery of Additional Company Financial Statements	67
7.12	Specified License Agreement Matters	68
7.13	Data Room	68

ARTICLE VIII CONDITIONS		68

8.1	Conditions to Obligation of the Purchaser	68
8.2	Conditions to Obligation of the Sellers	70

ARTICLE IX TAX MATTERS		72

9.1	Tax Returns	72
9.2	Tax Credits and Refunds	73
9.3	Tax Contests	74
9.4	Books and Records; Cooperation	75
9.5	Transfer Taxes	75
9.6	Section 338	75
9.7	Post-Closing Tax Actions	75
9.8	Tax Sharing Agreements	76
9.9	Withholding	76

ARTICLE X INDEMNIFICATION		76

10.1	Survival	76
10.2	Indemnification	77
10.3	Limitations on Liability; Priority of Remedies	79
10.4	Indemnification Procedures	81
10.5	Other Matters Concerning Indemnification	84
10.6	Set Off	85
10.7	Exclusive Remedy; Nature of Representations and Warranties	85

ARTICLE XI		85

11.1	Termination	85
11.2	Effect of Termination	87

ARTICLE XII DEFINITIONS		87

12.1	Definitions	87
12.2	Additional Defined Terms	103
12.3	Certain Interpretive Matters	105

ARTICLE XIII MISCELLANEOUS		107

13.1	Expenses	107
13.2	Notices	107
13.3	Severability	108
13.4	Acknowledgement by the Purchaser; Disclaimers	108
13.5	Entire Agreement	109
13.6	Successors and Assigns; Assignment	109
13.7	No Third-Party Beneficiaries	109
13.8	Tax Advice	110
13.9	Specific Performance	110
13.10	Amendment and Modification; Waivers	110
13.11	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	110
13.12	Representation by Counsel	111
13.13	Non-Recourse	112
13.14	Counterparts	112
13.15	No Other Representations	112
13.16	Parent Guarantee	113
13.17	Currency	113

Exhibits and Schedules

Schedule A	Seller Equity Information
Schedule B	Seller Payment Allocation Principles

Exhibit A	Form of Escrow Agreement
Exhibit B	Working Capital Target Calculation
Exhibit C	Form of General Release
Exhibit D	Form of Joinder
Exhibit E	Form of Cancellation and Adherence Agreement

Exhibit F-1	Form of Non-Solicitation Agreement
Exhibit F-2	Form of Non-Competition and Non-Solicitation Agreement

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is entered into as of October 31, 2023 (this “Agreement”), by and among (a) LimFlow S.A., a French limited company (société anonyme), having its registered office at 15, rue Traversière – 75012 Paris, identified under number 820 710 267 R.C.S. Paris (the “Company”), (b) the Persons listed on Schedule A attached hereto together with those Persons, other than the Purchaser, who hold Equity Interests of the Company (as defined below), those Persons who hold Virtual Shares (as defined below) and those Persons who hold Cancelled Company Options (as defined below) and have agreed or will agree to adhere to this Agreement prior to Closing pursuant to the terms hereof (each a “Seller”, and collectively, the “Sellers”), (c) Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Sellers’ representative, agent and attorney-in-fact (together with any successor appointed in accordance with Section 7.9, the “Seller Representative”), (d) Inari Medical, Inc., a Delaware corporation, solely for the purposes of Section 13.16 (“Parent”) and (e) Lombardi Sub, LLC, a Delaware limited liability company (together with its assigns and successors, the “Purchaser”). The Company, the Sellers, the Seller Representative and the Purchaser shall each be referred to in this Agreement, unless the context otherwise requires, as a “Party,” and collectively, as the “Parties.”

W I T N E S E T H:

WHEREAS, as of the date hereof, the Equity Interests of the Company are allocated as set forth on Part I of Schedule A attached hereto and, prior to the Closing, the Sellers will collectively own 100% of the outstanding Equity Interests of the Company (representing 100% of the share capital of the Company on a fully diluted basis, excluding those shares in the Company held as of the date hereof by Inari Medical International, Inc., a Delaware corporation and parent company of the Purchaser), as set forth on Part II of Schedule A attached hereto (the “Shares”);

WHEREAS, the Company currently owns and will own immediately prior to the Closing 100% of the outstanding Equity Interests of (i) LimFlow Inc., a Delaware corporation (“LimFlow US”) and (ii) LimFlow GmbH, a German company with limited liability (Gesellschaft mit beschränkter Haftung) (“LimFlow Germany” and together with the Company and LimFlow US, each a “Company Entity” and collectively the “Company Entities”);

WHEREAS, prior to the date hereof, the Company has received approval from the U.S. Food and Drug Administration for marketing and sale of the Eligible Product (as defined herein);

WHEREAS, at the Closing, on the terms and subject to the conditions set forth herein, the Sellers holding Shares desire to sell the Shares to the Purchaser, and the Purchaser desires to purchase the Shares from the Sellers holding Shares free and clear from any Liens (the “Transactions”);

WHEREAS, in order to induce Purchaser to enter into this Agreement, simultaneously with the execution of this Agreement, certain Sellers have executed and delivered to Purchaser a non-solicitation agreement, attached hereto as Exhibit F-1, or a non-competition and non-solicitation agreement, attached hereto as Exhibit F-2 (collectively, the “Restrictive Covenants

Agreements”), and the Company shall use its reasonable best efforts to have other Sellers execute a non-solicitation agreement, attached hereto as Exhibit F-1, after the execution of this Agreement but prior to Closing, which Restrictive Covenant Agreements shall become effective only at the Closing; and

WHEREAS, each of the Parties acknowledges and agrees that its obligations contained in this Agreement are a material inducement to the other Parties to enter into this Agreement and to perform their respective obligations hereunder, and that the other Parties would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated if such Party breached any of the provisions of this Agreement binding upon such Party.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1  Purchase and Sale.

(a)  Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller holding Shares shall sell, transfer, assign and deliver to the Purchaser, and Purchaser shall purchase and acquire from each Seller holding Shares, the full ownership of the Shares held by such Seller, free and clear of all Liens, together with all rights attaching to such Shares as at Closing (including all dividends and distributions declared or to be paid or made in respect of the Shares), for the consideration specified in Section 1.2.

(b)  Without prejudice to any other rights and remedies the Purchaser may have, the Purchaser shall not be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares/Equity Interests of the Company representing 100% of the share capital of the Company on a fully diluted basis (save for the Company shares held as of the date hereof by the Purchaser) is completed simultaneously.

1.2  Purchase Price. The aggregate consideration to be paid in cash by Purchaser to the Sellers for the acquisition of the Shares, the cancellation of the Cancelled Company Options and the Virtual Shares shall be an amount equal to that portion of the Purchase Price allocable to the Sellers in accordance with the Seller Payment Allocation Principles. The Parties acknowledge that the Closing Purchase Price and each Contingent Payment shall be reduced by the portion of such amount to which any Person who is a Virtual Share Holder or a Cancelled Options Holder would be entitled to receive by virtue of such Person’s ownership of Cancelled Options and/or Virtual Share Awards of the Company immediately prior to the Closing, which amount shall be determined in accordance with the Seller Payment Allocation Principles.

1.3  Treatment of Options; Closing Payments; Payment Procedures.

(a)  On the Closing Date, the Purchaser shall pay to a bank account designated in writing by the Company no later than two (2) Business Days prior to the Closing Date, on behalf of each of the Exercising Options Holders, for all exercised Company Options that are properly exercised by the applicable holder, who also timely executes and delivers a Joinder (such options, the “Exercised Company Options”), an aggregate amount, equal to (i) the total number of ordinary shares of the Company underlying the applicable Exercised Company Option held as of immediately prior to the Closing (the “Options Shares”), multiplied by (ii) the exercise price per ordinary share for such Exercised Company Option (such aggregate amount, the “Options Price”). Upon payment of the Options Price and execution of a copy of the Joinder by each Exercising Options Holder, the board of directors of the Company will (i) acknowledge receipt of the Options Price, (ii) acknowledge that such Options Price represents the full payment for the Options Shares with respect to each Exercised Company Option, (iii) discharge the Exercising Options Holders for the payment of the Options Price, and (iv) authorize the issuance of the Options Shares and the corresponding modifications to the Company’s share capital. In exchange for payment of the Options Price, the Purchaser will hold against the Exercising Options Holders a receivable in the same amount allocated against each of the Exercising Options Holders as set forth in Schedule A (the “Purchaser Receivable”). The Purchaser Receivable shall be repaid by the Exercising Options Holders to the Purchaser as provided in Section 1.3(d)(i). If a portion of the Options Price applicable to an Exercised Company Option is greater than such holder’s portion of the Sellers’ Closing Consideration with respect to such Exercised Company Option (determined in accordance with the allocation principles set forth in Schedule B hereto) (such portion, the “Options Price Delta”), then a portion of such holder’s Transaction Bonus shall be deemed repaid as part of the Purchaser Receivable on or around the Closing Date in satisfaction of the Options Price Delta.

(b)  On the Closing Date, each Cancelled Company Option shall be canceled in exchange for the right to receive an amount equal to the positive difference between (i) the portion of the Sellers’ Closing Consideration and Contingent Payment in accordance with the allocation principles set forth in Schedule B hereto, minus (ii) the exercise price per ordinary share for such Cancelled Company Option (such exercise price, the “Cancelled Option Exercise Price”) and such aggregate amount, the “Cancelled Options Price”), subject to the holder’s execution and delivery of the Cancellation and Adherence Agreement. If a portion of the Cancelled Options Price applicable to a Cancelled Company Option is greater than such holder’s portion of the Sellers’ Closing Consideration with respect to such Cancelled Company Option (determined in accordance with the allocation principles set forth in Schedule B hereto) (such portion, the “Cancelled Company Options Price Delta”), then a portion of such holder’s Transaction Bonus shall be deemed paid to the Company on or around the Closing Date in satisfaction of the Cancelled Company Options Price Delta.

(c)  On the Closing Date, each Virtual Share Holder shall receive an amount equal to the positive difference between (i) the portion of the Sellers’ Closing Consideration and Contingent Payment in accordance with the allocation principles set forth in Schedule B hereto, minus (ii) the Virtual Share Payment Price (such aggregate amount, the “Virtual Share Price”), subject to such Virtual Share Holder’s execution and delivery of the Cancellation and Adherence Agreement.

(d)  At the Closing, the Purchaser shall pay the following amounts (or cause them to be paid), by wire transfer of immediately available funds (each such payment, a “Closing Payment” and collectively, the “Closing Payments”):

(i)  To a bank account designated in writing by the Paying Agent (the “Payments Account”), an aggregate amount equal to the portion of the Closing Purchase Price payable to the Sellers at Closing (the “Sellers’ Closing Consideration”), to be then allocated by the Paying Agent among the Sellers in accordance with the allocation principles set forth in Schedule B hereto (which allocation principles shall account for the Cancelled Option Exercise Price of each Cancelling Option Holder and the Virtual Share Payment Price of each Virtual Share Holder). It is expressly specified that (i) the Purchaser Receivable shall be automatically set off against the portion of the Sellers’ Closing Consideration to be paid to the Exercising Options Holders in respect of the Option Shares until the Purchaser Receivable has been reduced to zero (0) and (ii) the dispatch of the Sellers’ Closing Consideration (and any further amount to be paid to the Payments Account pursuant to this Agreement) among the Sellers, the Cancelling Option Holders and the Virtual Share Holders shall be the sole responsibility of the Paying Agent and in no event shall the Purchaser be held liable in connection with an allocation of the Sellers’ Closing Consideration or such other amount which is not consistent with the provisions of this Agreement; provided, however, that any payments to Sellers in respect of Cancelled Options and/or Virtual Share Awards who are employees or former employees residing in the United States shall be made through the payroll of the applicable Company Entities;

(ii)  to the account of the Seller Representative, an amount equal to $400,000 (such amount, the “Seller Representative Amount”), which amount shall be disbursed as provided in Section 7.9;

(iii)  to the account of each respective payee of Funded Debt of the Company Entities, if any, the respective amounts due to each such payee with respect to those portions of such Funded Debt outstanding at Closing which are being paid off in connection with the Closing pursuant to the terms in the applicable Payoff Letter (as defined herein);

(iv)  to the account of each respective payee of part of the Closing Seller Transaction Expenses, the respective amounts due to each such payee with respect to those portions of the Closing Seller Transaction Expenses; and

(v)  to the account of the Escrow Agent, an amount equal to the General Escrow Amount and the Special Escrow Amount.

Each of the Closing Payments other than payment of the General Escrow Amount, the Special Escrow Amount and the Seller Representative Amount shall be made in the amounts and in accordance with the Estimated Closing Statement delivered pursuant to Section 1.4(a).

1.4  Purchase Price Adjustment.

(a)  Pre-Closing Statements. Not later than five (5) Business Days prior to the Closing Date, the Company shall have prepared and delivered to the Purchaser an estimated balance sheet in accordance with GAAP of the Company and its Subsidiaries as of 11:59 P.M.

Eastern Time on the date immediately preceding the Closing Date (the “Estimated Closing Balance Sheet”), together with a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of: (i) the Closing Working Capital (the “Estimated Closing Working Capital”), and the resulting estimated Working Capital Adjustment (the “Estimated Working Capital Adjustment”); (ii) the Closing Indebtedness (the “Estimated Closing Indebtedness”); (iii) the Closing Seller Transaction Expenses (the “Estimated Closing Seller Transaction Expenses”); (iv) the Closing Cash (the “Estimated Closing Cash”); and (v) based on the foregoing, the amount, and the calculation of, the Estimated Closing Purchase Price and Sellers’ Closing Consideration (the “Estimated Sellers’ Closing Consideration”), and the Closing Payments in accordance with Section 1.2 and Section 1.3, respectively. Following delivery by the Company of the Estimated Closing Balance Sheet and Estimated Closing Statement and before the Closing, the Sellers shall cause the Company’s senior executive officers and all relevant accounting and financial personnel to be reasonably available for inquiries from and discussions with Representatives of the Purchaser relating to the Estimated Closing Balance Sheet and the Estimated Closing Statement and the Company shall consider in good faith, and consult with Purchaser regarding, any comments made by such Representatives of the Purchaser and, to the extent the Company makes any changes to the Estimated Closing Balance Sheet and the Estimated Closing Statement as a result thereof, the Company shall deliver an updated version of the Estimated Closing Balance Sheet and the Estimated Closing Statement, as applicable; provided, that in no event shall the Company be obligated to make any change to the Estimated Closing Balance Sheet or the Estimated Closing Statement based on such comments. The Estimated Closing Balance Sheet and the Estimated Closing Statement shall be prepared in accordance with the Accounting Principles.

(b)  Closing Statement. Within ninety (90) days following the Closing Date, the Purchaser (in consultation with the Company) shall prepare in good faith and deliver to the Seller Representative the balance sheet in accordance with GAAP of the Company and its Subsidiaries as of 11:59 P.M. Eastern Time on the date immediately preceding the Closing Date (the “Closing Balance Sheet”) together with a statement (the “Closing Statement”) setting forth, in reasonable detail, the Purchaser’s calculation of: (i) the Closing Working Capital (ii) the Closing Indebtedness; (iii) the Closing Seller Transaction Expenses; (iv) the Closing Cash; (v) the Closing Equity Amount; and (vi) based on the foregoing, the amount, and the calculation of, the Closing Purchase Price. If the amounts set forth on the Closing Statement of any of the Closing Working Capital, the Closing Indebtedness, the Closing Seller Transaction Expenses and Closing Cash differ from the Estimated Closing Working Capital, the Estimated Closing Indebtedness, Estimated Closing Seller Transaction Expenses or Estimated Closing Cash, respectively, then the Closing Statement shall include a statement showing, in reasonable detail, together with reasonable supporting calculations, the basis for such difference and the amount of the difference, as applicable, for each of the following: (A) Closing Working Capital relative to Estimated Closing Working Capital, (B) Closing Indebtedness relative to Estimated Closing Indebtedness, (C) Closing Seller Transaction Expenses relative to Estimated Closing Seller Transaction Expenses and (D) Closing Cash relative to Estimated Closing Cash. The Closing Statement shall be prepared in accordance with the Accounting Principles. If the Purchaser fails to deliver the Closing Statement within such ninety (90) day period (other than as a result of the lack of reasonable assistance from the Company), then (1) the Estimated Closing Working Capital shall be deemed to be the amount of the Closing Working Capital, (2) the Estimated Closing

Indebtedness shall be deemed to be the amount of the Closing Indebtedness, (3) the Estimated Closing Seller Transaction Expenses shall be deemed to be the amount of the Closing Seller Transaction Expenses, and (4) the Estimated Closing Cash shall be deemed to be the amount of the Closing Cash, and each shall be final and binding and used for purposes of calculating the adjustment pursuant to Section 1.4(f). Following delivery of the Closing Statement and ending on the fourteenth (14th) day following the delivery of the Closing Statement, the Purchaser and the Company shall provide the Seller Representative with, subject to the execution of, and compliance with, Purchaser’s standard form of confidentiality agreement, reasonable access during normal business hours upon prior written notice of at least three (3) Business Days to examine such information and documentation as may be reasonably requested by the Seller Representative for the purposes of verifying the Closing Statement and, during such period, the Purchaser shall use commercially reasonable efforts to cause the Company’s senior executive officers and all other relevant accounting and financial personnel that, in each case, were involved in preparation of the Closing Statement, to be reasonably available during normal business hours for reasonable inquiries from and discussions with the Seller Representative to the extent necessary to verify the Closing Balance Sheet and the Closing Statement; provided, however, that notwithstanding anything herein to the contrary, Purchaser shall not be obligated to provide the Seller Representative with access to such information, documentation, executive officers or personnel (a) on more than one occasion, (b) to the extent it would be materially disruptive to ordinary business operations or (c) to the extent such access or disclosure would (1) contravene any applicable Law or contract to which Parent or its Subsidiaries is a party, or (2) be expected to, in the reasonable determination of counsel, constitute or result in a loss, waiver or impairment of any attorney-client or work product privilege.

(c)  Dispute Notice. On the thirtieth (30th) day following the delivery of the Closing Statement, such Closing Statement shall become final, binding and conclusive for all purposes hereunder, unless during the thirty (30) days after the delivery of the Closing Statement the Seller Representative delivers to the Purchaser a written notice (a “Dispute Notice”) disagreeing with any of the Purchaser’s calculations set forth in the Closing Statement (each, a “Disputed Item”); provided, however, that the Dispute Notice shall include objections solely on the basis of mathematical errors or failure to adhere to the Accounting Principles or the provisions of this Agreement. Any Dispute Notice shall specify those Disputed Items with which the Seller Representative disagrees, together with a detailed written explanation of the reasons for disagreement with each such Disputed Item, and shall, to the extent practical, set forth the Seller Representative’s calculation, based on such objections, of (i) each component of the Closing Working Capital, (ii) the Closing Indebtedness, (iii) the Closing Seller Transaction Expenses and (iv) the Closing Cash. The Seller Representative shall be deemed to have agreed with all other items contained in the Closing Statement, except to the extent expressly specified in such Dispute Notice.

(d)  Resolution Period. If the Seller Representative delivers a timely Dispute Notice in accordance with Section 1.4(c), then the Purchaser, the Company and the Seller Representative shall seek in good faith to reach agreement on the Disputed Items during the thirty (30) day period following the date of such delivery (the “Resolution Period”). If the Purchaser and the Seller Representative reach agreement with respect to any or all of the Disputed Items, the

Purchaser shall revise the Closing Statement to reflect such agreement, and such revised Closing Statement shall be final and binding on the Parties to the extent of such future agreement.

(e)  Independent Accountant. If the Purchaser and the Seller Representative are unable to reach agreement on all of the Disputed Items, each of which is expressly specified in the Dispute Notice, during the Resolution Period, then the Purchaser and the Seller Representative shall jointly engage and submit the unresolved Disputed Items expressly specified in the Dispute Notice (the “Unresolved Items”) to (i) KPMG LLP, and (ii) if KPMG LLP declines to act or is not available or is not independent at such time, a nationally recognized independent accounting firm mutually agreed upon by the Purchaser and the Seller Representative in writing (the “Independent Accountant”) for a determination to resolve such Unresolved Items (it being agreed and understood that the Independent Accountant shall act as an expert and not as an arbitrator to determine such Unresolved Items (and no other matters) and shall do so based solely on presentations and information provided by the Purchaser and the Seller Representative and not by independent review). The Purchaser and the Seller Representative shall, and shall direct their respective Representatives to, use their reasonable best efforts to cooperate with the Independent Accountant and furnish to the Independent Accountant such work papers and other documents and information pertaining to the Unresolved Items as the Independent Accountant may reasonably request and respond on a timely basis to any such request, all with the intent to accurately, fairly and in good faith resolve all Unresolved Items as promptly as reasonably practicable. The Purchaser and the Seller Representative shall use their reasonable best efforts to cause the Independent Accountant to issue its written determination regarding the Unresolved Items as practicably as possible (but in any event within thirty (30) days) after such items are submitted for review. The Independent Accountant shall make a determination with respect to the Unresolved Items only and in a manner consistent with this Section 1.4 and Exhibit B attached hereto, and absent a finding by the Independent Accountant of manifest error or Fraud with respect to the Unresolved Items, in no event shall the Independent Accountant’s determination of the Unresolved Items be for an amount that is outside the range of the Purchaser’s and the Seller Representative’s disagreement (i.e., no value shall be assigned to any Unresolved Items greater than the greatest value for such Unresolved Items assigned by the Purchaser in the Closing Statement, on the one hand, or the Seller Representative in the Dispute Notice, on the other hand, or less than the smallest value for such Unresolved Items assigned by the Purchaser in the Closing Statement, on the one hand, or the Seller Representative in the Dispute Notice, on the other hand). The written determination of the Independent Accountant shall be final, binding and conclusive on the Purchaser, the Company and the Seller Representative, and the Purchaser shall revise the Closing Statement to reflect such determination upon receipt thereof. The Parties shall be entitled to have a judgment entered on such written determination in any court of competent jurisdiction as permitted by this Agreement. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 1.4 shall be the exclusive mechanism for resolving disputes regarding the Closing Statement, if any. For the avoidance of doubt, the scope of the dispute to be resolved by the Independent Accountant shall be limited to whether there were mathematical errors in the Closing Statement, and whether the amounts set forth in the Closing Statement were prepared in a manner consistent with the provisions of this Agreement. Neither the Purchaser nor the Seller Representative shall, and shall direct their respective Representatives not to, have or conduct any communication, whether written or oral, with the Independent Accountant with respect to any dispute in connection herewith without the other Party either being present (or having waived or declined its right to be present) or receiving a concurrent copy of any written communication. No Party will disclose to the Independent Accountant, and the Independent Accountant will not consider for any purpose, any settlement discussions or settlement offer made by any party, unless otherwise agreed in writing by the Seller Representative and the Purchaser. The fees, expenses and costs of the Independent Accountant in resolving a dispute shall be allocated between the Purchaser, on the one hand, and the Seller Representative (on behalf of the Sellers), on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party (e.g., if the Purchaser has taken the position that the Final Sellers’ Closing Consideration was $1,000,000 less than the Estimated Sellers’ Closing Consideration and the Seller Representative has taken the position that the Final Sellers’ Closing Consideration was $500,000 greater than the Estimated Sellers’ Closing Consideration, and the Independent Accountant finally determines that the Final Sellers’ Closing Consideration was equal to the Estimated Sellers’ Closing Consideration, then the Purchaser shall pay two thirds (2/3rds) of the fees and expenses of the Independent Accountant and the Seller Representative (on behalf of the Sellers) shall pay one third (1/3rd) of the fees and expenses of the Independent Accountant).

(f)  Final Adjustment and Payment. After the Closing Statement and the calculations therein are finally determined pursuant to Sections 1.4(c), (d) and (e), the Sellers’ Closing Consideration shall be recalculated (for the purposes of this Section 1.4(f)) using the finally determined amounts of the Working Capital Adjustment (based on the finally determined amounts of the Closing Working Capital), the Closing Indebtedness, the Closing Seller Transaction Expenses and the Closing Cash (such recalculated Sellers’ Closing Consideration being referred to herein as the “Final Sellers’ Closing Consideration”):

(i)  If (A) the Final Sellers’ Closing Consideration is equal to (B) the Estimated Sellers’ Closing Consideration paid to the Payments Account at the Closing pursuant to Section 1.3, then no further payment shall be due with respect to the Working Capital Adjustment;

(ii)  If (A) the Final Sellers’ Closing Consideration is greater than (B) the Estimated Sellers’ Closing Consideration paid to the Payments Account at the Closing pursuant to Section 1.3 (such excess of clause (A) over (B), the “Surplus”), then the Purchaser shall, within three (3) Business Days after the Closing Statement and the calculations therein are finally determined pursuant to this Section 1.4, pay (or cause to be paid) to the Sellers, by wire transfer of immediately available funds to the Payments Account, an amount equal to such Surplus; and

(iii)  If (A) the Final Sellers’ Closing Consideration is less than (B) the Estimated Sellers’ Closing Consideration paid to the Sellers at the Closing pursuant to Section 1.3 (such deficit of clause (A) relative to (B), the “Deficit”), then the Seller Representative and the Purchaser shall, within five (5) Business Days after the Closing Statement and the calculations therein are finally determined pursuant to this Section 1.4, jointly instruct the Escrow Agent in writing to pay to the Purchaser, out of the General Escrow Account, by wire transfer of immediately available funds to the account designated in writing by the Purchaser, an amount equal to such Deficit together with any interest or other income earned thereon pursuant to the terms of the Escrow Agreement.

(g)  Access to Information. The Purchaser and the Sellers shall use commercially reasonable efforts to provide (or cause to be provided) promptly to the Company, the Sellers, the Seller Representative or the Purchaser, as the case may be, all information and reasonable access to employees as shall be reasonably requested in connection with the review of the Estimated Closing Statement, the Closing Statement or the Dispute Notice, as the case may be, and shall otherwise cooperate in good faith to arrive at a final determination of the Closing Statement and the Final Sellers’ Closing Consideration.

(h)  Tax Treatment. The Parties agree that any payments made pursuant to this Section 1.4(f) shall be treated as an adjustment to the Closing Purchase Price for Tax purposes and applicable accounting and financial reporting purposes, unless otherwise required by Law.

1.5  Escrow Amount.

(a)  Upon the Closing, the Purchaser and the Seller Representative shall enter into the Escrow Agreement, in substantially the form set forth on Exhibit A attached hereto, with the Escrow Agent, which contemplates the formation of the Escrow Accounts to hold the General Escrow Amount and the Special Escrow Amount. Subject to the terms and conditions of this Agreement, at the Closing, the Purchaser shall pay (or shall cause to be paid) a portion of the Estimated Closing Purchase Price in an amount equal to the General Escrow Amount and Special Escrow Amount to the Escrow Agent for deposit into the Escrow Accounts in accordance with the Escrow Agreement.

(b)  Within five (5) Business Days following the eighteen (18) month anniversary of the Closing Date, the Purchaser and the Seller Representative shall issue joint written instructions to the Escrow Agent to release the remaining funds in the General Escrow Account that are not the subject of an unresolved claim for indemnification pursuant to ARTICLE X to the Sellers by wire transfer to the Payments Account; provided, however, that to the extent, at any point post-Closing, any amount of the NTAP Milestone Payment and/or APC Milestone Payment has been achieved and the sum of such amount plus any amount remaining in the General Escrow Account, in each case, that is not subject to any pending indemnification claims pursuant to ARTICLE X, exceeds $25,000,000, the Purchaser and the Seller Representative shall issue joint written instructions to the Escrow Agent to release such excess amount not subject to pending indemnification claims to the Sellers by wire transfer to the Payments Account; provided, however, that a release of any such excess amount shall not occur more than once prior to the eighteen (18) month anniversary of the Closing Date.

(c)  Within thirty (30) days following the date when evidence reasonably satisfactory to the Purchaser has been delivered by or on behalf of the Sellers to the Purchaser evidencing the termination of [***], the Purchaser and the Seller Representative shall issue joint written instructions to the Escrow Agent to release the remaining funds in the Special Escrow Account that are not subject to an unresolved claims for indemnification pursuant to ARTICLE X to the Sellers by wire transfer to the Payments Account.

1.6  Contingent Payments.

(a)   Contingent Payment Requirements. Subject to the set-off rights of Purchaser pursuant to Section 1.6(d), Section 9.2(c) and ARTICLE X hereof, after the Closing additional contingent payments (each, a “Contingent Payment”) may be made by the Purchaser in accordance with the provisions set forth below in this Section 1.6. The Contingent Payments consist of the Sales Contingent Payments, the NTAP Milestone Payment and the New Technology APC Milestone Payment, but only to the extent that any of such payments becomes payable in accordance with this Section 1.6:

(i)  up to $140,000,000 in the aggregate (the “Sales Contingent Payments”), to be paid incrementally in annual installments, based upon the Net Revenue (as defined below) generated from sales of the Eligible Product during a particular calendar year as follows: (x) one-and-one half (1 1⁄2) times the Net Revenue generated during the calendar year ending December 31, 2024, plus (y) eighty-five hundredths (0.85) times the Net Revenue generated during the calendar year ending December 31, 2025, plus (z) one-half (1/2) the Net Revenue generated during calendar year ending December 31, 2026 (each of such calendar years, a “Contingent Payment Year”);

(ii)  $12,500,000 (the “NTAP Milestone Payment”) if, by no later than December 31, 2024, there has been a new technology add-on payment (“NTAP”) granted by the U.S. Centers for Medicare & Medicaid Services for the Eligible Product and such NTAP has become effective (the “NTAP Milestone”); and

(iii)  (A) $12,500,000 if, by no later than January 2, 2025, there has been receipt by the Purchaser or its Affiliates of approval for the reassignment, with respect to the Eligible Product, of CPT code 0620T to a New Technology Ambulatory Payment Classification (APC) 1579 (Level 42) or higher; (B) in the event that no payment is due pursuant to subclause (A) above, $9,375,000 if, by no later than January 2, 2025, there has been receipt by the Purchaser or its Affiliates of approval for the reassignment, with respect to the Eligible Product, of CPT code 0620T to a New Technology Ambulatory Payment Classification (APC) 1578 (Level 41); provided, however, that if, by January 2, 2025, the Eligible Product subsequently receives approval for the reassignment of CPT code 0620T to a New Technology Ambulatory Payment Classification (APC) 1579 (Level 42) or higher, then an additional $3,125,000 shall be paid to Sellers; (C) in the event that no payment is due pursuant to subclauses (A) or (B) above, $6,250,000 if, by no later than January 2, 2025, Purchaser or its Affiliates receives Transitional Pass-Through Payment Status from CMS in respect to the Eligible Product and Purchaser or its Affiliates either does not receive approval for the reassignment, with respect to the Eligible Product, of CPT code 0620T to a New Technology Ambulatory Payment Classification (APC) or receives such approval below Level 41 (in the case of a payment earned pursuant to either of the foregoing subclauses (A), (B) or (C), the “New Technology APC Milestone”). A payment pursuant to one of the foregoing subclauses (A), (B) or (C) shall be referred to as the “New Technology APC Milestone Payment”). In the event that Purchaser or its Affiliates receives approval for the reassignment, with respect to the Eligible Product, of CPT code 0620T to a New Technology Ambulatory Payment Classification (APC) below Level 41 or does not receive such approval and also does not receive Transitional Pass-Through Payment Status from CMS in respect to the Eligible Product by January 2, 2025, the New Technology APC Milestone shall not be achieved and no payment is due.

Each Contingent Payment, if any, shall be made in the manner and form contemplated by Section 1.6(b). The Parties acknowledge that each Contingent Payment shall be reduced by the portion of such amount to which the Purchaser would be entitled to receive by virtue of the Purchaser’s ownership of shares of the Company, Cancelled Options and/or Virtual Share Awards immediately prior to the Closing, which amount shall be determined in accordance with the Seller Payment Allocation Principles (which allocation principles shall account for the Cancelled Option Exercise Price of each Cancelling Option Holder and the Virtual Share Payment Price of each Virtual Share Holder, in either case, to the extent not fully satisfied in connection with the payment of the Closing Consideration).

For purposes of this Section 1.6, the following definitions shall apply:

(iv)  “Net Revenue” shall mean the net revenue of Parent, its Subsidiaries, and their respective successors and Persons to whom they assign all of their rights and title in and to Eligible Products under this Section 1.6, determined on a consolidated basis in accordance with GAAP as consistently applied by Parent in connection with the preparation of Parent’s annual audited financial statements, as publicly reported, from the Sale (as defined below) of Eligible Products, and other products included within a Bundled Product (in the event of the Sale of an Eligible Product as part of a Bundled Product), after the Closing Date.

(A)  Notwithstanding anything to the contrary in this Agreement or in any financial statements prepared by Parent, or to the extent it may otherwise be required by GAAP, whenever any Eligible Product is Sold as part of a Bundled Product and all products in such Bundled Product are Sold on a “stand-alone” basis within the particular Sales Region, the “Net Revenue” for such Eligible Product resulting from such Sale of such Bundled Product shall be the product of (I) the Net Revenue recorded by Parent or its Affiliate, whichever is applicable, for such Bundled Product in such Sales Region, multiplied by (II) a fraction, the numerator of which is the Per Unit Average Selling Price of such Eligible Product Sold and the denominator of which is the sum of (x) the numerator, and (y) the aggregate Per Unit Average Selling Prices of all other products included in such Bundled Product.

(B)  Notwithstanding anything to the contrary in this Agreement or in any financial statements prepared by Parent, or to the extent it may otherwise be required by GAAP, whenever any Eligible Product is Sold as part of a Bundled Product, such Eligible Product is Sold on a “stand-alone” basis within the particular Sales Region of such Sale, and any of the other products included in such Bundled Product are not Sold on a “stand-alone” basis within such Sales Region, the “Net Revenue” for such Eligible Product resulting from such Sale of such Bundled Product shall be the product of (I) the Net Revenue recorded by Parent or its Affiliate, whichever is applicable, for such Bundled Product multiplied by (II) a fraction, the numerator of which is the Per Unit Average Selling Price of such Eligible Product Sold within such Sales Region, and the denominator of which is the sum of (x) the numerator, (y) the aggregate Per Unit Average Selling Prices within such Sales Region of all other products included in such Bundled Product that are Sold on a “stand-alone” basis within such Sales Region, and (z) the fair market prices that Parent would have charged within such Sales Region to an unrelated purchaser, on a “stand-alone” basis, for all of the other products included in such Bundled Product that are not Sold on a “stand-alone” basis within such Sales Region.

(C)  Notwithstanding anything to the contrary in this Agreement or in any financial statements prepared by Parent, or to the extent it may otherwise be required by GAAP, whenever any Eligible Product is Sold as part of a Bundled Product, such Eligible Product is not Sold on a “stand-alone” basis within the particular Sales Region of such Sale, and any of the other products included in such Bundled Product are Sold on a “stand-alone” basis within such Sales Region, the “Net Revenue” for such Eligible Product resulting from such Sale of such Bundled Product shall be the product of (I) the Net Revenue recorded by Parent or its Affiliate, whichever is applicable, for such Bundled Product multiplied by (II) a fraction, the numerator of which is the fair market price that Parent would have charged within such Sales Region to an unrelated purchaser on a “stand-alone” basis, for such Eligible Product, and the denominator of which is the sum of (x) the numerator, (y) the aggregate Per Unit Average Selling Prices within such Sales Region of all other products included in such Bundled Product that are Sold on a “stand-alone” basis within such Sales Region, and (z) the fair market prices that Parent would have charged within such Sales Region to an unrelated purchaser, on a “stand-alone” basis, for all of the other products included in such Bundled Product that are not Sold on a “stand-alone” basis within such Sales Region.

(D)  Notwithstanding anything to the contrary in this Agreement or in any financial statements prepared by Parent, or to the extent it may otherwise be required by GAAP, whenever any Eligible Product is Sold as part of a Bundled Product and none of the products included in such Bundled Product, including the Eligible Product, are sold on a “stand-alone” basis within the particular Sales Region of such Sale, the “Net Revenue” for such Eligible Product resulting from such Sale of such Bundled Product shall be the product of (i) the Net Revenue recorded by Parent or its Affiliate, whichever is applicable, for such Bundled Product multiplied by (ii) a fraction, the numerator of which is the fair market price that Parent would have charged within such Sales Region to an unrelated purchaser on a “stand-alone” basis, for such Eligible Product, and the denominator of which is the sum of (y) the numerator and (z) the sum of the fair market prices that Parent would have charged within such Sales Region to an unrelated purchaser on a “stand-alone” basis, for all of the other products included in such Bundled Product within such Sales Region.

(v)  “Eligible Product” shall mean, the device commonly referred to as the LimFlow System (including any component, iteration, derivative or functional equivalent thereof), as developed by the Company prior to the Closing and as modified by Purchaser or any of its Affiliates, including the Company, after the Closing.

(vi)  “Bundled Product” means an Eligible Product and other products that are not Eligible Products either (A) packaged together for sale or shipment as a single unit, or (B) sold together, where the purchaser is charged a single undifferentiated purchase price for such combination of products.

(vii)  “Per Unit Average Selling Price” means, with respect to any product Sold in a Sales Region (including any Eligible Product and any product included in a Bundled Product), the amount equal to (x) the total amount of annual Net Revenue of such product in such Sales Region, not including any such products that are sold as a Bundled Product, divided by (y) the total number of units of such product Sold during such year within such Sales Region, not including any such products that are sold as a Bundled Product.

(viii)  “Sale” means the commercial sale, license or other disposition for value by the Purchaser or any of its Affiliates (including any sales made in connection with any clinical trial) of an Eligible Product to third parties not affiliated with the Purchaser, the Company or any of their respective controlled Affiliates.

(ix)  “Sales Region” means, with respect to a period of time, each of the sales regions used by Parent in its financial statements as publicly reported for such period of time.

(b)  Payment of Contingent Payments.

(i)  Within thirty (30) days after the occurrence of the achievement of the NTAP Milestone or the New Technology APC Milestone pursuant to Section 1.6(a), the Purchaser shall provide notice to the Seller Representative that such milestone has been achieved (the “Milestone Achievement Notice”).

(ii)  Within five (5) Business Days of the later of (A) thirty (30) days following the delivery of a Milestone Achievement Notice and (B) eighteen (18) months after the Closing Date, the Purchaser shall pay to the Payments Account for the benefit of and to be distributed to the Sellers, the portion of the NTAP Milestone Payment or of the New Technology APC Milestone Payment, as applicable, to be paid to the Sellers; provided, however, that to the extent, at any one point in time post-Closing but prior to the later of the time periods above under subclauses (A) and (B), any amount of the NTAP Milestone Payment and/or APC Milestone Payment has been achieved and the sum of such amount, plus any amount remaining in the General Escrow Account, in each case that is not subject to any pending indemnification claims pursuant to ARTICLE X, exceeds $25,000,000, the Purchaser and the Seller Representative shall issue joint written instructions to the Escrow Agent to release such excess amount to the Sellers by wire transfer to the Payments Account.

(c)  On or prior to the sixtieth (60th) calendar day following the last calendar day of each of the calendar years ending December 31, 2024, December 31, 2025 and December 31, 2026, Purchaser shall deliver to the Seller Representative a statement (each, a “Sales Contingent Payment Statement”), setting forth the Purchaser’s good faith determination of (i) the aggregate Net Revenues of Eligible Products for such calendar year, and (ii) the applicable Sales Contingent Payment for such calendar year. On or prior to the fifth (5th) Business Day following delivery of each Sales Contingent Payment Statement, the Purchaser shall pay to the Payments Account for the benefit of and to be distributed to the Sellers the portion of the Sales Contingent Payment for such Contingent Payment Year as reflected on the Sales Contingent Payment Statement to be paid to the Sellers. Following delivery of each Sales Contingent Payment Statement, the Purchaser and the Company shall provide the Seller Representative with, subject to the execution of, and compliance with, Purchaser’s standard form of confidentiality agreement, such information and documentation relating to the calculation of the Sales Contingent Payment for such Contingent Payment Year as may be reasonably requested by the Seller Representative for purposes of reviewing such Sales Contingent Payment Statement and the Purchaser shall cause the Company’s senior executive officers and relevant accounting and financial personnel directly involved in preparing such Sales Contingent Payment Statement to be reasonably available for inquiries during normal business hours from and discussions with the Seller Representative and its Representatives for the purpose of reviewing such Sales Contingent Payment Statement for a period of fifteen (15)

days following such request; provided, however, that notwithstanding anything herein to the contrary, Purchaser shall not be obligated to provide the Seller Representative with access to such information, documentation, executive officers or personnel (x) on more than one occasion during a fiscal quarter, (y) to the extent it would be materially disruptive to ordinary business operations or (z) to the extent such access or disclosure would (1) contravene any applicable Law or contract to which Parent or its Subsidiaries is a party, or (2) be expected to, in the reasonable determination of counsel, constitute or result in a loss, waiver or impairment of any attorney-client or work product privilege. On the forty-fifth (45th) day following the delivery of each Sales Contingent Payment Statement, such Sales Contingent Payment Statement shall become final, binding and conclusive for all purposes hereunder, unless during the forty-five (45) days after the delivery of such Sales Contingent Payment Statement the Seller Representative delivers to the Purchaser a written notice (a “Contingent Payment Dispute Notice”) disagreeing with any of the Purchaser’s calculations set forth in such Sales Contingent Payment Statement. Any Contingent Payment Dispute Notice shall include a detailed written explanation of the reasons for disagreement with each such Sales Contingent Payment Statement, and shall set forth the Seller Representative’s calculation, based on such objections, of the applicable Sales Contingent Payment for such calendar year. If the Seller Representative delivers a timely Contingent Payment Dispute Notice in accordance with this Section 1.6(c), then the Purchaser shall consider in good faith, and consult with the Seller Representative regarding, any such comments made by the Seller Representative on the applicable Sales Contingent Payment during the thirty (30) day period following the date of such delivery and, to the extent the Purchaser makes any changes to the applicable Sales Contingent Payment as a result thereof, the Purchaser shall deliver an updated version of such Sales Contingent Payment. If the Purchaser and the Seller Representative reach agreement with respect to such Sales Contingent Payment, the Purchaser shall revise the Sales Contingent Payment Statement to reflect such agreement, and such revised Sales Contingent Payment Statement shall be final and binding on the Parties to the extent of such future agreement. If the Purchaser and the Seller Representative are unable to reach agreement on the Sales Contingent Payment during such thirty (30) day period, then the Purchaser and the Seller Representative shall jointly engage and submit the Unresolved Items covered by the Contingent Payment Dispute Notice to the Independent Accountant and comply with the dispute resolution procedures set forth in Section 1.4(e), as applicable. Within ten (10) Business Days after each Sales Contingent Payment is finally determined pursuant to this Section 1.6(c), the Purchaser shall pay to the Payments Account to be distributed to the Sellers the Sales Contingent Payment for such Contingent Payment Year as so finally determined, less any amounts already paid pursuant to this Section 1.6(c) with respect to such Contingent Payment Year. The determination of the Independent Accountant shall be final and binding and no further review of the Net Revenues for such Contingent Payment Year shall be made. Without limitation to the foregoing, the Purchaser and the Company shall be subject to a standard of good faith and substantively and procedurally fair dealing in connection with their obligations to calculate the Sales Contingent Payment and deliver the Sales Contingent Payment Statement for each Contingent Payment Year. For the avoidance of doubt, any right of a Seller to receive any Contingent Payments (x) does not represent any equity or ownership interest in the Company or the Purchaser, and (y) does not confer upon such Seller any rights common to stockholders of the Purchaser, including any voting or dividend rights.

(d)  Right of Setoff. Notwithstanding anything to the contrary in this Agreement, the obligation of the Purchaser to make any Contingent Payment shall be subject to the right of the Purchaser to reduce the amount of such Contingent Payment pursuant to ARTICLE X, for any Seller Transaction Expenses associated with such Contingent Payment and any portion of R&D Tax Credits distributed to Sellers for which the Company Entities or Purchaser is required to return to any Tax Authority or will likely be required to return to any Tax Authority based on a prior dispute with that Tax Authority that should apply to subsequent years.

(e)  Conduct of Business.

(i)  Following the Closing, the Company Entities and all matters relating to the Eligible Products shall be managed and operated in the Purchaser’s sole discretion and control. The Parties acknowledge that, after the Closing, Purchaser will own and control the operation of the Company Entities, and that neither Purchaser nor its Affiliates, including, after Closing, the Company Entities, owe any fiduciary duty or express or implied duty to any Seller (solely in their capacity as Sellers) or Seller Representative and that Purchaser and Parent owe a fiduciary duty to their own shareholders. Subject to the foregoing provisions of this Section 1.6(e), during the period beginning on the Closing Date and ending on the earliest of the end of the last Contingent Payment Year and the date on which the final Contingent Payment is paid, Purchaser shall, and shall cause its Subsidiaries (including the Company Entities post-Closing) to, use commercially reasonable efforts to, consistent with Purchaser’s ordinary course of conduct with respect to other products owed by Purchaser or its Affiliates which are in similar states of development and regulatory approval and similar market potential as the Eligible Products (such other products, the “Similar Products”), as relates to the Eligible Products, market and sell the Eligible Products in good faith and in a reasonable economically rational manner in those jurisdictions where the Eligible Products have been approved for sale. For purposes of determining whether or not Purchaser is complying with its obligations under this Section 1.6(e), Purchaser’s marketing and sales efforts for the Eligible Products shall be considered in the aggregate.

(ii)  During the period beginning on the Closing Date and ending on the earliest of the end of the last Contingent Payment Year and the date on which the final Contingent Payment is paid, neither the Purchaser nor any of its Affiliates (including the Company Entities post-Closing) shall (1) take or fail to take any action designed with the primary intent of circumventing, preventing, reducing or otherwise frustrating the achievement of any Contingent Payment or (2) consummate (whether in a single transaction or a series of related transactions) a sale or other disposition of any Company Entity or all or substantially all of the assets of any Company Entity to any third-party that is not an Affiliate of the Purchaser unless such third-party assumes Purchaser’s obligations pursuant to this Section 1.6.

(iii)  In addition, the Purchaser shall cause the Company Entities to maintain books and records and financial statements sufficient for the accurate determination of Net Revenue.

(iv)  During the period beginning at the Closing and ending on the last day of the final Contingent Payment Year (or, if earlier, payment of the final Contingent Payment), Purchaser shall cause the appropriate representatives of Purchaser involved in the management of sales activities for the Eligible Products to have a confidential meeting with the Seller Representative and one of the Sellers (as determined by the Seller Representative) periodically, but no less than annually, to discuss the sales activities for the Eligible Products during the preceding twelve (12) months.

(v)  During the period beginning at the Closing and ending on the last day of the final Contingent Payment Year (or, if earlier, payment of the final Contingent Payment), Purchaser shall provide a statement of Net Revenue for each fiscal quarter no later than sixty (60) days following the end of such fiscal quarter to the Seller Representative (the “Net Revenue Statement”), provided that (a) the Seller Representative shall hold the Net Revenue Statement in strict confidence and shall only share such statement with those Sellers on its Advisory Committee identified to Purchaser prior to the date hereof, or as otherwise consented to by Purchaser in writing from time to time, and Seller Representative and those Sellers on such Advisory Committee shall not share such statement with anyone including any other Sellers, provided, that Seller Representative shall be permitted to disclose information as required by Law or to advisors and representatives of the Seller Representative, in each case who have a need to know such information and such persons are subject to confidentiality obligations with respect thereto; and (b) the Sellers on such Advisory Committee each agree to be bound by and subject to the provisions of Section 7.2 in respect of such Net Revenue Statement or execute a confidentiality agreement in form and substance reasonably satisfactory to the Purchaser and consistent with Section 7.2 at or prior to the Closing.

The provisions of this Section 1.6(e) shall not be deemed to impose any obligations on Purchaser to make improvements or modifications to the Eligible Products, or otherwise develop any new technology.

(f)  Miscellaneous. Each Seller acknowledges and agrees that there is no guaranteed minimum Contingent Payment under this Agreement. Neither the Company, the Company Entities, the Purchaser nor any of their respective Affiliates makes any representation nor expresses an opinion as to the value to the Sellers of their contingent right to receive the Contingent Payments pursuant to the Agreement and this Section 1.6. The Sellers understand and agree that (A) the rights to receive any Contingent Payment shall not be represented by any form of certificate or other instrument, are not transferable, and do not constitute an equity or ownership interest in the Purchaser, the Company or any of their Affiliates, and (B) any portion of any Contingent Payment that is not paid as and when finally determined to be due in accordance with this agreement shall accrue interest at a rate per annum equal to the Federal Funds Rate plus 300 basis points.

(g)  Tax Treatment. If and to the extent a Contingent Payment is made to the Sellers, such payment shall be treated as additional consideration for the Shares and as an adjustment to the Closing Purchase Price for U.S. federal and, if applicable, foreign, state and local income Tax purposes, and interest will be imputed on such amount if and to the extent required by Sections 483 or 1274 of the Code or, if applicable, corresponding provisions of foreign, state and local income Tax Law. Absent a determination within the meaning of Section 1313(a) of the Code, for all applicable Tax purposes, no Party shall take any action or filing position inconsistent with the foregoing treatment. Each of the Contingent Payments made to holders of Cancelled Options pursuant under this Section 1.6 is intended to qualify as “transaction-based compensation” under Treas. Reg. Section 1.409A-3(i)(5)(iv).

(h)  Assignment of Obligations On Sale or Transfer of Purchaser. Purchaser shall not, directly or indirectly, sell, transfer or otherwise dispose of all or any substantial portion of the stock or assets of Purchaser unless the transferee thereof assumes all of Purchaser’s obligations under this Section 1.6.

ARTICLE II

CLOSING

2.1  Closing. The closing of the Transactions (the “Closing”) shall take place remotely on (a) the third (3rd) Business Day following the satisfaction or waiver of all of the conditions set forth in ARTICLE VIII (other than those that by their terms are to be satisfied at the Closing) or (b) such other date as is mutually agreed in writing by the Purchaser and the Company; provided, however, that in no event shall the Closing occur prior to November 9th or during the period from December 15, 2023 through January 4, 2024 without the prior written consent of the Purchaser and the Company. The date on which the Closing occurs is referred to herein as the “Closing Date” and the Closing Date will be deemed to have occurred at 12:01 a.m. on the date upon which the Closing occurs. Notwithstanding any provision to the contrary contained in this Agreement, the Purchaser hereby acknowledges and agrees that the obligation of the Purchaser to consummate the Transaction is not in any way contingent upon or otherwise subject to the Purchaser’s consummation of any financing arrangement, the Purchaser obtaining any financing or the availability, grant, provision or extension of any financing to the Purchaser.

2.2  Closing Deliverables by the Company and the Sellers. At the Closing, Company and the Sellers shall deliver, or cause to be delivered, to the Company, the Escrow Agent and the Purchaser, as applicable, the following:

(a)  a certificate, dated as of the Closing Date and signed by an officer of the Company, certifying on behalf of the Sellers that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been satisfied;

(b)  a copy of the certificate of good standing (or equivalent document) for each Company Entity from the jurisdiction of such Company Entity’s organization, dated within twenty (20) Business Days of the Closing Date;

(c)  in respect of each category of Shares held by a Seller, a share transfer form (ordre de mouvement) in respect of the Shares of that category transferred by the relevant Seller as set forth against its name in Schedule A attached hereto to the name of the Purchaser, duly executed by the relevant Seller;

(d)  four (4) duly executed and completed original copies of a reiterative deed for French transfer tax formalities purposes;

(e)  the share transfer book (registre des mouvements de titres) and the shareholders’ individual accounts (comptes d’actionnaires) of the Company which shall be up to date, complete and accurate and match Schedule A, and in which the transfer of all the Shares to the Purchaser shall have been recorded as of the Closing;

(f)  in respect of each Company Entity, pursuant to Section 6.7, the resignation of each director or corporate officer or legal representative of such Company Entity, in a form reasonably acceptable to the Purchaser;

(g)  a properly completed and executed IRS Form W-8 or W-9 from the Seller Representative and each Seller;

(h)  in relation to any Liens to which the Company or any of the Company Entities is a party and any Liens relating to the Shares (if any) to which any Seller is a party and any instruments and any covenants connected therewith (other than Permitted Liens), a discharge or release in a form agreed with the Purchaser;

(i)  the Escrow Agreement, duly executed by the Seller Representative and the Escrow Agent;

(j)  the form of General Release duly executed by each of the Sellers;

(k)  all the statutory and other books (duly written up to date) of each Company Entity and or such equivalent items in the relevant jurisdiction as are kept by such Company Entity or required to be kept by law;

(l)  The third-party consents, waivers or notices listed on Schedule 2.2(l) in a form reasonably satisfactory to the Purchaser;

(m)  Evidence of the termination of the contracts listed on Schedule 2.2(m);

(n)  Evidence reasonably satisfactory to the Purchaser that the Company has obtained (i) “tail” directors’ and officers’ liability insurance, (the “D&O Tail Policy”), and (ii) directors’ and officers’ liability and employment practices liability insurance, each in form and substance reasonably acceptable to the Purchaser; and

(o)  Copies of the Joinder, duly executed by each Exercising Options Holder and other holders of Shares, and copies of the Cancellation and Adherence Agreement, duly executed by each Cancelling Options Holder and Virtual Share Holder.

2.3  Closing Deliverables by the Purchaser. At the Closing, the Purchaser shall deliver or pay, or cause to be delivered or paid, as applicable, to the Sellers, the Seller Representative, the Escrow Agent, the Company or other payees referenced in Section 1.3, as applicable, the following:

(a)  a certificate, dated as of the Closing Date and signed by an officer of the Purchaser, certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied and certifying that the board of directors of the Purchaser has adopted resolutions or executed a written consent authorizing the execution, delivery and performance of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby;

(b)  the documents listed in Schedule 2.3(b), for the purposes of “know-your-customer”, anti-money laundering, sanction and anti-corruption regulations applicable to a certain Seller;

(c)  the Closing Payments due in accordance with Section 1.3;

(d)  the Escrow Agreement, duly executed by the Purchaser; and

(e)  four (4) duly executed and completed original copies of a reiterative deed for French transfer tax formalities purposes.

2.4  Further Deliveries. Each Party shall further execute and deliver to the relevant Parties all other documents and take all necessary measures that may be reasonably required by any other Party to carry out the transactions contemplated in the Agreement.

2.5  Simultaneous Delivery. All matters at Closing will be deemed to take place simultaneously and all documents and items delivered and payments made in connection with Closing shall be held by the recipient to the order of the person delivering them until such time as Closing takes place. Each of such actions, deliveries and payments shall be deemed to have occurred as at the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES

Except as expressly set forth on the Company Entities Disclosure Schedule, the Company hereby represents and warrants to the Purchaser as of the date of this Agreement and as of the Closing Date (except in the case of representations and warranties that are made as of a specified time, in which case such representation and warranty shall only be made as of such specified time) as follows:

3.1  Organization.

(a)  Each Company Entity is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation (if the concept of good standing exists in such jurisdiction). Each Company Entity has the requisite power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each Company Entity is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the nature of its business or the character or location of any properties or assets owned, leased, held or used by it makes such qualification or license necessary, except for those jurisdictions where the failure to be so qualified or licensed would not have, individually or in the aggregate, a Material Adverse Effect on any Company Entity. The Company has made available to the Purchaser true, correct and complete copies of each Company Entity’s Organizational Documents, each as amended and in effect as of the date hereof. Each Company

Entity’s Organizational Documents are in full force and effect and each Company Entity is not in violation of any provision of its Organizational Documents.

(b)  All returns, particulars, resolutions and other documents which each Company Entity is required by law to file with or deliver to any authority in any jurisdiction (including the French Trade and Companies Registry) have been correctly made up and filed or delivered.

(c)  All statutory books and registers of the Company Entities have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.2  Authorization. Each Company Entity has the requisite power and authority to execute and deliver each Transaction Document to which it is a party, to perform its obligations thereunder and to consummate the Transactions. The execution and delivery of the Transaction Documents to which any Company Entity is a party and the consummation of the Transactions have been duly authorized by the action on the part of such Company Entity. Each of the Transaction Documents to which a Company Entity is a party has been duly and validly executed and delivered by such Company Entity and (assuming the due authorization, execution and delivery by the other parties thereto) each such Transaction Document, when so executed and delivered, will constitute the legal, valid and binding obligation of such Company Entity, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting or relating to creditors’ rights generally and general equitable principles (the “Bankruptcy and Equity Exceptions”).

3.3  No Conflicts; Consents.

(a)  Except as set forth on Schedule 3.3(a) of the Company Entities Disclosure Schedule, and assuming the making of the filings and the receipt of the consents or waiting period terminations or expirations identified on Schedule 3.3(b) of the Company Entities Disclosure Schedule, none of the execution, delivery and performance by any Company Entity of this Agreement or the other Transaction Documents to which it is a party, nor the consummation of the Transactions by the Company Entities, requires the consent, notice or other action by any Person under, conflicts with, violates or constitutes a default (with or without notice or lapse of time, or both) under, or gives rise to a right of termination, modification, acceleration or cancellation under any provision of (i) the Company Entities’ Organizational Documents; (ii) any Law applicable to the Company Entities; or (iii) any Material Contract or material Permit to which the Company Entities are a party or by which any of its properties or assets are bound (including any Company Intellectual Property).

(b)  Except as set forth on Schedule 3.3(b) of the Company Entities Disclosure Schedule, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of the Company Entities in connection with the execution, delivery and performance by the Company Entities of any Transaction Documents to which it is a party or the consummation of the Transactions by the Company Entities.

3.4  Capitalization.

(a)  The Shares listed next to each Seller’s name in Schedule A are legally owned by such Seller, freely transferrable and free from all encumbrances. All of the Shares have been duly authorized, validly issued to the Sellers by the Company and fully paid. The Shares represent the whole and only issued and outstanding Equity Interests (capital social) of the Company on a fully diluted basis (to the exclusion of those Company shares held by the Purchaser as of the date hereof). The Company has not issued any other securities and there is no agreement for the Company to issue other Equity Interests. The Shares (A) are, as of immediately prior to the Closing, owned of record and beneficially by the Sellers, free and clear of any Liens or any other limitation or restriction, (B) were not issued in violation of any preemptive or similar rights or rights of first refusal, including any of the foregoing created by law, the bylaws or any other Organizational Documents of the Company or any agreement to which the Company is a party or by which it is bound, and (C) were issued in compliance with all applicable Laws. Upon the consummation of the Transactions, the Purchaser will acquire good and valid title to all of the Shares, free and clear of any Liens or any other limitation or restriction.

(b)  None of the Sellers is a party to any agreement pursuant to which it would be required to assign or otherwise dispose of any Shares other than pursuant to the provisions of this Agreement. All holders of Equity Interests of the Company are bound by and subject to drag-along provisions in agreements with the Company pursuant to which the Company shall be obligated to cause them to transfer their Shares to any third party that is not an existing shareholder who acquires all of the Company’s share capital or either exercise their Company Options and transfer their Shares to such purchaser or waive their right to exercise such Company Options such that the Company Options shall be cancelled at Closing, in each case, and cause such holders to be bound by and subject to the provisions of this Agreement as Sellers party hereto.

(c)  Schedule 3.4(c) of the Company Entities Disclosure Schedule sets forth, as of the date hereof, for each outstanding equity or equity-based award (including any BSA, BSPCE, Company Option, Company free shares and Virtual Share Award): the holder, applicable Company Equity Plan (as defined herein) governing the award, grant date, number of Shares subject to the award, vesting schedule, exercise price and exercise date. Except as set forth on Schedule 3.4(c) of the Company Entities Disclosure Schedule, there are no (i) outstanding subscriptions, options, warrants, non-vested free shares, profits interests units, phantom equity, virtual shares, equity appreciation rights, convertible securities, rights, calls, demands, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any capital stock or other Equity Interests of the Company Entities or (ii) voting trusts, equityholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of Equity Interests of the Company Entities, and, more generally, there is no right granted to any Person to require any of the Company Entities to issue, sell, transfer or convert any share capital and no Lien has been created in favor of any Person affecting any unissued shares or other unissued Equity Interests of any of the Company Entities. With respect to each BSA, BSPCE and Company Option, in each case, held by a U.S. tax resident, each award has an exercise price or subscription price, as applicable, equal to no less than the fair market value of the underlying Shares on the applicable grant date as determined by the board of directors of the Company in good faith.

3.5  No Subsidiaries.

(a)  Except as set forth on Schedule 3.5, no Company Entity owns, controls or otherwise holds (nor has ever owned, controlled or otherwise held), directly or indirectly, any Equity Interests or other similar interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interests or other similar interest in, any corporation, limited liability company, partnership, joint venture, other business entity or Person.

(b)  None of the Company Entities (x) has agreed to acquire, any interest of any nature in any shares, debentures or other securities of any company other than the Company Entities nor (y) has any branch, division or permanent establishment outside its country of incorporation.

3.6  Financial Statements.

(a)  The Company has made available to the Purchaser complete copies of (i) the audited balance sheet of the Company for the fiscal year ended December 31, 2022 and the separate audited statement of income of the Company for the year then ended, (ii) the unaudited balance sheets of each of the Company’s Subsidiaries for the fiscal year ended December 31, 2022 and the separate unaudited statements of income of each of the Company’s Subsidiaries for the years then ended, in each case, certified by the Company’s chief financial officer (or other comparable officer), and (iii) the separate unaudited balance sheets of the Company and each of its Subsidiaries as of August 31, 2023 and the separate unaudited statements of income of the Company and each of its Subsidiaries for the eight (8) month period then ended (the “Interim Financial Statements”), in each case, certified by the Company’s chief financial officer (or other comparable officer) (the financial statements contemplated by clauses (i), (ii) and (iii), collectively, the “Financial Statements”). The balance sheets of the Company and its Subsidiaries as of December 31, 2022 are collectively referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” The balance sheets of the Company and each of its Subsidiaries as of August 31, 2023 are collectively referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”

(b)  The Financial Statements have been prepared in accordance with applicable Laws applied on a consistent basis throughout the periods involved and with applicable accounting standards and the policies, principles and practices generally accepted and consistent therewith, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes for the periods covered thereby, none of which are, individually or in the aggregate, material. The Financial Statements fairly and accurately present in all material respects the financial condition, accounting entries and results of operations of the Company and its Subsidiaries as of the respective dates and for the respective periods indicated therein, and were derived from and prepared in accordance with the books of account and other financial records of the Company and its Subsidiaries which are, in each case, regularly maintained by the management of the Company and its Subsidiaries and, in each case in accordance with article L.123-14 of the French Commercial Code where applicable.

(c)  All accounts payable and notes payable of the Company and its Subsidiaries arose in bona fide arm’s length transactions in the ordinary course of business and no material account payable or note payable is delinquent in its payment according to its terms or, if not, is duly reserved in the Financial Statements. Since the Balance Sheet Date, the Company and its Subsidiaries have paid their respective accounts payable in the ordinary course of business and in a manner which is consistent with past practices. Except as set forth on Schedule 3.6(c) of the Company Entities Disclosure Schedule, neither the Company nor any of its Subsidiaries has any accounts payable or loans payable to any Person which is affiliated with it or any of its directors, officers, members, managers, employees or equityholders.

3.7  Undisclosed Liabilities. Except as set forth on Schedule 3.7 of the Company Entities Disclosure Schedule, the Company Entities do not have any liabilities, debts, obligations, claims against it or commitments of any nature or type (whether known or unknown, absolute, accrued or unaccrued, contingent, asserted or unasserted or otherwise) required to be disclosed in a balance sheet prepared in accordance with GAAP, except (i) those specifically disclosed, set forth on or reserved against the Interim Balance Sheet or specifically disclosed in the notes thereto, (ii) those set forth on Schedule 3.7 of the Company Entities Disclosure Schedule, and (iii) those incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and that are not, individually or in the aggregate, material (in type or amount) to the business of the Company. Additionally, the Company Entities have not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any Indebtedness or other payment obligation of any other Person.

3.8  Absence of Certain Changes. Since the Interim Balance Sheet Date, except for the Transaction, (i) there has not been any (A) Material Adverse Effect or (B) event, occurrence, change, development or circumstance that would, or would reasonably be expected to, prevent or delay the performance of this Agreement or any other Transaction Document, by any Company Entity and (ii) the business of the Company Entities have been conducted in all material respects in the ordinary course of business consistent with past practice and, except as set forth on Schedule 3.8 of the Company Entities Disclosure Schedule, there has not been any:

(a)  amendment or modification of the Company Entities’ Organizational Documents;

(b)  split, combination or reclassification of any Equity Interests of any of the Company Entities;

(c)  issue, sell, pledge, dispose of, encumber or transfer of any Equity Securities or authorization or agreement or commitment to in respect thereof of any of the Company Entities’ Equity Interests, or other agreements or commitments of any character obligating any Company Entity to issue, grant, sell or deliver any Equity Interests in any Company Entities;

(d)  declaration, set aside or payment of any dividends or distributions on or in respect of any of the Company Entities’ Equity Interests, entry into any agreement regarding the voting of the Equity Interests of the Company Entities or redemption, purchase or acquisition of any Company Entity’s outstanding Equity Interests;

(e)  change in any method of accounting or accounting practice, principle, method or procedure of the Company Entities, except as required by GAAP or applicable Law;

(f)  new, change in or revocation of any material Tax election (including without limitation, an entity classification election pursuant to Treasury Regulations Section 301.7701-3); settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes; change in any annual Tax accounting period; adoption or change in any method of Tax accounting; amendment of any income or material Tax Return; entrance into any Tax allocation, sharing or indemnity agreement or any closing agreement relating to any Tax; surrender of any right to claim a material Tax refund; consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; any change in the jurisdiction where any Company Entity is resident for Tax purposes; or enter into any Tax advance pricing agreement;

(g)  subjecting of any of the Company Entities’ material assets to a mortgage, pledge, or Lien (other than Permitted Liens), by the Company Entities, except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

(h)  sale, transfer, lease, sublease, license, mortgage, pledge or otherwise dispose of or encumber any of the tangible assets or properties of the Company Entities, except for sales of inventory in the ordinary course of business consistent with past practice (and provided that none of such actions, individually or in the aggregate, were, or would reasonably be expected to be, material to the business of the Company Entities);

(i)  (i) payment, announcement, promise or grant, whether oral or in writing, any increase in or establishment of (as applicable) any wages, base pay, fees, salaries, compensation, bonuses, incentives, deferred compensation, pensions, severance or termination payments, retirement, profit sharing, fringe benefits, equity or equity-linked awards, employee benefit plans, or any other form of compensation or benefits payable by any of the Company Entities, including without limitation, any increase or change pursuant to any Benefit Plan (except as required by any applicable Law), other than increases in compensation in an annual amount not to exceed (three percent (3%) of the applicable employee’s base salary or annualized hourly wage rate, (ii) hiring, resignation or termination (other than for cause) of any director, manager, officer or Key Employee of the Company Entities, (iii) adoption, establishment, entry into, amendment, modification or termination of any Benefit Plan (except as may be required by applicable Law or occurring in the ordinary course of business prior to the date of this Agreement) or any collective bargaining agreement or other agreement or Contract with any labor union, works council, or other labor organization, (iv) entry into any trust, annuity or insurance Contract or any action to fund or otherwise secure the payment of any compensation or benefit or (v) action to accelerate the time of vesting or payment of any compensation or benefit;

(j)  adverse change in employee relations which has or is reasonably likely to have a material effect on the productivity, the financial condition, results of operations of any of the Company Entities or the relationships between the employees of any of the Company Entities and the management of such Company Entity, including layoff or terminate employees that could result in a material liability under the WARN Act;

(k)  entry into any arrangements relating to royalty or similar payment based on the revenues, profits or sales volume of any of the Company Entities;

(l)  acquisition by merger or consolidation with, or by purchase or license or sublicense of a material or substantial portion of the assets or stock or other Equity Interests of any other business or Person;

(m)  cancellation, revision or termination of any Insurance Policies or allowance of any coverage under any Insurance Policies to lapse or fail to keep in force Insurance policies providing insurance coverage with respect to the assets, operations and activities of any Company Entity as are currently in effect;

(n)  entry into or agreement to enter into any partnership, joint venture, profit sharing, strategic cooperative relationship or similar arrangement;

(o)  termination, cancellation, renewal (other than automatic renewal), or agreement to any amendment in or waiver under any Material Contract;

(p)  initiation or engagement in, settlement or compromise, or agreement to settle or compromise, any action, suit, claim, investigation or other Legal Proceeding;

(q)  incurrence or commitment to any capital expenditures, obligations or liabilities other than in the ordinary course of business consistent with past practice and not in excess of $50,000 individually or $250,000 in the aggregate;

(r)  create, incur, assume, guarantee or otherwise became liable or obligated with respect to any Indebtedness, or made any loan or advance to, or any Investment;

(s)  cancel any Indebtedness owed to any Company Entity, except in the ordinary course of business;

(t)  payment or discharge of a material Lien or liability of any Company Entity which Lien or liability was not incurred in the ordinary course of business consistent with past practice;

(u)  entry into any transaction or Contract involving fixed price terms or fixed volume arrangements outside of the ordinary course of business consistent with past practice;

(v)  Loss, or to the Knowledge of the Company, any development that could reasonably be expected to result in a Loss of any Material Supplier, on the one hand, or any Material Customer, on the other hand;

(w)  damage, destruction or other Loss, whether or not covered by insurance, that has had, or could reasonably be expected to have, a material impact on the business, operations or financial condition of the Company Entities;

(x)  purchase, sale, assignment, transfer, license, lease, sublease, abandonment or other disposition of any Intellectual Property, other than non-exclusive licenses granted to end user customers in the ordinary course of business on the Company Entities’ unmodified standard form of customer agreement;

(y)  disclose any trade secrets (including source code for the Company Software) or other proprietary and confidential information to any Person that is not subject to any confidentiality or non-disclosure agreement;

(z)  entry into any transaction or arrangement with, or for the benefit of, any Affiliate of the Company Entities or any of the directors, former directors, officers or equityholders of any Affiliate of the Company, including forgiveness of any loans to directors, officers, employees or any of their respective affiliates;

(aa) (i) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business; (ii) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business; (iii) make any changes to cash management policies; (iv) delay or postpone the repair or maintenance of their properties; or (v) vary any inventory purchase practices in any material respect from past practices;

(bb) write up, write down or write off the book value of any assets, individually or in the aggregate, for any Company Entity taken as a whole, in excess of $50,000, except for depreciation and amortization in accordance with GAAP consistently applied;

(cc) take any action for the winding up, liquidation, dissolution or reorganization of the Company or any Company Subsidiary or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of its assets or revenues;

(dd) expand the nature or scope of its business outside the ordinary course of business, including with respect to countries, sales practices, distributors, agents and countries;

(ee) modify or request the modification of any administrative authorization required for the conduct of its business as currently conducted, for its financing needs or for the holding and use of its assets, as currently held or used; or

(ff) any agreement or commitment by any Company Entity to do any of the foregoing, or any action or omission by any Company Entity that would result in any of the foregoing.

3.9  Material Contracts.

(a)  Schedule 3.9(a) of the Company Entities Disclosure Schedule sets forth a list of the following subsisting Contracts as of the date hereof to which any Company Entity is a party to or by which it is bound (collectively, the “Material Contracts”):

(i)  Contracts with each current officer, director, or current employee of any Company Entity, who receives annual base cash compensation (excluding bonus and other benefits) in excess of $100,000;

(ii)  collective bargaining Contracts or Contracts with any labor organization, union, works council, or association to which any Company Entity is a party;

(iii)  Contracts with any officer, director, employee, consultant or equityholder of any Company Entity (other than Contracts covered by clause (i) above);

(iv)  Contracts with any employee of any Company Entity that provide for severance, termination or similar payments (other than Contracts covered by clause (i) above) or change in control, retention, or similar payments contingent upon or triggered by the consummation of the Transactions;

(v)  Contracts relating to any completed business acquisition by any Company Entity under which any Company Entity has any outstanding obligations, rights, or liabilities;

(vi)  to the extent not otherwise disclosed pursuant to this Section 3.9(a), Contracts for or relating to the incurrence, guaranty or existence of any of the items set forth in clauses (a), (b) or (c) of the definition of Indebtedness (including guarantees thereof), or the making of any material loans to another Person, other than as may be among the Company Entities;

(vii)  Contracts which involve payment of more than $50,000 in the aggregate for any individual Contract for fiscal year 2022, or that are expected to involve the payment of more than $50,000 in the aggregate for any individual Contract for fiscal year 2022, in each case, that are not terminable by any Company Entity without penalty on sixty (60) days’ or less notice;

(viii) other than as expressly provided for in the authorized annual budget of the Company provided to the Purchaser prior to the date of this Agreement or as otherwise consented to by Purchaser in advance, each Contract requiring capital expenditures or the acquisition of fixed assets, in any case involving future payments by any Company Entities in excess of $50,000, individually or in the aggregate;

(ix)  Contracts (A) containing covenants of any Company Entity prohibiting or limiting the right of any Company Entity to compete in any line of business, including development, marketing, sale or distribution, or prohibiting or restricting its ability to conduct business in any line of business with any Person in any geographic area (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the products or services offered by any Company Entity), (B) that provides for “most favored customer” terms or similar terms (including such terms for pricing) or (C) with minimum purchase requirements;

(x)  Contracts that include a royalty, dividend or similar arrangement based on the revenues or profits of any Company Entity or any Contracts involving fixed price or fixed volume arrangements that would reasonably be expected to materially impact any Company Entity;

(xi)  Any lease, sublease or similar Contract with any Person under which any Company Entity (A) is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by any Company

Entity, in any such case in the foregoing clause (A) or in this clause (B) which has an aggregate future liability or receivable, as the case may be, in excess of $50,000;

(xii) Contracts to which any Company Entity is a party, or by which any Company Entity is otherwise bound, that: (A) (I) grant rights in Software that is accessed by (e.g., running on a hosted or third-party service, etc.), incorporated or integrated into, or bundled with any Company Offerings or under which a Person has granted or agreed to grant to any Company Entity any license, covenant, release, immunity or other right with respect to Intellectual Property that are, or are purported to be, embodied in any Company Offerings, or are otherwise material to any Company Entity; (II) grant rights in Software used by any Company Entity to support development or compilation of any Company Offerings; or (III) relate to Software used in the IT Systems of any Company Entity, but excluding (for listing purposes only) (x) Open Source Software licenses, and (y) non-exclusive licenses to third-party Software that are not incorporated into or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Company Offering and that do not involve payments of amounts in excess of $10,000 and are not otherwise material to any Company Entity’s business; (B) grant a license or interest (including any covenant, release, immunity or other right) in any Owned Intellectual Property; or (C) relate to the acquisition, transfer, use, development, sharing or license or grant of any other right in any material Intellectual Property (including any covenant, release, immunity or other right), excluding (for listing purposes only) Contracts with employees entered into in the ordinary course of business assigning Intellectual Property developed by such employees in the course of their employment to a Company Entity;

(xiii)  Contracts for joint ventures or similar partnerships or business arrangements with another Person or business;

(xiv) Government Contracts;

(xv)  Real Property Leases;

(xvi) Contracts with any Material Customer or Material Supplier;

(xvii) Contracts between or among any Company Entity, on the one hand, and the Sellers or any Affiliate of the Sellers (other than those Contracts among any Company Entity ), on the other hand;

(xviii) Contracts granting a power of attorney, revocable or irrevocable, to any Person for any purpose whatsoever;

(xix)  Contracts granting a right of first refusal, first offer or similar preferential right to purchase or acquire Equity Interests in any Company Entity; and

(xx) Contracts not captured by the preceding clauses (i) through (xix) the performance of which involves payment by or to any Company Entity of consideration in excess of $50,000 over the term of such Contract and which cannot be canceled by notice of sixty (60) days or fewer.

(b)  As of the date hereof, the Company Entities have delivered or made available to the Purchaser a true, correct complete and accurate copy of each Material Contract (including any amendments or modifications thereto). Except as set forth on Schedule 3.9(b) of the Company Entities Disclosure Schedule, each Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of the respective Company Entity, and, to the Knowledge of the Company, of the other party or parties thereto. As of the date hereof, (i) the Company Entities have performed in all material respects all obligations required to be performed by it to date under each of the Material Contracts, (ii) no Company Entity is in breach of, or material default under (with or without the lapse of time or the giving of notice, or both), any Material Contract to which it is a party, and (iii) to the Knowledge of the Company, no other party to any of the Material Contracts is in breach or material default under any Material Contract. To the Knowledge of the Company, no event has occurred as of the Closing Date which, individually or in the aggregate with other events, would, with the passage of time, reasonably be expected to result in a breach or material default under any Material Contract. No Company Entity has received any written notice of any condition which (with or without the lapse of time or the giving or notice, or both) would (A) cause any such breach or default under any Material Contract, (B) give any Person the right to declare a default under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any grant or rights or other obligation under any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound. To the Knowledge of the Company, no counterparty to any Material Contract is planning to terminate, not renew or otherwise cease to perform such counterparty’s obligations under any Material Contract.

3.10  Title to Assets.

(a)  The Company Entities have good and valid title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all real and tangible personal property (i) reflected in the Financial Statements or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice and (ii) necessary to conduct the business and operations of any Company Entity as currently conducted and as contemplated to be conducted. All such properties and assets are free and clear of any Liens, other than Permitted Liens.

(b)  The equipment, furniture, machinery, structures, fixtures and other tangible property of the Company Entities (collectively, the “Tangible Company Properties”) are adequate for the uses to which they are being put, have no material defects, are in good operating condition, and have been reasonably maintained consistent with normal industry standards, except for (i) ordinary wear and tear and (ii) such Tangible Company Properties as shall have been taken out of service on a temporary basis for repairs or replacement in the ordinary course of business consistent with past practices.

3.11  Real Property.

(a)  The Company Entities do not own, and have never owned, any real property.

(b)  Schedule 3.11(b) of the Company Entities Disclosure Schedule sets forth a list of all leases, subleases and occupancy agreements of real property (the “Real Property”) pursuant to which a Company Entity is the lessee, sublessee, sublessor, or party to such agreement (individually, a “Real Property Lease”), including the street address of the applicable Real Property, the date of and legal name of each of the parties to such lease, sublease, license, sublicense or other Contract, and each amendment, modification or supplement thereto. With respect to each Real Property Lease and the Real Property related thereto, (i) to the Knowledge of the Company, all work required to be performed under such Real Property Lease by the landlord thereunder or by such Company Entity, as applicable, has been performed, and to the extent that such Company Entity is responsible for the payment of such work, has been fully paid for whether directly to the contractor performing such work or to the landlord as reimbursement therefor, (ii) no Company Entity has assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Real Property Lease or the Real Property related thereto or any interest therein, (iii) no Company Entity has received any written notice of any pending or threatened condemnation proceedings in connection with any parcel of Real Property and, to the Knowledge of the Company, no eminent domain or condemnation action is pending or threatened, (iv) the Company Entities’ current use of the Real Property does not violate in any material respect any restrictive covenant of record that affects any of the Real Property, (v) to the Knowledge of the Company, no Company Entity has received any notice of a nonconforming use under or a violation of any applicable building, zoning, subdivision and other land use or similar Laws, regulations and ordinances with respect to any Real Property and (vi) the applicable Company Entity has a good and valid leasehold interest in each parcel of real property that is subject to such Real Property Lease and is in possession of the properties purported to be leased or licensed under such Real Property Lease. The Company Entities enjoy peaceful and undisturbed possession of, all Real Property, free and clear of all Liens, other than Permitted Liens.

3.12  Intellectual Property.

(a)  Registered and Unregistered IP. Schedule 3.12(a) of the Company Entities Disclosure Schedule sets forth a list and description of all (i) Registered Company Intellectual Property and (ii) all material unregistered Marks included in the Owned Intellectual Property, including for each item of Registered Company Intellectual Property (A) the record owner of such item, and, if different, the legal owner and beneficial owner of such item, (B) the jurisdiction in which such item is issued, registered or pending, and (C) the issuance, registration or application date and number of such item. All granted Registered Company Intellectual Property is currently in full force and effect, and all necessary fees and filings with respect to all Registered Company Intellectual Property have been timely submitted to the relevant Governmental Authorities and Domain Name registrars to maintain such Registered Company Intellectual Property in full force and effect. No Registered Company Intellectual Property has been or is now involved in any interference, reissue, re-examination, inter-partes review, post-grant review, or opposition proceeding. The Owned Intellectual Property, including all Registered Company Intellectual Property, covering the Current Company Offerings, is valid (other than any pending application), subsisting and, to the Knowledge of the Company, enforceable. No Registered Company Intellectual Property has ever been found invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, except for claims rejected or refused in connection with the prosecution of any Registered Company Intellectual Property. No issuance or registration obtained and no application filed by any Company Entity for any Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where any Company Entity has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application.

(b)  Ownership and Sufficiency of IP. The Company Entities are the sole and exclusive owners of all right, title and interest in and to all Owned Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens). To the Knowledge of the Company, the Company Entities have valid rights (pursuant to valid and enforceable Intellectual Property Licenses) to use, sell, license and otherwise exploit, as the case may be, all other Company Intellectual Property as the same is used, sold, licensed and otherwise exploited by any Company Entity in its businesses as currently conducted and as currently proposed to be conducted, free and clear of all Liens (other than Permitted Liens). The Company Intellectual Property comprises all of the Intellectual Property used or held for use in connection with the operation of the business of the Company Entities as currently conducted and, to the Knowledge of the Company, as currently proposed to be conducted, and there is no other Intellectual Property that is material to or necessary for the operation of the business of the Company Entities as currently conducted and, to the Knowledge of the Company, as currently proposed to be conducted. Notwithstanding the foregoing, this Section 3.12(b) does not constitute a representation or warranty regarding the non-infringement by the Company, any Company Entity, the business of any Company Entity or any Company Offering of any Intellectual Property rights of any Person. Except as set forth on Schedule 3.12(b), the Owned Intellectual Property is freely licensable to any Person, without any obligation that any Company Entity to pay an additional fee to or obtain the consent of any Person. The Company Entities possess and have valid, irrevocable and continuing rights to all Technology that is necessary to make or have made the Current Company Offerings and, to the Knowledge of the Company, any other Company Offerings.

(c)  Employee and Developer IP Agreements. Each Person who is or was involved in the creation or development of any portion of, or would otherwise have rights in or to, any Owned Intellectual Property developed on behalf of or otherwise intended to be owned by any Company Entity has executed a valid and enforceable written agreement with such Company Entity that assigns to such Company Entity all rights, title and interest in and to any and all such Intellectual Property and includes waiver of such Person’s moral rights in any and all such Intellectual Property (to the extent applicable under applicable Law) and, to the Knowledge of the Company, such assignment is valid and enforceable as of the date hereof (“IP Assignment Agreement”), and all Intellectual Property in such Person’s contribution is owned exclusively by such Company Entity. No current or former equityholder, officer, director, or, the Knowledge of the Company, employee of any Company Entity has any claim, right (whether or not currently exercisable), or ownership interest in any Company Intellectual Property or has excluded any material Intellectual Property from his or her IP Assignment Agreement. Each Person who has been named as an inventor on any patent owned by, or pending patent application by, any Company Entity for any device, process, design or invention of any kind now used by the Company Entities in the furtherance of their businesses has assigned such patent or patent application to a Company Entity pursuant to an IP Assignment Agreement. To the Knowledge of the Company, no employee of any Company Entity is in breach of any contract with any former employer or other Person concerning Intellectual Property or confidentiality due to his or her activities as an employee of such Company Entity. All suppliers, manufacturers, distributors and other Persons (other than Company Entity employees) who have developed any Owned Intellectual Property (including any tooling, processing, manufacturing, knowhow or other Trade Secrets owned, intended to be owned, or purported to be owned by any Company Entity) have executed IP Assignment Agreements. The consummation of the Transaction will not conflict with or result in the loss, forfeiture or impairment of any right of any Company Entity to own, use, practice, make, have made, or otherwise exploit any Intellectual Property created or developed pursuant to or in connection with any such Contract.

(d)  Non-Infringement of Third-Party Intellectual Property. Except as set forth on Schedule 3.12(d) of the Company Entities Disclosure Schedule, to the Knowledge of the Company, (i) the operation of the business of the Company Entities as currently conducted, (ii) the Owned Intellectual Property and (iii) the Company Offerings, in each case, do not infringe, misappropriate, or violate, and have not in the past infringed, misappropriated or violated, any valid and enforceable Intellectual Property of any Person. No written claim for any such infringement, misappropriation or other violation of third party owned Intellectual Property, and no written claim challenging the ownership, use, validity or enforceability of any Owned Intellectual Property, is pending in any court or has been threatened against any Company Entity. With respect to any third-party Software used by the Company Entities, the Company Entities have, in accordance with each applicable third-party’s Software licensing requirements, obtained the appropriate number of licenses to use such Software in the operation of the business as currently conducted and as currently proposed to be conducted. Other than in the ordinary course of business in connection with a license granted by or to a Company Entity or under statutory provisions with respect to employee inventors, no Company Entity has an obligation to compensate any Person for the use of any Intellectual Property, there are no settlements, covenants not to sue, consents, judgments, or other Orders or similar obligations that: (I) restrict the rights of any Company Entity to use any Owned Intellectual Property in any manner, (II) restrict the business of the Company in order to accommodate any third-party’s Intellectual Property, or (III) permit third parties to use the Owned Intellectual Property, and, to the Knowledge of the Company, no Company Entity has a valid obligation to compensate any Person for the use of any Intellectual Property.

(e)  No Infringement of Company Intellectual Property. Except as set forth on Schedule 3.12(e) of the Company Entities Disclosure Schedule, (i) to the Knowledge of the Company, no third-party is infringing, misappropriating or otherwise violating any Owned Intellectual Property or any Company Entity’s rights therein or thereto, (ii) no Company Entity has or delivered to any Person written notice of a claim for any such actual, alleged, or suspected infringement, misappropriation or other violation, and (iii) other than in the ordinary course of business in connection with customer agreements substantially the same as standard forms of agreement which have been provided to Buyer prior to the date hereof, no Company Entity has entered into any Contract to indemnify any Person against any claim of infringement, misappropriation, misuse, dilution or violation of any Intellectual Property of any other Person.

(f)  Protection of Trade Secrets. The Company Entities have taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned, used or held for use by any Company Entity in its business (collectively, the “Company Trade Secrets”) and any confidential information owned by any Person to whom any Company Entity has a confidentiality obligation. No Trade Secret included in the Owned Intellectual Property and no Trade Secret of any other Person material to the business of any Company Entity has been authorized to be disclosed or, to the Knowledge of the Company, has been actually disclosed by any Company Entity to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use thereof. Each employee, consultant and contractor of the Company Entities and any other Person with access to any Company Trade Secrets has entered into a written non-disclosure Contract with such Company Entity in a form made available to the Purchaser prior to the date hereof, and, to the Knowledge of the Company, there has not been any breach by any party to such non-disclosure Contracts of any such non-disclosure Contracts.

(g)  Company Software. None of the Source Code for Software owned by or developed specifically for any Company Entity (“Company Software”) has been licensed or provided to, or used or accessed by, any Person other than employees, consultants and contractors of the Company Entities that are subject to written confidentiality obligations with respect to such Source Code or related materials. No Company Entity is a party to any Source Code escrow Contract or any other Contract (or a party to any Contract obligating any Company Entity to enter into a Source Code escrow Contract or other Contract) requiring the deposit of any Source Code or related materials for any Company Software. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any Source Code for any Company Offering or Owned Intellectual Property to any other Person who is not, as of the date of this Agreement, an employee, contractor, or consultant of a Company Entity. The Company Software and Company Offerings perform in all material respects in accordance with the applicable specifications therefor and are free from any defect, bug, virus, malicious code, or programming, design or documentation error that would have a material effect on the operation or use of the Company Software or Company Offerings.

(h)  Open Source Software. Schedule 3.12(g) of the Company Entities Disclosure Schedule lists all Open Source Software incorporated into, linked, distributed or provided with, or used to develop, distribute or provide, the Company Software or Company Offerings, and describes the manner in which such Open Source Software was used (such description shall include whether, and if so, how, the Open Source Software was modified or distributed by the a Company Entity). The Company Entities are in material compliance with the terms and conditions of all licenses for Open Source Software used by any Company Entity. None of the Company Entities have: (i) incorporated Open Source Software into, or combined or linked Open Source Software with, the Company Software or Company Offerings; (ii) distributed Open Source Software in conjunction with any Company Software or Company Offerings; or (iii) used Open Source Software to develop, distribute or provide the Company Software or Company Offerings, in such a way that, with respect to the foregoing clause (i), (ii) or (iii): (A) creates, or purports to create any obligation for any Company Entity with respect to any Owned Intellectual Property (other than the underlying Open Source Software); (B) revokes, or purports to revoke, the license of any Intellectual Property embodied by the Open Source Software if any of the Company Entities assert any Intellectual Property owned by a Company Entity against any Person; or (C) grants, or purports to grant, to any third-party, any rights or immunities under any Owned Intellectual Property (including using any Open Source Software with respect to the foregoing clause (i), (ii) or (iii) that require, as a condition of use, modification or distribution of such Open

Source Software that other Software incorporated into, derived from or distributed with such Open Source Software be (1) disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, or (3) be redistributable at no charge).

(i)  Malicious Code. To the Company’s Knowledge, the Company Offerings do not contain any “virus”, “worm”, “time bomb”, “vulnerability”, “key-lock”, “back door”, “drop dead device”, “Trojan horse”, “spyware”, or “adware” (as such terms are commonly understood in the Software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Company Entities implement measures in all material respects consistent with industry standards designed to prevent the introduction of Malicious Code into the Company Software and Company Offerings, including firewall protections and regular virus scans.

(j)  Funding Sources. Except as set forth on Schedule 3.12(j) of the Company Entities Disclosure Schedule, (A) no government funding, facilities or personnel of any university, college, other educational institution or research center or funding from governmental or academic third parties were used in the development of Owned Intellectual Property; and (B) no current or former employee, consultant or contractor of any Company Entity that contributed to the creation or development of any Owned Intellectual Property has performed any services for any government or any university, college, other educational institution or research center during a period of time during which such employee, consultant or contractor was also performing services for any Company Entity in a manner that, to the Knowledge of the Company, may give rise to any Intellectual Property ownership claims by such government, university, college, or other educational institution or research center with respect to any of the Owned Intellectual Property.

(k)  Effect of Transaction. The consummation of the Transactions will not conflict with or result in the loss, forfeiture or impairment of any right of any Company Entity to own, use, practice or otherwise exploit any Company Intellectual Property. Neither this Agreement nor any Transaction will result in the grant by any Company Entity to any Person of any ownership interest or other right with respect to any Company Intellectual Property or any Intellectual Property owned or licensed by the Purchaser or any of its Affiliates pursuant to any Contract to which any Company Entity is a party or by which any assets or properties of any Company Entity is bound.

(l)  IT Systems. The computer systems, Software, servers, network equipment and other computer hardware and information technology equipment owned, leased or licensed by any Company Entity (collectively, the “IT Systems”) (i) are adequate and sufficient for such Company Entity as currently operated and (ii) do not contain any Malicious Code. The Company Entities (A) have taken reasonable measures to preserve and maintain the performance, security and integrity of the IT Systems (and all software, information or data stored thereon), and (B) maintains reasonable documentation regarding all IT Systems, their methods of operation and their support and maintenance. During the past five (5) years there has been no failure with respect to any IT Systems that has had a material effect on the operations of any Company Entity and, to the Knowledge of the Company, there has been no unauthorized access to or use of any IT Systems.

The Company Entities have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case, consistent with applicable Law and generally accepted industry standards applicable to the industry in which the Company Entities operate.

3.13  Data Privacy and Security.

(a)  The Company Entities complied and are in compliance in all material respects with all Privacy Commitments. The Company Entities have implemented and maintained appropriate physical, technical and organizational security measures to prevent the unlawful Processing of Personal Information and unauthorized access, accidental loss or destruction of or damage to Personal Information in their respective control.

(b)  No Company Entity has received any written notice from any Governmental Authority or any Person alleging that any Company Entity is or has been in breach of any Privacy Commitment or seeking to limit its use of Personal Information and, to the Knowledge of the Company, no such breach has occurred within the applicable statute of limitations for a claim arising out of such a breach. No Company Entity has received a written request, complaint or objection to its collection or use of Personal Information from any Governmental Authority or any Person.

(c)  The Company Entities have at all times made all disclosures to and obtained consents from third Persons (or otherwise have an appropriate legal basis) required by applicable Privacy Laws prior to the Processing of any Personal Information from such Persons and none of such disclosures made or contained in any Privacy Policy of a Company Entity or in any such materials has been inaccurate, misleading, or deceptive or in violation of any applicable Privacy Laws, including by omission. No action is pending and, to the Knowledge of the Company, no Person has threatened to commence any action concerning any claim that any Company Entity has violated any Privacy Commitment in connection with, or relating to, any Personal Information or the Processing of Personal information by any Company Entity.

(d)  The execution, delivery and performance of this Agreement and the Transactions comply, and will comply, in all material respects, with all Privacy Commitments. Following the Closing Date, the Company Entities will continue to be permitted to collect, store, use and disclose Personal Information held by the Company Entities on terms substantially similar to those in effect as of the date of this Agreement and to the same extent the Company Entities would have been able to had the Transactions not occurred.

(e)  No Company Entity and, to the Knowledge of the Company, no Personal Information Processor, has experienced any material unauthorized access to, deletion or other misuse of, any Personal Information in its possession or control (a “Security Incident”) or made or been required to make any disclosure, notification or take any other action under any applicable Privacy Laws in connection with any Security Incident.

(f)  The Company Entities have established and maintain appropriate technical, physical, administrative and organizational policies, measures and security systems and technologies consistent with industry standards and in compliance with data security requirements under applicable Privacy Laws that ensure that Company Data is protected against unauthorized access, use, modification, disclosure, misuse, or accidental or unlawful Processing. The Company Entities have not received any written complaint, proceeding, investigation (formal or informal) or claim against, any Company Entity, by any private party, data protection authority, the Federal Trade Commission, or any other Governmental Authority, foreign or domestic, with respect to the collection, use, retention, disclosure, transfer, storage, security, disposal, or other Processing of Company Data. There has been no unauthorized Processing of any Company Data and no event or circumstance has occurred or arisen in which Privacy Laws would require any Company Entity to notify a Governmental Authority of a data security breach, security incident or violation of any data security policy.

3.14  Legal Proceedings; Orders. Except as set forth on Schedule 3.14 of the Company Entities Disclosure Schedule, (a) there are, and since January 1, 2018 have been, no Legal Proceedings pending or, to the Knowledge of the Company, threatened, against, or otherwise affecting, any Company Entity or any of the Company Entities’ properties or assets, and (b) there are no outstanding Orders against any Company Entity, in each of the foregoing cases which (i) could, individually or in the aggregate, result in (A) Losses or other liabilities to any Company Entity in excess of $50,000 or (B) injunctive relief ordered against any Company Entity or (ii) challenges or seeks to prevent, enjoin or otherwise delay or adversely affect the Transactions. None of the assets of the Company Entities is subject to any Order that (I) does, or could reasonably be likely to, materially impair any Company Entity’s ability to operate its business in the ordinary course consistent with past practice following the Closing or (II) would affect the legality, validity or enforceability of this Agreement or any other Transaction Document to which any Company Entity is a party or the consummation of the Transactions. The Company Entities do not have any claims or other Legal Proceedings or Orders against any of the Sellers or their respective Affiliates. None of the Company Entities or any manager, director, officer, Key Employee or member or other equityholder of the Company Entities, in his or her or its capacity as such, is, to the Knowledge of the Company, a party to or in default with respect to any Order of any court, commission, board or other Governmental Authority.

3.15  Compliance with Laws; Permits.

(a)  (i) The Company Entities are, and for the last three (3) years have been, in compliance with all Laws or Orders applicable to their respective businesses, properties, assets and/or operations in all material respects; (ii) no Company Entity has received any written (or to the Knowledge of the Company, oral) notice of, or been charged by, a Governmental Authority asserting or alleging any violation of any applicable Law or Order; (iii) no Company Entity is, nor has been, the subject of any pending or, to the Knowledge of the Company, threatened investigation or action of, or by, any Governmental Authority with respect to any actual or alleged violation of or non-compliance with any Law or Order; (iv) no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) (A) would constitute or result in a violation by any Company Entity of, or a failure on the part of any Company Entity to comply in any material respect with, any Law or Order or (B) would give rise to any obligation on the part of any Company Entity to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and (v) since January 1, 2020, no Company Entity has entered into or been subject to any Order with respect to any aspect of the business, affairs, properties or assets of such Company Entity or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any Governmental Authority or other regulatory agency with respect to any aspect of the business, affairs, properties or assets of such Company Entity.

(b)  None of the members, managers, officers or directors of any Company Entity since January 1, 2020 has been (i) subject to voluntary or involuntary petition under the federal bankruptcy Laws or any state insolvency Law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any Order (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on his or her, engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities or unfair trade practices law, which such judgment, finding or other Order has not been subsequently reversed, suspended, or vacated.

(c)  Schedule 3.15(c) of the Company Entities Disclosure Schedule sets forth each material Permit obtained by the Company Entities. The Company Entities possess all Permits which are required for the conduct and operation of the business of the Company Entities as presently conducted in the ordinary course of business consistent with past practice, except where the failure to hold such Permit would not reasonably be expected to be material to the Company Entities, taken as a whole. No suspension, cancellation or termination of any such Permits is pending or to the Knowledge of the Company, threatened or imminent. Each such Permit is valid, binding and in full force and effect. To the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation of any term, condition or provision of any material Permit to which any Company Entity is a party.

(d)  Since January 1, 2018, no Company Entity has, directly or indirectly, offered or given, and to the Knowledge of the Company, no Person has offered or given on their behalf with respect to the business or operations of the Company Entities, anything of value to: (i) any official or member of a Governmental Authority, any political party or official thereof, or any candidate for political office; (ii) any member of any government; or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any member of such government or candidate for political office, in each case, with the intent of obtaining any improper advantage, affecting or influencing any act or decision of any such Person, assisting any Company Entity in obtaining or retaining business for, or with, or directing business to, any Person, or constituting a bribe, kickback or illegal or improper payment to assist any Company Entity in obtaining or retaining business, or taken any other action in violation of, where applicable, the anti-bribery provisions of the FCPA, the U.K. Bribery Act 2010, or other Laws by other countries implementing the Organization for Economic Co-operation and Development Convention on Combating Bribery of Foreign Officials or other applicable anti-corruption, anti-bribery, recordkeeping and internal controls Laws. No Company Entity has been notified in writing that it is subject to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws. In addition, no Company Entity, nor any of their respective officers or directors, has, directly or indirectly, since January 1, 2018: (a) violated, aided and abetted the violation of, or conspired to violate any applicable AML Laws or Anti-Corruption Laws; or (b) (i) breached any Sanctions or (ii) engaged in any direct or knowingly indirect business, activities, dealings or transactions, with or for the benefit of any Sanctioned Country. No Company Entity has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any AML Law or Anti-Corruption Law. No Company Entity has received any written notice, request or citation for any actual or potential noncompliance with any AML Law or Anti-Corruption Law. Each Company Entity has taken steps and established policies, procedures and internal financial controls reasonably designed to ensure compliance with applicable AML Laws and Anti-Corruption Laws.

3.16  Environmental Matters. No Company Entity has released, generated, manufactured, transported, treated, stored or disposed of any Hazardous Substances except in a manner that has not resulted, nor would reasonably be expected to result, in any material violation of any Environmental Law or that will otherwise require reporting, investigation, cleanup or remediation of any kind under any applicable Environmental Law. There are no underground storage tanks, landfills, waste disposal areas, wastewater surface impoundments or lagoons, asbestos, or polychlorinated biphenyls on, at, or under any of the Real Property. No Company Entity is a party to any Contract pursuant to which any Company Entity is obligated to indemnify any other Person for violations of Environmental Laws by such other Person or any claim related thereto. The Company does not possess any material environmental assessments, reports, or audits in its possession or control that relate to the Company Entities’ compliance with Environmental Laws or the environmental condition of the Real Property.

3.17  Labor Matters.

(a)  No Company Entity is or has at any time been bound by any collective bargaining or similar agreement with respect to its employees, except for the Company which is bound by the national industry-wide collective bargaining agreement of companies manufacturing and selling pharmaceutical, pharmaceutical and veterinary products dated June 1, 1989, as amended. There is no labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption pending or, to the Knowledge of the Company, threatened against any Company Entity, and no Company Entity has experienced any such labor strike, work stoppage, picketing, lockout, walkout or other organized work interruption during the past three years. There are no labor unions or other organizations representing, purporting to represent and, to the Knowledge of the Company, no union organization campaign is in progress with respect to, any employees of any Company Entity. There are no (i) unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority, or (ii) material grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees.

(b)  The Company Entities are in material compliance with all applicable laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters. No Company Entity is a party to, or otherwise bound by, any consent decree with, or citation any Governmental Authority relating to employees or employment practices. Each Company Entity has properly classified all of their service providers as employees or independent contractors and, where applicable, as exempt or non-exempt for all purposes.

(c)  (i) Each Company Entity has paid in full to all of its employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; and (ii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any Governmental Authority with respect to any Persons currently or formerly employed by any Company Entity.

(d)  During the three years prior to the date of this Agreement, no Company Entity has engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Company Entity.

(e)  There are no material liabilities, whether contingent or absolute, of any Company Entity relating to workers’ compensation benefits that are not (i) fully insured against by a bona fide third-party insurance carrier or (ii) properly reflected on the Financial Statements. With respect to each Benefit Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

(f)  Schedule 3.17(f) of the Company Entities Disclosure Schedule contains a true, correct and complete list of the names and current annual salary rates or current hourly wages, as applicable, employer, bonus opportunity, hire date, accrued vacation and paid-time-off, principal work location and leave status of all present employees of the Company Entities and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative, or professional position. No executive or key employee of the Company Entity, has informed any Company Entity (whether orally or in writing) of any plan to terminate employment with or services for any Company Entity, and, to the Knowledge of the Company, no such Person or Persons has any plans to terminate employment with or services for any Company Entity.

(g)  Schedule 3.17(g) of the Company Entities Disclosure Schedule contains a list of all independent contractors or consultants currently engaged by any Company Entity, along with the position, date of retention and rate of remuneration for each such Person. Except as set forth on Schedule 3.17(g) of the Company Entities Disclosure Schedule, the Company Entities do not engage or retain any independent contractors or consultants. Each such independent contractor, consultant, agent or agency employee has entered into customary covenants regarding confidentiality, non-competition and assignment of intellectual property in such Person’s agreement with the applicable Company Entity, a copy of which has been previously delivered to Purchaser.

(h)  The Company has not used the services of any temporary employees or “leased employees” (within the meaning of Section 414(n) of the Code or any similar foreign Law).

(i)  In the past three (3) years, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the Knowledge of the Company, threatened to be made against or involving any current or former officer, director or other employee at the level of Director or above by any current or former officer, employee or individual service provider of the Company, and (ii) the Company has not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other key employee.

3.18  Employee Benefit Plans.

(a)  Schedule 3.18(a) of the Company Entities Disclosure Schedule sets forth a complete list of all of (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA or any similar plan subject to laws of a jurisdiction outside of the United States), (ii) each employment, consulting, advisor or other service agreement or arrangement, (iii) each severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction, change in control and similar plan, program, arrangement, agreement, policy or commitment, (iv) each compensatory stock option, restricted stock, performance stock, stock appreciation, deferred stock or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, (v) each savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit and each other employee benefit plan, program or arrangement maintained, sponsored or contributed to by any Company Entity or under which any Company Entity has any obligation or liability, whether actual or contingent, direct or indirect, to provide compensation or benefits to or for the benefit of any of its current or former employees, consultants, managers or directors, or the spouses, beneficiaries or other dependents thereof (other than any statutory plan, program or arrangement that is required under applicable law, other than the laws of the United States, and maintained by any Governmental Authority) (collectively, the “Benefit Plans”). No current or former employee or consultant of the Company Entities participates in or receives (or is eligible to receive) any compensation or benefits from any plan, program, arrangement or agreement maintained, adopted, entered into or contributed to by Seller or any Affiliate of Seller that is not a Subsidiary of the Company. No Company Entity has any plan or commitment to adopt or enter into any additional Benefit Plan or to amend or terminate any existing Benefit Plan.

(b)  The Company Entities have made available to Purchaser a true and complete copy, as applicable, of (i) each Benefit Plan (including any amendments thereto) and descriptions of all material terms of any such plan that is not in writing, (ii) the three most recent annual reports with accompanying schedules and attachments, filed with respect to each Benefit Plan required to make such a filing, (iii) the most recent summary plan description for each Benefit Plan for which a summary plan description is required by applicable law and any other notice or description provided to employees (as well as any modifications or amendments thereto), (iv) the most recently received determination letter, if any, issued by the Internal Revenue Service and each currently pending application for a determination letter with respect to any Benefit Plan that is intended to qualify under Section 401(a) of the Code, (v) all material records, notices and filings concerning Internal Revenue Service or U.S. Department of Labor audits or investigations with respect to any Benefit Plan, and (vi) all non-routine, written communications relating to any Benefit Plan.

(c)  Each Benefit Plan has been established, maintained, operated and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, in each case, in all material respects, and each Benefit Plan and related trust complies in all material respects with all applicable Laws. Each Company Entity has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Benefit Plan.

(d)  Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on an opinion letter obtained by a master prototype plan sponsor stating that it (or the master or prototype form on which it is established) is so qualified, and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Benefit Plan. Each trust established in connection with any Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(e)  No Benefit Plan is, and neither the Company Entities nor any of its ERISA Affiliates maintains, contributes to, has at any time contributed to or has any liability or obligation, whether fixed or contingent, with respect to any: single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, multiemployer plan within the meaning of Section 3(37) of ERISA, “multiple employer plan” within the meaning of Section 413(c) of the Code or “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Company Entity has (i) withdrawn from any pension plan under circumstances resulting (or expected to result) in a material liability to the Pension Benefit Guaranty Corporation; or (ii) engaged in any transaction which would give rise to a material liability of the Company under Section 4069 or Section 4212(c) of ERISA. To the Knowledge of the Company, no ERISA Liability (as defined below) has been incurred, or is expected to be incurred, by any Company Entity or is expected to be. For purposes of this Section 3.18(e), “ERISA Liability” means any liability of the Company which arises under Title IV of ERISA by reason of any the Company’s affiliation with any of its current or former ERISA Affiliates.

(f)  No event has occurred and no condition exists with respect to any Benefit Plan that has resulted in or could reasonably be expected to subject any Company Entity or any ERISA Affiliate to any Tax, fine, Lien, penalty or other liability imposed by ERISA (including Title IV of ERISA), the Code or other applicable Laws. No nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code or Section 502 of ERISA) has occurred with respect to any Benefit Plan that could reasonably be expected to result in material liability to any Company Entity. With respect to each Benefit Plan, no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Benefit Plan have occurred. Except as set forth on Schedule 3.19(h) of the Company Entities Disclosure Schedule no Company Entity has made any filing in respect of any Benefit Plan under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.

(g)  There are (i) no pending or threatened material actions, claims, investigations, audits or Legal Proceedings by any Governmental Authority involving any Benefit Plan or the assets, fiduciaries or administrators thereof (other than claims for benefits in the ordinary course), and (ii) no pending or threatened material claims (other than routine claims for benefits) or Legal Proceedings against any Benefit Plan, and no facts or circumstances exist that are reasonably likely to give rise to any such claims or Legal Proceedings.

(h)  No Company Entity has any obligation to provide (whether under a Benefit Plan or otherwise) health, accident, disability, life or other welfare benefits to any current or U.S. former employees, directors, consultants or retirees of any Company Entity (or any spouse, beneficiary or dependent of the foregoing) beyond the termination of employment or other service of such employee, director, consultant or retiree, other than health continuation coverage pursuant to Section 4980B of the Code or any similar state law.

(i)  Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Benefit Plan. There is no Contract, agreement, plan or arrangement to which any Company Entity is a party which requires any Company Entity to pay a Tax gross-up or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Sections 409A, 4999 or 280G of the Code.

(j)  All payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Benefit Plan, including all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of any employees or other service providers, have been timely paid or made in full or, to the extent not yet due, properly accrued on the Interim Balance Sheet in accordance with the terms of the Benefit Plan and all applicable Laws.

(k)  No Benefit Plan, and neither any Company Entity nor any Benefit Plan fiduciary with respect to any Benefit Plan, in any case, is the subject of an audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.

(l)  Except as set forth on Schedule 3.18(l) of the Company Entities Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant, director or other service provider of any Company Entity to any payment; (ii) increase the amount of compensation or benefits due to any such employee, consultant, director or other service provider or any such group of employees, consultants, directors or other service providers; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(m)  Each Company Entity and each of their respective ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state law, (ii) the applicable requirements of HIPAA and the regulations (including the proposed regulations) thereunder and (iii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended. No Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The obligations of all Benefit Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(n)  Each Benefit Plan that is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any employee or former employee of any Company Entity (or any dependent thereof) who resides outside of the United States (each a “Foreign Benefit Plan”) is set forth on Schedule 3.18(n) of the Company Entities Disclosure Schedule. With respect to each Foreign Benefit Plan, (i) such Foreign Benefit Plan has been maintained, funded and administered in material compliance with applicable laws and the requirements of such Foreign Benefit Plan’s governing documents and any applicable collective bargaining agreements, (ii) all contributions to such Foreign Benefit Plan have been timely paid or made in full or, to the extent not yet due, properly accrued on the Interim Balance Sheet in accordance with the terms of the Foreign Benefit Plan and all applicable laws, (iii) such Foreign Benefit Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Benefit Plan any required determinations, if any, that such Foreign Benefit Plan is in compliance in all material respects with the applicable laws and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Benefit Plan, (iv) there are no pending or, to the Knowledge of the Company, threatened investigations by any Governmental Authority, Legal Proceedings or claims (except for claims for benefits in the ordinary course) against such Foreign Benefit Plan, and (v) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will create or otherwise result in any liability with respect to such Foreign Benefit Plan. No Foreign Benefit Plan has any unfunded or underfunded liabilities not accurately accrued in accordance with GAAP.

3.19  Tax Matters.

(a)  Each Company Entity has duly and timely filed or caused to be timely filed with the appropriate Tax Authority all income and other material Tax Returns required to be filed by, or with respect to, it. All such Tax Returns are true, complete and accurate in all material respects and were prepared in accordance with applicable Law. All income and other material Taxes due and owing by the Company Entities (whether or not shown on any Tax Returns) have been timely paid.

(b)  Each Company Entity has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholders of the Company or other Person.

(c)  No claim has ever been made by a Tax Authority in a jurisdiction where any Company Entity does not file a Tax Return that any such Company Entity is or may be subject to taxation by that jurisdiction.

(d)  The unpaid Taxes of the Company Entities did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto). Since the Interim Balance Sheet Date, no Company Entity has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(e)  No written agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any material Taxes with respect to the Company Entities has been entered into.

(f)  No Company Entity has granted to any Person any power of attorney with respect to any Tax matter relating to the Company Entities that will still be in effect as of the Closing.

(g)  No deficiencies for Taxes with respect to any Company Entity have been claimed, proposed or assessed by any Tax Authority. There are no pending or threatened audits, assessments, investigations, claims, requests for information, notices of reassessment, administrative and judicial proceedings, or other actions for or relating to any liability in respect of Taxes of the Company Entities.

(h)  No Company Entity (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law), in either case that would be binding upon any Company Entity after the Closing Date, (ii) is or has ever been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company) and (iii) has any liability for the Taxes of any other Person (whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor).

(i)  No Company Entity is or has ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax consolidation agreement, Tax allocation agreement or similar Contract.

(j)  There are no Liens for Taxes upon any property or asset of any Company Entity (other than Permitted Liens).

(k)  No Company Entity has been a party to any transaction that could give rise to a disclosure obligation of a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, or any similar obligation under any predecessor or successor law or comparable provision of state, local or foreign Law.

(l)  No Company Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) the use of an incorrect method of accounting prior to the Closing, (ii) any accounting method change or agreement with any Tax Authority filed or made prior to the Closing, (iii) any closing agreement or other agreement with a Tax Authority prior to the Closing, or (iv) an election under Section 965(h) of the Code. No Company Entity except the Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (A) any installment sale or other transaction prior to the Closing and (B) any prepaid amount or deferred revenue received prior to the Closing. The Company will not be required to include any material item of income in, or exclude any material item of deduction from, its taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (A) any installment sale or other transaction prior to the Closing and (B) any prepaid amount or deferred revenue received prior to the Closing that have not been accounted for in the Closing Balance Sheet or the Closing Statement.

(m)  All books and records relating to material Taxes have been adequately maintained for all periods for which the statute of limitations remains open. Each of the Company Entities possesses all documents evidencing its decisions in respect of the application of the Tax Law and its compliance with respect to any applicable Tax Law. For the avoidance of doubt, this includes the documentation supporting the R&D tax credit declared (i.e., eligibility of projects, eligibility of expenses, etc.), the documentation supporting the correct calculation of withholding Taxes, and the documentation supporting intragroup services.

(n)  The effective place of management of each of the Company Entities is and has been located in the state where it has its statutory head office since the respective date of incorporation. No Company Entity has engaged in a trade or business, had a permanent establishment (within the meaning of either an applicable Tax treaty or applicable Law), or otherwise has become subject to Tax in a country other than the country of its formation. No Company Entity is a tax resident in any jurisdiction other than its jurisdiction of incorporation and the Company is a tax resident of France.

(o)  The prices and terms for the provision of any property or services by or to any Company Entity are arm’s length for purposes of the relevant transfer pricing laws, and all related documentation required by such laws has been timely prepared or obtained and, if necessary, retained.

(p)  Schedule 3.19(p) of the Company Entities Disclosure Schedule sets forth an accurate and complete listing of each entity classification election and change in entity classification election that has ever been made by or with respect to any of the Company Entities for U.S. federal income tax purposes, including the date of such election and form of classification elected.

(q)  Since January 1, 2023, no Company Entity that is classified as a foreign corporation for U.S. federal income tax purposes has been owned (within the meaning of Section 958(a) of the Code) by a “United States shareholder” (as defined in Section 951 of the Code). No Company Entity that is subject to U.S. income Tax is or has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code (or any similar provision of state, local or non-U.S. Law).

(r)  No Company Entity is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code or was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to Treasury Regulations Section 301.7701-5(a).

(s)  To the Knowledge of the Company, no Company Entity that is classified as a controlled foreign corporation for U.S. federal income tax purposes holds assets that constitute U.S. property (other than stock of a Company Entity that is a domestic corporation) within the meaning of Section 956 of the Code.

(t)  None of the Company Entities has engaged in any “extraordinary disposition” or “extraordinary reduction” as such terms are defined in Treasury Regulations Section 1.245A-5, nor is a successor to any “extraordinary disposition account” pursuant to Treasury Regulations Section 1.245A-5.

(u)  No Company Entity or predecessors by merger or consolidation has been a party to any transaction intended to qualify under Section 355 of the Code at any time in the two years prior to the date of this Agreement.

(v)  No Company Entity benefits or has benefited from any material Tax advantage (including a carry forward or a deferment), material favorable Tax regime or any material aid, subsidy or other similar material measure obtained in exchange for existing undertakings of the Company Entities or against an additional Tax burden, past, present or future.

(w)  No Tax liability (that has not been paid before the completion date of the Transaction or reserved for or otherwise shown as a debt, provision or liability in the Interim Balance Sheet) has or will arise as a result of the Company Entities having (i) taken part in any scheme which may be successfully challenged by the relevant Tax Authorities on the basis of articles L64 and L64 A of the French Tax Procedure Code or article 205 A of the French Tax Code, and (ii) concluded any transaction with other Company Entities or with the Sellers or any of their Affiliates that was not made on an arm’s length basis and in compliance with its corporate interest.

3.20  Customers; Suppliers.

(a)  Customers. Schedule 3.20(a) of the Company Entities Disclosure Schedule sets forth the twenty (20) largest customers, determined based on the trailing twelve (12) months’ revenue, of the Company Entities (i) as of December 31, 2022 and (ii) for the eight (8) month period ended August 31, 2023 (collectively, the “Material Customers”). The Company has made available to the Purchaser a true, correct and complete copy of each Contract with a Material Customer.

(b)  Suppliers. Schedule 3.20(b) of the Company Entities Disclosure Schedule sets forth the ten (10) largest suppliers, vendors, subcontractors and service providers, by aggregate dollar value of sales made or services provided to the Company Entities by such suppliers, vendors, subcontractors and service providers (i) as of December 31, 2022, and (ii) the eight (8) month period ended August 31, 2023 (collectively, the “Material Suppliers”). The Company has made available to the Purchaser a true, correct and complete copy of each Contract with a Material Supplier.

(c)  Except as set forth on Schedule 3.20(c) of the Company Entities Disclosure Schedule, during the twenty-four (24) month period prior to the date hereof (and including the date hereof), no Material Customer or Material Supplier (i) has terminated or, to the Knowledge of the Company, threatened to terminate, its relationship with the Company, (ii) has decreased or limited materially or, to the Knowledge of the Company, threatened to decrease or limit materially, the services, supplies or materials provided or sold by or supplied to or purchased by, as applicable, any Company Entity, or (iii) has materially changed (outside of the ordinary course of business) or, to the Knowledge of the Company threatened to change materially, its business relationship with the applicable Company Entity in any respect. As of the date hereof, there are no pending disputes between any Company Entity, on the one hand, and any Material Customer or Material Supplier, on the other hand.

3.21  Insurance. Schedule 3.21 of the Company Entities Disclosure Schedule sets forth a list of all current insurance policies or binders maintained by the Company Entities and relating to the assets, business, equipment, properties, operations, employees, officers and directors of each Company Entity (collectively, the “Insurance Policies”), all of which are in full force and effect. The coverage pursuant to the Insurance Policies is sufficient for compliance with Law and for compliance with any obligation under any Contract to which any Company Entity is a party. To the Knowledge of the Company, no Company Entity is in default under any such policy or binder the effect of which would reasonably be expected to jeopardize coverage (whether generally or with respect to a specific claim) thereunder, and no Company Entity has received written notice of cancellation of any such policy or binder. All premiums due on such Insurance Policies have been paid. There are no material claims by any Company Entity pending under any of such Insurance Policies as to which coverage has been denied by the underwriters of such policies. No Company Entity has received written notice of (a) a termination or material reduction of coverage with respect to any of such Insurance Policies, (b) a refusal of any coverage or rejection of any claim under any of such Insurance Policies, (c) a material change in coverage of any of such Insurance Policies, (d) a premium audit with respect to any of such Insurance Policies, or (e) a mid-policy period adjustment in the amount of the premiums payable with respect to any of such Insurance Policies. The Company has made available to the Purchaser true, complete and accurate copies of all such Insurance Policies. Schedule 3.21 of the Company Entities Disclosure Schedule sets forth a list of all claims pending against any Company Entity under any Insurance Policies. No Company Entity maintains any self-insurance or co-insurance programs.

3.22  FDA and Regulatory Matters.

(a)  The Company Entities are, and in the past three (3) years have been, in compliance in all material respects with all Healthcare Laws applicable to such Company Entity, or by which any property, any Products or other asset of the Company Entities is bound or affected. The design, manufacture, testing, sale, marketing, promotion and distribution of the Products by or on behalf of the Company Entities is being, and in the past three (3) years has been, conducted in compliance with all applicable Healthcare Laws in all material respects, including, without limitation, the FDA’s current good manufacturing practice regulations at 21 C.F.R. Part 820 for medical device products and, to the extent applicable to the Company or any of its Subsidiaries, counterpart Laws in the European Union and the United Kingdom and all other countries where compliance is required. The Company Entities and any contract manufacturers assisting in the manufacture of the Products are, and at all times have been, in compliance with FDA’s registration and listing requirements to the extent required by applicable Healthcare Laws, and the Products, to the extent required by Healthcare Laws, are in conformance in all material respects with all applicable “CE” marking certifications and declarations of conformity. No Company Entity has received written notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other Legal Proceeding from any Governmental Authority, including, without limitation, the FDA, the Centers for Medicare & Medicaid Services, and the U.S. Department of Health and Human Services Office of Inspector General, the U.S. Department of Justice, or any comparable state, federal or foreign Governmental Authority alleging non-compliance in any material respect by, or liability of, any Company Entity under any Healthcare Law.

(b)  Each Company Entity holds, and is and for the past three (3) years has been operating in material compliance with, such Permits of the FDA and any similar federal, state, local or foreign Governmental Authority required for the conduct of its business as currently conducted (collectively, the “Regulatory Permits”), and all such required Regulatory Permits are in full force and effect. Each Company Entity has fulfilled and performed all of its material obligations with respect to the Regulatory Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any required Regulatory Permit. No Company Entity has received any communication from any Governmental Authority regarding, and, to the Knowledge of the Company, there are no facts or circumstances that are likely to give rise to, (i) any material change in any such Permit, or any failure to materially comply with any applicable Healthcare Laws with respect to, or any term or requirement of, any such Permit or (ii) any revocation, withdrawal, suspension, cancellation, limitation, termination or material modification of any such Permit.

(c)  No Company Entity has received any information or notification from the FDA or any other Governmental Authority with jurisdiction over the testing, marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of medical devices which would reasonably be expected to lead to the denial of any application for marketing approval, clearance or certification currently pending before the FDA or any other Governmental Authority.

(d)  All applications, filings, reports, documents, claims, submissions and notices required to be filed, maintained, or furnished to FDA, state, other federal or non-United

States equivalent agencies or Notified Bodies by the Company Entities have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), including adverse event reports and medical device reports, with regard to the Products. Except for those adverse event reports and complaints described in Schedule 3.22(d) of the Company Entities Disclosure Schedule, the adverse event reports related to the Products and the complaint review and analysis reports of the Company and each of its Subsidiaries do not contain any information that would reasonably be expected to result in any material liabilities to the Company Entities.

(e)  All applications, notifications, submissions, information, claims, reports and statistics, filings, and other data and conclusions derived therefrom utilized as the basis for or submitted in connection with any and all requests for a Regulatory Permit, including from the FDA or other Governmental Authority under any Healthcare Laws, relating to the Company or any of its Subsidiaries, their respective businesses, or any Products marketed or developed by the Company Entities, when submitted to the FDA or any other Governmental Authority, whether oral, written or electronically delivered, were true, accurate and complete as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings, and other data have been submitted to the FDA or other Governmental Authority and as so updated, changed, corrected or modified remain true, accurate and complete, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.

(f)  No Company Entity has received any written notice or other written communication from the FDA or any other Governmental Authority contesting the pre-market clearance, approval or certification of the uses of or the labeling and promotion of any of the Products. No manufacturing site which assists in the manufacture of the Products (whether Company- or Subsidiary-owned or operated, or that of a contract manufacturer for the Products) has been subject to a Governmental Authority (including FDA) shutdown or import or export prohibition. None of the Company, its Subsidiaries, nor any manufacturing site which assists in the manufacture of the Products (whether Company- or Subsidiary-owned or operated, or that of a contract manufacturer for the Products) has received any Form FDA-483 or other Governmental Authority notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Healthcare Laws or Regulatory Permits or alleging a lack of safety from the FDA or any other Governmental Authority, and there is no action or proceeding pending or, to the Knowledge of the Company, threatened and neither the FDA nor any Governmental Authority is considering such action.

(g)  During the last three (3) years, there have been no recalls (either voluntary or involuntary), field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy, or regulatory compliance of any Product (“Safety Notices”), or seizures ordered or adverse regulatory actions taken (or, to the Knowledge of the Company, threatened) by the FDA or any other Governmental Authority with respect to any of the Products or any facilities where any such Products are tested, produced, processed, packaged or stored. There have been no material product complaints with respect to any of the Company Entities’

Products that are reasonably likely to result in, and there are otherwise no facts that would be reasonably likely to result in (i) a material Safety Notice with respect to the Products, (ii) a change in the marketing classification or a material change in labeling of any of the Products; or (iii) a termination or suspension of marketing or testing of any Products.

(h)  All preclinical, clinical, and other studies that have been or are being conducted by or on behalf of, or sponsored by, the Company Entities, or in which the Company Entities or their Products have participated, were and, if still pending, are being or have been conducted in compliance in all material respects with standard medical and scientific research procedures and the experimental protocols, procedures and controls pursuant to applicable Healthcare Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 812, Council Directive 93/42/EEC of June 14, 1993 and Regulation (EU) 2017/745 of the European Parliament and of the Council of April 5, 2017, and their implementing national Laws. No investigational device exemption filed by or on behalf of the Company Entities with the FDA has been terminated or suspended by the FDA. The Company Entities have not received any notices, correspondence or other communication from the FDA or any other Governmental Authority requiring the termination, suspension or material modification of any clinical studies conducted by or on behalf of any Company Entity, or in which any Company Entity has participated, and to the Knowledge of the Company, there is no reason to believe that the FDA or any other Governmental Authority is considering such action. Schedule 3.22(h) of the Company Entities Disclosure Schedule lists all clinical study investigatory sites for the Products, identifying as to each such site whether the Company has conducted a regulatory and quality assessment and audit of such site. All material observations resulting from such regulatory and quality assessments and audits have been remediated.

(i)  The Company has delivered to the Purchaser true, correct and complete copies of all written communications with any Governmental Authority (specifically including but not limited to the FDA) in any jurisdiction, as well as correct and complete written summaries of, and meeting notes from, all material oral communications between any Company Entity or their respective officers, employees, agents or representatives, on the one hand, and any Governmental Authority in any jurisdiction, or their respective employees, agents or representatives, on the other hand.

(j)  In order to increase reimbursement of the usage of the Eligible Product in Germany, applications have been submitted for (i) either a surcharge (Zusatzentgelt) or the grouping into the higher DRG F08 and (ii) the recognition as a novel treatment (Neue Behandlungsmethode) of clinical benefit under Sec. 137e Fifth Book of the Social Security Code (Fünftes Buch Sozialgesetzbuch). No Company Entity has received any information or notification from any Governmental Authority that these applications will or likely will be rejected.

(k)  No Company Entity is the subject of any pending or, to the Knowledge of the Company, threatened investigation regarding the Company or the Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto (“FDA Fraud Policy”), or otherwise. Neither the Company Entities, nor any officer, employee, agent or distributor of any Company Entity has made an untrue statement of material fact to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the

FDA or any other Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke the FDA Fraud Policy or any similar policy. No Company Entity, officer, employee or, to the Knowledge of the Company, agent or distributor of any Company Entity, has been debarred, suspended or excluded from participating in any federal health care programs, convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. No claims, actions, proceedings or investigation that would reasonably be expected to result in a material debarment or exclusion are pending or, to the Knowledge of the Company, threatened, against the Company or, to the Knowledge of the Company, any of its directors, officers, employees or agents. No Company Entity is a party to, or has any ongoing reporting obligations pursuant to, any corporate integrity agreement, deferred or non-prosecution agreement, monitoring agreement, consent decree, settlement order, plan of correction or similar agreement imposed by any Governmental Authority.

3.23  Manufacturing and Marketing Rights. No Company Entity has granted rights to manufacture, produce, assemble, license, market, or sell its products (including Products) to any other person and is not bound by any agreement that affects any Company Entity’s, exclusive right to develop, manufacture, assemble, distribute, market or sell its products (including Products).

3.24  Government Grants and Incentives. Schedule 3.24 of the Company Entities Disclosure Schedule provides a complete list of all pending and outstanding grants, incentives, benefits, qualifications and subsidies (collectively, “Government Grants”) from any Governmental Authority, granted to any Company Entity. The Company Entities do not have any obligation whatsoever with respect to royalties or other payments relating to, arising out of or in connection with the Government Grants identified or required to be identified in Schedule 3.24 of the Company Entities Disclosure Schedule. Each Company Entity is in compliance with all of the terms, conditions and requirements of their respective Government Grants and has duly fulfilled all the undertakings relating thereto.

3.25  Healthcare Professionals. Except as set forth on Schedule 3.25 of the Company Entities Disclosure Schedule, to the Knowledge of the Company, no Seller is a Health Care Professional. The Company and the Sellers acknowledge that the Purchaser shall be entitled to disclose information regarding ownership interests held by or payments and other related items provided to any Sellers who are or may be Health Care Professionals to the public and various government agencies as the Purchaser deems appropriate for the purpose of providing disclosure of and transparency with respect to interactions with Health Care Professionals (including without limitation, information regarding the name of such Seller and the purpose and amount of any such payments), to the extent required by applicable Law and regulations.

3.26  Products Liability.

(a)  No claim has been made or threatened in connection with the product liability of the Products and no Governmental Authority has commenced or threatened to initiate any action or requested the recall of any Product, or commenced or threatened to initiate any action to enjoin the production of any Product, and to the Knowledge of the Company, there is no basis for any such claim or action, nor any reason to believe that any Governmental Authority is considering such action.

(b)  The goods and services supplied by the Company have complied with all Laws and with all government, trade association and other mandatory and voluntary requirements, specifications and other forms of guidance.

(c)  No customer of the Company has complained of any quality, design, engineering or safety issue with respect to the Products that could adversely impact the sales, the business, the operations or the reputation of the Company or the Company Business.

(d)  No Products developed, used, manufactured or sold by the Company contained or contain any material quality, design, engineering, manufacturing or safety defect.

3.27  OIG. No employee of any Company Entity is included on the List of Excluded Individuals/Entities maintained by the Office of Inspector General of the United States Department of Health and Human Services.

3.28  Transactions with Related Parties. Except as set forth on Schedule 3.28 of the Company Entities Disclosure Schedule, no officer, director, member, equityholder or Affiliate of any Company Entity, or, to the Knowledge of the Company, any entity in which any such Person owns any controlling beneficial interest, is currently a party to any transaction or Contract with any Company Entity, other than (a) payment of compensation for employment or reimbursement of expenses to employees consistent with past practice (provided, that all Contracts related to this clause (a) have been made available by the Company to the Purchaser), and (b) Contracts which will be terminated at or prior to the Closing without any further obligation to any Company Entity. Furthermore, except as set forth on Schedule 3.28 of the Company Entities Disclosure Schedule, to the Knowledge of the Company no officer, director, employee, equityholder or Affiliate of any Company Entity or any entity in which any such Person or individual owns any controlling beneficial interest, (i) has any direct or indirect legal interest in any asset or property used by any Company Entity, (ii) sold, transferred, licensed (or sublicensed) or leased (or subleased), directly or indirectly, any property or services to the Company, (iii) purchased, acquired, licensed (or sublicensed) or leased (or subleased), directly or indirectly, any property or services from any Company Entity, (iv) loaned or advanced, directly or indirectly, any money to any Company Entity, (v) received a loan or advance from any Company Entity or (vi) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person which is a client, supplier, customer, lessor, lessee or competitor of any Company Entity.

3.29  Bank Accounts. Schedule 3.29 of the Company Entities Disclosure Schedule lists all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) of the Company Entities.

3.30  Brokers. Except as set forth in Schedule 3.30 of the Company Entities Disclosure Schedule, no Company Entity nor any of the Sellers is obligated to pay (nor is party to any Contract relating to) any fee or other compensation to any Person for having acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for the Sellers or the Company Entities in connection with the Transactions.

3.31  Investments. Except as set forth on Schedule 3.31 of the Company Entities Disclosure Schedule, as of the Closing Date, no Company Entity holds any Investments.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth on the Company Entities Disclosure Schedule, each Seller hereby severally and not jointly represents and warrants to the Purchaser as of the date of this Agreement and as of the Closing Date (solely with respect to itself) as follows:

4.1  Authorization. Such Seller has the requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of the Transaction Documents to which such Seller is a party and the consummation of the Transactions have been duly authorized by the requisite action on the part of such Seller. Each of the Transaction Documents to which such Seller is a party has been duly and validly executed and delivered by such Seller and (assuming the due authorization, execution and delivery by the other parties thereto) each such Transaction Document, when so executed and delivered, will constitute the legal, valid and binding obligations of such Seller, enforceable against it in accordance with its terms, except as the same may be limited by the Bankruptcy and Equity Exceptions.

4.2  No Conflicts; Consents.

(a)  Assuming the making of the filings and the receipt of the consents or waiting period terminations or expirations identified on Schedule 3.3(a) of the Company Entities Disclosure Schedule, none of the execution, delivery and performance by such Seller of this Agreement or the other Transaction Documents to which it is a party, or the consummation of the Transactions by such Seller, requires the consent, notice or other action by any Person under, conflicts with, violates or constitutes a default (with or without notice or lapse of time, or both) under, or gives rise to a right of termination, modification, acceleration or cancellation under any provision of (i) if such Seller is an entity, the certificate of formation, the certificate of incorporation, the articles of association, the bylaws, the limited liability company agreement, the partnership agreement or other comparable organizational documents, of such Seller, as applicable; (ii) any Law applicable to such Seller; or (iii) any Contract or Permit to which such Seller is a party or by which any of its properties or assets are bound.

(b)  No consent, waiver, Order, approval or authorization of, or registration, declaration or filings with, or notice to, any Governmental Authority is required on the part of such Seller in connection with the execution and delivery by such Seller of this Agreement or the other Transaction Documents to which it is a party or the consummation of the Transactions by such Seller, except for any approval of a Governmental Authority identified on Schedule 3.3(a) of the Company Entities Disclosure Schedule.

4.3  Title to Company Equity Interests. As of the date hereof, such Seller owns all of the issued and outstanding Equity Interests of the Company set forth under the heading “Total

Number of Shares Owned Prior to Closing”, as set forth on Schedule A attached hereto opposite the name of such Seller. Such Equity Interests of the Company have been duly authorized, validly issued, and are fully paid and nonassessable. Such Equity Interests of the Company are as of the date hereof owned of record and beneficially by such Seller, free and clear of any Liens. Upon consummation of the Transactions, the Purchaser will acquire good and valid title to all of the Shares, free and clear of any Liens.

4.4  Legal Proceedings; Orders. There are (a) no Legal Proceedings pending or, to the Knowledge of such Seller, threatened, against such Seller, and (b) no outstanding Orders against such Seller, in each of the foregoing cases which would have, individually or in the aggregate, a material adverse effect on the ability of such Seller to consummate, or would otherwise prevent or delay such Seller from consummating, the Transactions. None of the assets of such Seller is subject to any Order that would affect the legality, validity or enforceability of this Agreement or any other Transaction Document to which such Seller is party or the consummation of the Transactions.

4.5  Brokers. Such Seller is not obligated to pay (nor is party to any Contract relating to) any fee or other compensation to any Person for having acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for any of the Sellers or the Company Entities in connection with the Transactions.

4.6  Anti-Money Laundering. Over the past five (5) years, such Seller has not knowingly been engaged in a transaction or dealing of any kind with a party that is (a) on the OFAC Specially Designated Nationals and Blocked Persons List (“SDN List”) or Sectoral Sanctions Identifications List (“SSI List”), (b) 50% or more owned by one or more parties on the SDN List or SSI List, or (c) on the Entity List maintained by the U.S. Department of Commerce.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth on the Purchaser Disclosure Schedule, the Purchaser hereby represents and warrants to the Company and each of the Sellers as of the date hereof and as of the Closing Date follows:

5.1  Organization. The Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. The Purchaser has the requisite corporate, company or partnership power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Purchaser is qualified to do business in each jurisdiction in which the nature of its business or the location of any properties or assets owned or leased by it makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, prevent the Purchaser from performing its obligations pursuant to this Agreement or any other Transaction Document to which it is a party or from consummating the Transactions.

5.2  Authorization. The Purchaser has the requisite corporate, company or partnership power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of the Transaction Documents to which the Purchaser is a party and the consummation of the Transactions have been duly authorized by the requisite corporate, company or partnership actions on the part of the Purchaser. Each of the Transaction Documents to which the Purchaser is a party has been duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties thereto) each such Transaction Document, when so executed and delivered, will constitute the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with its terms, except as the same may be limited by the Bankruptcy and Equity Exceptions.

5.3   No Conflicts; Consents.

(a)  Except as set forth on Schedule 5.3(a) of the Purchaser Disclosure Schedule, and assuming the making of the filings and the receipt of the consents or waiting period terminations or expirations identified in Schedule 5.3(b), none of the execution and delivery by the Purchaser of this Agreement or the other Transaction Documents to which it is a party, or the consummation of the Transactions by the Purchaser, requires the consent, notice or other action by any Person under, conflicts with, violates or constitutes a default (with or without notice or lapse of time, or both) under, or gives rise to a right of termination, modification or cancellation under any provision of (i) the certificate of formation, the certificate of incorporation, the articles of association, the bylaws, the limited liability company agreement, the partnership agreement or other comparable organizational documents, of the Purchaser or any of its Affiliates; (ii) any Law applicable to the Purchaser or any of its Affiliates; or (iii) any Contract or Permit to which the Purchaser or any of its Affiliates is a party or by which any of their properties or assets are bound.

(b)  Except as set forth on Schedule 5.3(b) of the Purchaser Disclosure Schedule, no approval of a Governmental Authority is required on the part of the Purchaser or any of its Affiliates in connection with the execution and delivery by the Purchaser of this Agreement or the other Transaction Documents to which it is a party or the consummation of the Transactions by the Purchaser.

5.4  Legal Proceedings; Orders. (a) There are no Legal Proceedings pending or, to the Knowledge of the Purchaser, threatened, against the Purchaser or any of its Affiliates, and (b) there are no outstanding Orders against the Purchaser or any of its Affiliates, in each of the foregoing cases which would, individually or in the aggregate, prevent the Purchaser from performing its obligations pursuant to this Agreement or any other Transaction Document to which it is a party or from consummating the Transactions. None of the assets of the Purchaser is subject to any Order that would affect the legality, validity or enforceability of this Agreement or any other Transaction Document to which the Purchaser is a party or the consummation of the Transactions.

5.5  Brokers. Except as set forth on Schedule 5.5 of the Purchaser Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for the Purchaser or its Affiliates and no Person is entitled to any fee or commission or like payment from the Purchaser or its Affiliates in connection with the Transactions.

5.6  Sufficiency of Funds. The Purchaser shall have, as of the Closing Date, cash on hand, or cash immediately available to it, in an amount sufficient to consummate the transactions contemplated by this Agreement, including the payment of the Closing Payments, and all related fees and expenses associated with the transactions contemplated hereby that are payable by the Purchaser.

5.7  Investment Representation. The Purchaser is acquiring the Shares for its own account with the present intention of holding the Shares for investment purposes and not with a view to or for resale in connection with the distribution thereof in violation of any federal or state securities Laws. The Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

5.8  Anti-Money Laundering; Anti-Corruption; Sanctions. The Purchaser has not knowingly facilitated by any means the misleading justification of the origin of goods or income of the perpetrator of a crime or an offense against the Law which has brought it a direct or indirect profit, or knowingly provided an assistance for any investment, concealment or conversion transaction of the direct or indirect outcome of any crime or offense against the Law or the financing of a terrorist activity. The origin of the funds to be paid by the Purchaser in connection with the Transactions is to the knowledge of Purchaser legal and does not come from (i) an activity contrary to AML Laws, Anti-Corruption Laws and/or Sanctions or (ii) a Sanctioned Country.

5.9  Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise), or assets of the Company Entities, and acknowledges that it has been provided access to personnel, properties, assets, premises, books and records, and other documents and data of the Company Entities for such purpose. The Purchaser acknowledges and agrees that none of the Company, any Seller nor any other Person has made any representation or warranty as to the Company, the Sellers or this Agreement, except as expressly set forth in ARTICLE III (including the related schedules of the Company Entities Disclosure Schedules) and ARTICLE IV and the other Transaction Documents.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE CLOSING

6.1  Conduct of the Business by the Company. From the date of this Agreement until the Closing, except (a) as the Purchaser shall otherwise agree in writing or (b) as required by applicable Law, or (c) for the use of available cash to repay Indebtedness or pay any Seller Transaction Expenses prior to Closing, the Company Entities will (and the Sellers, each of them acting within the limit of their respective powers as a shareholder, employee or director of the Company, shall procure that the Company Entities) (i) conduct their businesses and operations in the ordinary course of business in accordance with past practice; (ii) preserve intact their corporate existence and business organization; (iii) use commercially reasonable efforts to preserve the goodwill and present business relationships (contractual or otherwise) with all customers, suppliers, resellers, employees, licensors, distributors and others having business relationships with it; (iv) use commercially reasonable efforts to keep available the services of its current officers, directors, employees and consultants; (v) use commercially reasonable efforts to preserve in all material respects its present properties and its tangible and intangible assets; (vi) comply in all material respects with all applicable Laws and Material Contracts; (vii) pay and accrue all applicable Taxes as such Taxes become due and payable; (viii) not create any Lien over, or sell or dispose of, the securities or any interest in any share or loan capital or other security of any of the Company Entity; (viii) not (A) make, change or revoke any material Tax election (including an entity classification election pursuant to Treasury Regulations Section 301.7701-3); (B) settle or compromise any claim, notice, audit report or assessment in respect of Taxes; (C) change any annual Tax accounting period; (D) adopt or change any method of Tax accounting; amend any income or material Tax Return; (E) enter into any Tax allocation, sharing or indemnity agreement or any closing agreement relating to any Tax; (F) surrender any right to claim a material Tax refund; (G) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; (H) change any jurisdiction where any Company Entity is resident for Tax purposes; or (I) enter into any Tax advance pricing agreement, (ix) ensure all policies of insurance in which any of the Company Entities has an interest continue in full force and effect and are complied with, that the level of insurance coverage is maintained, and that no material policy ends or is terminated without being replaced by an equivalent policy; and (x) maintain all existing licenses and permits applicable to its operations and businesses. Without limiting the foregoing, and as an extension thereof, except as set forth on Schedule 6.1 of the Company Entities Disclosure Schedule or as expressly permitted by any other provision of this Agreement, no Company Entity will, from the date of this Agreement until the Closing, directly or indirectly, take, or agree to take, any action that would have been required to be disclosed on Schedule 3.8 of the Company Entities Disclosure Schedule had such action occurred after the Interim Balance Sheet Date but prior to the date of this Agreement, without the prior written consent of the Purchaser.

6.2  Access to Information. From the date of this Agreement until the Closing, the Company and the Sellers (each of them acting within the limit of their respective powers as a shareholder, employee or director of the Company), upon reasonable request of the Purchaser, will cause the Company Entities to (a) give the Purchaser and its Affiliates, counsel, financial advisors, auditors, employees, agents and other representatives, and its financing sources and their representatives, reasonable access on reasonable notice during normal business hours to all properties, facilities and offices and true, correct and complete copies of books, records, Tax Returns, commitments and Contracts (including customer and supplier Contracts) and such financial and operating data and other information with respect to each Company Entity as such persons may reasonably request and (b) instruct their respective employees, counsel, accountants, financial advisors and other representatives to cooperate reasonably with the Purchaser in its investigation of the Company Entities; provided, that (i) such access does not unreasonably interfere with the normal conduct of the Company Entities’ business and shall be subject to the Company Entities’ ordinary course security measures, (ii) the Purchaser and its authorized agents and Representatives shall not contact or otherwise communicate with the employees, customers or suppliers of the Company Entities about the Transaction or the Company Entities unless, in each instance, approved in writing in advance by the Company or through Daniel Rose or Paul Limmer, and (iii) nothing herein shall require the Sellers or the Company Entities to furnish to the Purchaser or provide the Purchaser with access to information that is subject to attorney-client privilege or which legal counsel for the Sellers or the Company Entities reasonably concludes is likely to violate applicable competition laws.

6.3  Consents. From the date of this Agreement until the Closing, the Company and the Sellers (each of them acting within the limit of their respective powers as a shareholder, employee or director of the Company) shall cause the Company Entities to use commercially reasonable efforts to obtain all authorizations, consents and approvals of, and give all notices to be obtained or given in connection with the transactions contemplated by the Transaction Documents to all third parties required under the Contracts set forth on Schedule 6.3, and the Purchaser will use commercially reasonable efforts to cooperate with the Sellers and the Company Entities in obtaining all such authorizations, consents and approvals.

6.4  Notice of Developments. From the date of this Agreement until the Closing, the Company, on the one hand, and the Purchaser, on the other hand, shall each promptly notify the Purchaser or the Company, as applicable, in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any of the conditions to closing set forth in ARTICLE VIII to not be satisfied, and (b) all other material developments affecting the assets, liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Company or any Company Subsidiary or the ability of such Party to consummate the Transaction, as applicable; provided that no disclosure by the Company pursuant to this Section 6.4 shall be deemed to amend or supplement the Company Entities Disclosure Schedule.

6.5  Termination of Certain Related Party Arrangements. On or prior to the Closing, the Company Entities shall (a) terminate all Contracts set forth on Schedule 6.5 of the Company Entities Disclosure Schedule and (b) repay any intercompany Funded Debt among the Company Entities.

6.6  Payoff Letters. At least five (5) Business Days prior to the Closing Date, the Company shall have provided the Purchaser with payoff letters, in reasonable and customary form and substance (collectively, the “Payoff Letters”), from all holders of Funded Debt of the Company, if any (which Payoff Letters shall contain (a) payoff amounts, including per diems; (b) wire transfer instructions; and (c) an affirmative statement by the holder of the applicable Funded Debt that upon payment of the applicable payoff amount, including any per diem, that (i) all obligations of the Company to such holder shall be satisfied in full, and (ii) all Liens, if any, shall be released and terminated).

6.7  Resignations. The Company shall, at or prior to the Closing, deliver or cause to be delivered to the Purchaser the resignation, in a form reasonably acceptable to the Purchaser, of those directors, corporate officer or legal representative (mandataires sociaux) of the Company Entities set forth on Schedule 6.7, with each such resignation to be effective concurrently with the Closing.

6.8  Efforts; Cooperation. Unless a different or higher standard is expressly required by this Agreement, the Parties (each of them acting within the limit of their respective powers as a shareholder, employee or director of the Company) agree to use their commercially reasonable efforts to (a) take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of the Transaction Documents to which it is a party and consummate and make effective the transactions contemplated thereby, and (b) cause the conditions set forth in ARTICLE VIII and all other obligations hereunder to be satisfied and to consummate the transactions contemplated herein as promptly as practical, and in any event, prior to the End Date, and (c) reasonably cooperate with the other Parties and their respective employees, attorneys, accountants and other agents and, generally, do such other acts and things in good faith as may be reasonable to timely effectuate the purposes of this Agreement and the consummation of the transactions contemplated hereby and by the other Transaction Documents.

6.9  Adherence. From the date of this Agreement until and including Closing, (a) the Company shall cooperate and use reasonable best efforts to cause any other holders of Shares and any Options Holders who are not yet Sellers to adhere to this Agreement and agree to effect the transfer of their Shares (or to exercise the Company Options pursuant to the relevant Company Equity Plan, execute a copy of the Joinder or Cancellation and Adherence Agreement, as applicable, and effect the transfer of the Options Shares) to the Purchaser in accordance with the provisions of this Agreement, and (b), as to any holders of Shares and Option Holders who are not yet Sellers party to this Agreement (or who have not otherwise agreed to adhere to this Agreement as Sellers) and who have not agreed to execute a copy of the Joinder or Cancellation and Adherence Agreement within ten (10) Business Days prior to Closing or such earlier time as necessary to activate the drag-along provisions in the Company’s agreements with its equity holders as reasonably determined by Purchaser, the Company shall take all actions necessary to enable Purchaser to request concerned holders of Equity Interests of the Company to comply with the drag-along provisions in the applicable agreements such holders are subject to in order to cause them to transfer their Shares to Purchaser or either exercise their Company Options and transfer their Shares to Purchaser or waive their right to exercise such Company Options such that the Company Options shall be cancelled at Closing.

6.10  401(k) Plan. Effective no later than the day immediately prior to the Closing Date, the Company Entities shall take or cause to be taken all actions necessary to terminate any and all Benefit Plans intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code.

ARTICLE VII

ADDITIONAL COVENANTS

7.1  Regulatory Obligations.

(a)  Promptly following the date hereof, the Company and the Purchaser shall file with all appropriate Governmental Authorities the notifications and other information (if any) required to be filed under the applicable antitrust, foreign direct investment and other regulatory Laws with respect to the transactions contemplated in the Transaction Documents, including without limitation and those approvals, filings or notices set forth on Schedule 8.1(e). The Company and the Purchaser shall, furthermore, proceed to promptly prepare and file with the appropriate Governmental Authorities such additional requests, reports or notifications as may be required in connection with this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Each of the Company, Sellers and the Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the applicable antitrust, foreign direct investment and other regulatory Laws. The Company shall keep the Purchaser, and the Purchaser shall keep the Company, apprised of the status of any communications with, and any inquiries or requests for additional information from Governmental Authority with whom a filing has been made pursuant to the antitrust, foreign direct investment and other regulatory Laws. To the extent permitted by applicable legal requirements, the Company and the Purchaser shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with any applicable antitrust, foreign direct investment or other regulatory Law.

(b)  The Company and the Purchaser agree to make all filings or notices set forth in Schedule 8.1(e) as promptly as practicable, and in no event later than fifteen (15) Business Days after execution of this Agreement. The Company and Sellers and the Purchaser shall make an appropriate response to the extent necessary to any request from any Governmental Authority to provide information, documents, or other materials requested by any Governmental Authority in connection with any filing or notice set forth on Schedule 8.1(e).

(c)  The Purchaser shall, and shall cause its Affiliates to, (i) use their reasonable best efforts to resolve as soon as practicable objections, if any, asserted by any Governmental Authority with respect to this Agreement or the transactions contemplated by this Agreement, in each case, under the applicable antitrust, foreign direct investment and other regulatory Laws, and (ii) take all actions and take all steps necessary, proper, or advisable to avoid or eliminate each and every impediment and any proceeding instituted or threatened by an applicable Governmental Authority pursuant to any applicable antitrust, foreign direct investment or other regulatory Laws that is asserted with respect to this Agreement so as to enable the consummation of the transactions contemplated by this Agreement to occur as expeditiously as possible and, in any event, before the End Date (as defined herein), including to secure the termination or expiration of the applicable waiting period and all requisite clearances and approvals under any applicable antitrust, foreign direct investment or other regulatory Laws, and otherwise resolve any objections, if any, asserted by any Governmental Authority with respect to this Agreement or the transactions contemplated by this Agreement, including but not limited to, in each case, under the applicable antitrust, foreign direct investment or other regulatory Laws. Notwithstanding the foregoing, nothing in this Section 7.1 or otherwise in this Agreement shall require the Purchaser to (A) seek to prevent the initiation of or defend any Legal Proceeding challenging this Agreement or the consummation of the transactions contemplated hereby, (B) avoid the entry of, or cause to be lifted or rescinded any injunction, judgment, order or ruling entered by any Governmental Authority adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement, (C) divest or hold separate any assets or voting securities of the Company Entities or the Purchaser, (D) terminate or modify any existing relationships or contractual rights of the Company Entities or the Purchaser, (E) agree to behavioral restrictions, conduct restrictions or commitments with respect to any assets, businesses, services, products, product lines, relationships, or contractual rights, (F) enter into a consent decree order requiring the divestiture or holding separate of any assets or voting securities of the Company or the termination or modification of existing relationships and contractual rights of the Company or (G) take any other action that limits the freedom of action of the Purchaser or its Subsidiaries, including (after the Closing) the Company Entities, with respect to, or its ability to retain, any assets, businesses, services, products, product lines, relationships or contractual rights as may be required or advisable in order to obtain any clearance under any applicable antitrust, foreign direct investment or other regulatory Laws, or to avoid the entry of, or to effect the dissolution of, any injunction (preliminary or permanent), temporary restraining order, or other Order in any Legal Proceeding, which would otherwise have the effect of preventing or delaying the consummation of this Agreement.

(d)  The Purchaser and the Company shall, and shall cause their Affiliates to, coordinate and cooperate with each other in connection with their efforts to obtain all consents, approvals, and the expiration or termination of all applicable waiting periods from any Governmental Authority under any antitrust, foreign direct investment or other regulatory Laws necessary in connection with the consummation of the transactions contemplated by this Agreement, including (1) cooperating in all respects in connection with any investigation or other inquiry, (2) keeping each other promptly informed of any non-ministerial communication received by the Purchaser or any of its Affiliates from any Governmental Authority, including the Federal Trade Commission, U.S. Department of Justice, or similar non-United States Governmental Authority regarding any of the transactions contemplated hereby, (3) providing the other party and their advisors with a reasonable opportunity to (x) review and discuss in advance, and consider in good faith the view of the other party with respect to, any proposed communication with any Governmental Authority, (y) consult with the other party prior to any meeting or conference with any Governmental Authority, and (z) to the extent permitted by such Governmental Authority, attend and participate in such meetings or conferences, (4) providing such other information and assistance as the other party may reasonably request in connection with the foregoing, and (5) promptly furnish the other party (or their outside legal counsel) with copies of all filings and communications between one party and any such Governmental Authority; provided, however, that such material may be redacted as necessary to (I) comply with contractual arrangements; (II) address legal privilege or confidentiality concerns; and (III) remove references concerning the valuation, the Parties or the Transactions contemplated by this Agreement.

(e)  The Purchaser shall not, and shall not permit any of its Affiliates to, from the period following the execution of this Agreement until the Closing or earlier termination of this Agreement, acquire or agree to acquire (by merging or consolidating with, or by purchasing a majority portion of the assets of or equity in, or by any other manner), any Person, or otherwise acquire or agree to acquire any material assets, if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering an order prohibiting or delaying the consummation of the transactions contemplated by this Agreement, or (iii) materially delay the consummation of the transactions contemplated by this Agreement.

7.2  Confidentiality. From the date hereof, each Seller agrees, and agrees to cause its Affiliates (including any Family Members) and its and their respective Representatives, in each case, to keep confidential (a) all nonpublic information in its (or their) possession regarding the Purchaser, the Company Entities or any of their respective Affiliates or their respective businesses or operations, including, for the avoidance of doubt, any Net Revenue Statement, and (b) this

Agreement, the other Transaction Documents and the other agreements and documents contemplated herein and therein (collectively, the “Confidential Information”), and to not use any Confidential Information (including in any Net Revenue Statement) for any purpose including, for the avoidance of doubt, to trade on such information in contravention of applicable Law; provided, however, that (i) Confidential Information does not include any information that (x) is or becomes generally available to the public other than as a result of disclosure by such Seller or any of its Affiliates or their respective Representatives, or (y) was or is independently developed by such Seller or its Representatives without the use of any Confidential Information, (ii) except in respect of Net Revenue Statements, each Seller that is an entity shall be permitted to disclose such Confidential Information to such Seller’s Representatives, members and investors and provide general information about the subject matter of this Agreement and the Company Entities in connection with such Seller’s or the fund raising, marketing, informational or reporting activities, in each case to the extent such Persons are subject to customary confidentiality obligations, and (iii) no Party shall be prohibited from disclosing and using any Confidential Information in connection with enforcing its rights and fulfilling its obligations under this Agreement. Notwithstanding anything contained herein to the contrary, in the event that any Seller is required by applicable Law to disclose any of the Confidential Information, such Seller shall, to the extent permissible under applicable Law, provide the Purchaser with prompt written notice of any such request or requirement so that the Purchaser may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Purchaser, any such Seller is nonetheless, upon the written advice of such Seller’s legal counsel, required to disclose Confidential Information by applicable Law, such Seller may, without liability hereunder, disclose only that portion of the Confidential Information that such counsel advises such Seller is required by applicable Law to be disclosed, provided that such Seller exercises reasonable best efforts to preserve the confidentiality of the Confidential Information, including by cooperating with the Purchaser to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such disclosed Confidential Information.

7.3  Non-Disparagement. Each of the Parties (other than the Seller Representative) agrees to refrain from making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of another Party or any of the Company Entities, including with respect to the business, operations, or any of the services, technologies or practices, or any of the directors, officers, employees, agents, or stockholders of the foregoing, either orally or in writing, except to enforce or defend such Party’s rights under this Agreement or the other Transaction Documents or as required by applicable Law.

7.4  Access to Books and Records. For a period of seven (7) years following the Closing Date, to the extent necessary in connection with any Legal Proceeding (other than a Legal Proceeding (i) between or among the Parties or (ii) relating to this Agreement or the transactions contemplated hereby) or complying with the requirements of any Governmental Authority, the Purchaser shall, and shall cause the Company Entities to, provide the Seller Representative and its Representatives with reasonable access (for the purpose of examining and copying) upon reasonable request, during normal business hours, to the books and records relating to the respective businesses of the Company Entities with respect to periods prior to the Closing Date, except, in each case, with respect to Taxes (which are subject to Section 9.4). Unless otherwise consented to in writing by the Seller Representative or pursuant to the Purchaser’s or the Company Entities’ internal document retention policy, the Purchaser shall not permit the Company Entities for a period of seven (7) years following the Closing Date to destroy or otherwise dispose of any books and records of the Company Entities, or any portions thereof, relating to the respective business of the Company Entities with respect to periods prior to the Closing Date without first giving reasonable prior written notice to the Seller Representative and offering to surrender to the Seller Representative such books and records or such portions thereof.

7.5  General Release. Each Seller shall, at or prior to the Closing, execute and deliver a general release, in each case, in the form attached hereto as Exhibit C, dated as of the Closing Date (the “General Release”).

7.6  Restrictive Covenant Agreements. From the date of this Agreement until and including the Closing, the Company shall cooperate and use reasonable best efforts to cause any Sellers or other holders of Equity Interests of the Company that have not already executed a Restrictive Covenant Agreement containing employee non-solicitation provisions (other than those Sellers set forth on Schedule 7.6 to execute a Restrictive Covenant Agreement in the form attached hereto as Exhibit F-1.

7.7  Public Announcements. The Purchaser may issue a press release in connection with the Closing concerning this Agreement, the other Transaction Documents or the Transactions, which press release shall be mutually agreed upon by the Company (if before the Closing) or the Seller Representative (if after the Closing), on the one hand, and the Purchaser, on the other hand. Thereafter, none of the Sellers or the Seller Representative and their respective Affiliates, on the one hand, or the Purchaser and its Affiliates, on the other hand, shall issue any press release or public announcement concerning this Agreement, the other Transaction Documents or the Transactions or make any other public disclosure containing or pertaining to the terms of this Agreement without obtaining the prior written approval of the Seller Representative (after the Closing) or the Purchaser, as applicable, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the reasonable judgment of the Party seeking to disclose, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which such disclosing Party lists securities; provided that, to the extent any disclosure is required by applicable Law or an applicable stock exchange rule, the Party intending to make such disclosure shall use commercially reasonable efforts consistent with such applicable Law or stock exchange rule to consult with the Seller Representative (after the Closing) or the Purchaser, as applicable, with respect to the text thereof (including providing the non-disclosing Party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing Party); provided, further, that (i) each Seller that is an entity, and such Sellers’ respective Affiliates that have received non-public information regarding the Transaction, shall be permitted to (a) disclose information concerning this Agreement, the other Transaction Documents or the Transactions to their Representatives, members, partners or current investors on a confidential basis under legally binding obligations no less restrictive than those contained herein who have a reasonable need to know such information regarding such entity’s investment in the Company in connection with (1) any ordinary course legal, tax or accounting services or (2) if such entity is an investment fund, such entity’s or its Affiliates’ customary reporting or fundraising activities and obligations, and (b) publicly disclose information concerning this Agreement, the other Transaction Documents or the Transactions provided that such public disclosure contain no more information than that contained in the press release(s) or public information already made available in compliance with this Section 7.7; and (ii) following the Closing and after the public announcement of the Transactions, the Seller Representative shall be permitted to announce that it has been engaged to serve as the Seller Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

7.8  Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the other Transaction Documents and to consummate the Transactions and to fully implement the provisions of this Agreement and the other Transaction Documents.

7.9  Seller Representative.

(a)  Appointment of Seller Representative. By executing this Agreement (or a copy of the Joinder), each Seller does hereby irrevocably appoint Shareholder Representative Services LLC as of the Closing, as such Seller’s true and lawful representative, attorney in fact and agent, with full power of substitution or resubstitution, to act on behalf of each such Seller for all purposes in connection with this Agreement and the other Transaction Documents, to do or refrain from doing all such further acts and things, and to execute and deliver all such documents, as the Seller Representative shall deem necessary or appropriate in his, her or its sole discretion in connection with the Transactions, including the power:

(i)  to act for each such Seller with regard to matters pertaining to indemnification referred to in this Agreement, including the power to assert, institute, investigate, contest, litigate, enforce, defend, settle, or compromise any indemnity claim on behalf of each such Seller and to transact matters of litigation (including any Legal Proceeding);

(ii)  to execute and deliver all amendments, waivers, ancillary agreements, instruments of assignment, notices, certificates and documents that the Seller Representative deems necessary or appropriate in connection with the Transactions contemplated herein (including the consummation thereof) and any and all other agreements referenced herein;

(iii)  to authorize the payment of funds in a manner consistent with the terms of this Agreement and the Escrow Agreement;

(iv)  to take all actions on behalf of such Seller as contemplated by this Agreement or any of the other Transaction Documents (including with respect to all matters addressed in Sections 1.4, 1.6 and 10.4);

(v)  to receive all notices or documents given or to be given to such Seller by the Purchaser, the Purchaser or any of their Affiliates pursuant to this Agreement or any other Transaction Documents in connection herewith or therewith and to receive and accept service of legal process on behalf of such Seller in connection with any damages arising under or relating to this Agreement;

(vi)  to engage counsel, and such accountants and other Representatives for such Seller and incur such other expenses on behalf of such Seller in connection with this Agreement as the Seller Representative may, in each case, and in the Seller Representative’s sole discretion, deem appropriate; provided, that the Seller Representative will consult with the Advisory Committee (as defined in that certain engagement letter by and between certain of the Sellers and Shareholder Representative Services LLC) before incurring any individual expenses on behalf of the Sellers in excess of $10,000;

(vii) to interpret any and all of the terms and provisions of this Agreement;

(viii) to consent to any amendment or waiver of any of the terms or provisions of this Agreement;

(ix)  to receive all notices, documents or certificates and make all determinations on behalf of such Seller as required under this Agreement;

(x)  to receive funds for the payment of expenses of any such Seller or the Seller Representative in connection with this Agreement and to apply such funds in payment for such expenses; and

(xi)  to receive service of process in connection with any claims under this Agreement, any other Transaction Document or any other document or agreement referenced herein or therein.

The appointment of the Seller Representative shall be deemed coupled with an interest and shall be irrevocable and shall survive the consummation of the Transactions, and the Purchaser, the Company and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Seller Representative in all matters referred to herein as the action of the Sellers. Each Seller hereby confirms all that the Seller Representative shall do or cause to be done by virtue of his, her or its appointment as the representative of such Seller hereunder. After the Closing, the Seller Representative shall act for each Seller on all of the matters set forth in this Agreement and the other Transaction Documents (as applicable) in the manner that the Seller Representative believes to be in the best interest of the Sellers and consistent with the obligations of the Sellers under this Agreement and the other Transaction Documents. The Seller Representative may resign at any time.

(b)  Reliance by Seller Representative. The Seller Representative, solely in its capacity as such, shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Seller, the Purchaser or the Company, or any other evidence reasonably deemed by the Seller Representative to be reliable, and the Seller Representative shall be entitled to act on the advice of counsel, accountants or other independent experts selected by him, her or it.

(c)  Expenses of Seller Representative. The Seller Representative shall be entitled to retain counsel and to incur such out-of-pocket expenses (including court costs and reasonable attorneys’ fees and expenses) as the Seller Representative deems to be necessary or appropriate in connection with this Agreement. The Seller Representative Amount will be used for expenses incurred by the Seller Representative. The Sellers will not receive any interest or earnings on the Seller Representative Amount and irrevocably transfer and assign to the Seller Representative any ownership right that they may otherwise have had in any such interest or earnings. The Seller Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Seller Representative’s responsibilities, the Seller Representative shall remit the remaining balance, if any, of the Seller Representative Amount to the Paying Agent for further distribution to the Sellers (in accordance with each Seller’s Percentage). For U.S. federal and other applicable Tax purposes, the Seller Representative Amount shall be treated as having been received by the Sellers and voluntarily set aside at the time of the Closing.

(d)  Exculpation; Indemnification. The Seller Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its bad faith, gross negligence, or willful misconduct. The Seller Representative shall not be liable for any action or omission pursuant to the advice of counsel. Notwithstanding anything to the contrary in this Agreement, Sellers shall have liability to Purchaser for the acts or omissions of Seller Representative as if Sellers themselves took any such actions or omissions. The Sellers shall indemnify the Seller Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the bad faith, gross negligence, or willful misconduct of the Seller Representative, the Seller Representative will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such bad faith, gross negligence, or willful misconduct. Representative Losses may be recovered by the Seller Representative from (i) the funds in the Seller Representative Amount and (ii) any other funds that become payable to the Sellers under this Agreement at such time as such amounts would otherwise be distributable to the Sellers; provided, that while the Seller Representative may be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Seller Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Seller Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Seller Representative or the termination of this Agreement.

7.10  Code Section 280G. If any Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) with respect to any Company Entity may receive any payment(s) or benefit(s) that could constitute “parachute payments” under Section 280G of the Code in connection with the transactions contemplated by this Agreement, then (i) the Company shall use commercially reasonable efforts to seek, as promptly as practicable after the date hereof, the execution of a Parachute Payment Waiver from each disqualified individual, and (ii) with respect to any individual who has executed such Parachute Payment Waiver, shall hold a shareholder vote that meets the requirements of Section 280G(b)(5) of the Code (the foregoing actions, a “280G Vote”). No less than five (5) Business Days prior to the Closing Date, the Company shall provide the Purchaser with a reasonable opportunity to review and comment upon draft Parachute Payment Waivers, calculations and disclosure documents before such documents are distributed, and the Company shall consider in good faith any comments of the Purchaser with respect thereto. Notwithstanding the foregoing, to the extent that any Contract, agreement or plan is entered into by the Purchaser or any of its Affiliates, on the one hand, and a disqualified individual with respect to the Company, on the other hand, in connection with the transactions contemplated by this Agreement before the Closing (the “Purchaser Arrangements”), Purchaser shall provide a copy of such Purchaser Arrangement to the Company within a reasonable period prior to such stockholder vote and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code. Prior to the Closing, if a 280G Vote is required, (A) the Purchaser shall use commercially reasonable efforts to cause Inari Medical International, Inc. to execute and deliver to the Company a power of attorney in respect of such 280G Vote promptly upon being notified that such 280G Vote is required, and (B) the Company shall deliver to the Purchaser evidence reasonably satisfactory to the Purchaser (i) that a 280G Vote was solicited in conformance with Section 280G of the Code, and the requisite shareholder approval was obtained with respect to any payments and/or benefits that were subject to the Company shareholder vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the Parachute Payment Waiver, such “parachute payments” shall not be made or provided.

7.11  Preparation and Delivery of Additional Company Financial Statements.

(a)  The Company shall use reasonable best efforts to deliver to Purchaser, as soon as reasonably practicable following the date of this Agreement, audited consolidated balance sheets and statements of income, retained earnings and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2022, and December 31, 2021, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”); provided that upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed “Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 3.6 shall be deemed to apply to such Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b)  The Company shall use its reasonable best efforts to deliver to Purchaser, as soon as reasonably practicable following the date of this Agreement, the unaudited condensed consolidated balance sheets and statements of income, retained earnings and cash flows of the Company and its Subsidiaries as of and for the nine-month periods ended September 30, 2023 and

September 30, 2022 (collectively, the “Q3 Interim Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided that upon delivery of such Q3 Interim Financial Statements, the representations and warranties set forth in Section 3.6 shall be deemed to apply to the Q3 Interim Financial Statements with the same force and effect as if made as of the date of this Agreement.

(c)  If the Closing has not occurred prior to February 14, 2024, and this Agreement has not been earlier terminated pursuant to Article XI then as soon as reasonably practicable, the Company shall deliver to Purchaser the audited consolidated balance sheets and statements of income, retained earnings and cash flows of the Company and its Subsidiaries as of and for the year ending December 31, 2023, together with the auditor’s reports thereon, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “2023 Audited Financial Statements”); provided that upon delivery of such 2023 Audited Financial Statements, the representations and warranties set forth in Section 3.6 shall be deemed to apply to the 2023 Audited Financial Statements with the same force and effect as if made as of the date of this Agreement..

(d)  The Company shall use its reasonable best efforts to (i) deliver to Purchaser, as soon as reasonably practicable following the date hereof, any additional financial or other information reasonably requested by Purchaser to prepare pro forma financial statements required under federal securities Laws to be included in Purchaser’s parent company’s filings with the SEC and (ii) cooperate with Purchaser and its Representatives in connection with this Section 7.11.

(e)  The Company shall use its reasonable best efforts to cause its independent auditors to provide any necessary consents to the inclusion of the financial statements set forth in Section 3.6 and this Section 7.11 in Purchaser’s parent company’s filings with the SEC in accordance with the applicable requirements of federal securities Laws.

7.12  Specified License Agreement Matters. The Company Entities shall each use their reasonable best efforts to accomplish those matters set forth in Schedule 7.12.

7.13  Data Room7.14 . Promptly (but no later than 15 Business Days) following each of the execution of this Agreement and the Closing, the Company shall deliver, or cause to be delivered, to Purchaser, three complete copies of the Data Room (on a USB, CD or DVDROM) reflecting the contents of the Data Room as of the execution of this Agreement and as of Closing. From and after the date hereof, the Company Entities shall not, and shall cause their respective Affiliates and Representatives not to, add any files to the Data Room without the prior written consent of Purchaser.

ARTICLE VIII

CONDITIONS

8.1  Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions to be performed by the Purchaser in connection with the Closing is subject to the satisfaction of each of the following conditions as of the Closing, any or all of which may be waived in whole or in part by the Purchaser:

(a)  Representations and Warranties. (i) the Seller Fundamental Representations shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing without giving effect to any “Material Adverse Effect” or similar materiality qualification herein (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all material respects on and as of such dates) and (ii) the representations and warranties set forth in ARTICLE III and ARTICLE IV (except for the Seller Fundamental Representations) shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing without giving effect to any “Material Adverse Effect” or similar materiality qualification herein (except (A) to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all respects on and as of such dates and (B) those instances in which the failure of the representations and warranties to be true and correct would not in the aggregate have a Material Adverse Effect).

(b)  Performance of Covenants. The Company, the Seller Representative and the Sellers shall have performed and complied in all material respects with all of their covenants and agreements required to be performed by them prior to the Closing Date under this Agreement. The Company and the Sellers shall have delivered to the Purchaser all other documents that are required to be delivered by them to the Purchaser pursuant to this Agreement on or prior to the Closing, including without limitation the deliverables required to be delivered by the Sellers at the Closing pursuant to Section 2.2.

(c)  Compliance with Laws. The consummation of the transactions contemplated by the Transaction Documents will not be prohibited by any Law or subject the Purchaser, its Affiliates, or any Company Entity to any penalty or liability (other than obligations of the Company specifically set forth in this Agreement) or other onerous condition arising under any Law or imposed by any Governmental Authority or otherwise adversely affect (i) the Purchaser’s right to directly indirectly own the Equity Interests of the Company and to control the Company or (ii) the right of any Company Entity to own its assets and operate its business.

(d)  Proceedings; Orders. (i) No Legal Proceeding shall be pending or threatened before any Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief (including rescission) in connection with the transactions contemplated by the Transaction Documents; and (ii) no such Order has been entered and not subsequently dismissed or discharged with prejudice. There shall not be in effect any material Order by a Governmental Authority restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; provided, that for the avoidance of doubt, that the receipt of a letter from the Federal Trade Commission or the U.S. Department of Justice’s Antitrust Division similar to the content of the form letter announced and disclosed by the Federal Trade Commission on August 3, 2021 shall not be used as, or deemed to be, the basis for concluding that any closing condition is not, or will not be, satisfied for the purposes of this ARTICLE VIII.

(e)  Governmental Approvals. (i) All waiting periods (and extensions thereof) under the HSR Act and any applicable foreign antitrust and foreign direct investment Laws relating to the transactions contemplated by the Transaction Documents shall have expired or terminated early; (ii) all foreign antitrust and foreign direct investment approvals set forth on Schedule 8.1(e) shall have been obtained and shall be in full force and effect as of the Closing; and (iii) all other filings, notices, licenses, permits, approvals or other consents of, to or with, any Governmental Authority that are listed on Schedule 8.1(e) shall have been duly made or obtained and shall be in full force and effect as of the Closing, each in form and substance satisfactory to the Purchaser.

(f)  Consents. All filings, notices, licenses, permits, approvals and other consents of, to or with, any Person (other than a Governmental Authority ) that are listed on Schedule 8.1(f) shall have been duly made or obtained and shall be in full force and effect as of the Closing, each in form and substance satisfactory to the Purchaser.

(g)  No Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect with respect to the Company Entities.

(h)  401(k) Plan. The Company shall have provided evidence satisfactory to Purchaser that each Benefit Plan intended to be qualified under Section 401(k) of the Code has been terminated effective as of the day immediately prior to the Closing Date pursuant to resolutions duly adopted by the board of directors of the Company Entity sponsoring such Benefit Plan(s).

(i)  Code Section 280G. If a 280G Vote is required under Section 7.10, (i) the Company shall have received and delivered to the Purchaser copies of the Parachute Payment Waivers obtained by the Company in accordance with Section 7.10 prior to soliciting the Section 280G Approval and (ii) the Company’s shareholders shall have (A) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (B) shall have voted upon and disapproved such “parachute payments,” and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Purchaser and its Affiliates shall not have any liabilities with respect to such “parachute payments”.

8.2  Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of each of the following conditions as of the Closing, any or all of which may be waived in whole or in part by an officer of the Company:

(a)  Representations and Warranties. (i) the Purchaser Fundamental Representations shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing without giving effect to any “Material Adverse Effect” or similar materiality qualification herein (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all material respects on and as of such dates) and (ii) the representations and warranties set forth in ARTICLE V (except for the Purchaser Fundamental Representations) shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing without giving effect to any “Material Adverse Effect” or similar materiality qualification herein (except (A) to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all respects on and as of such dates and (B) those instances in which the failure of the representations and warranties to be true and correct would not in the aggregate have a Material Adverse Effect).

(b)  Performance of Covenants. The Purchaser shall have performed in all material respects all of the covenants and agreements required to be performed by it on or prior to the Closing Date under this Agreement. The Purchaser shall have delivered to the Company all other documents that it is required to deliver to the Company or the Sellers pursuant to this Agreement on or prior to the Closing, including without limitation the deliverables required to be delivered by the Purchaser at the Closing pursuant to Section 2.3.

(c)  Compliance with Laws. The consummation of the transactions contemplated by the Transaction Documents will not be prohibited by any Law, or subject the Company to any penalty or liability or other onerous conditions arising under any Law or imposed by any Governmental Authority.

(d)  Proceedings; Orders. (i) No Legal Proceeding shall be pending or threatened before any Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief (including rescission) in connection with the transactions contemplated by the Transaction Documents; and (ii) no such Order has been entered and not subsequently dismissed or discharged with prejudice. There shall not be in effect any material Order by a Governmental Authority restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; provided, that for the avoidance of doubt, that the receipt of a letter from the Federal Trade Commission or the U.S. Department of Justice’s Antitrust Division similar to the content of the form letter announced and disclosed by the Federal Trade Commission on August 3, 2021 shall not be used as, or deemed to be, the basis for concluding that any closing condition is not, or will not be, satisfied for the purposes of this ARTICLE VIII.

(e)  Governmental Approvals. All (i) waiting periods (and extensions thereof) under the HSR Act and any applicable foreign antitrust and foreign direct investment Laws relating to the transactions contemplated by the Transaction Documents shall have expired or terminated early; (ii) all foreign antitrust and foreign direct investment approvals set forth on Schedule 8.2(e) shall have been obtained and shall be in full force and effect as of the Closing; and (iii) all other filings, notices, licenses, permits, approvals or other consents of, to or with, any Governmental Authority that are listed on Schedule 8.2(e) shall have been duly made or obtained and shall be in full force and effect as of the Closing, each in form and substance satisfactory to the Company.

(f)  No Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect with respect to the Purchaser.

ARTICLE IX

TAX MATTERS

9.1  Tax Returns.

(a)  The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company Entities that relate to taxable periods ending on or before the Closing Date (each a “Pre-Closing Tax Return”) that are due on or before the Closing Date, and shall pay all Taxes due with respect to such Pre-Closing Tax Returns. Such Pre-Closing Tax Returns shall be prepared by treating items on such Pre-Closing Tax Returns in a manner consistent with the past practices of the Company Entities, as applicable, with respect to such items, except as required by applicable Law. The Company shall deliver at least twenty (20) days prior to the due date (taking into account any extension) for the filing of such Pre-Closing Tax Returns to the Purchaser a draft of such Pre-Closing Tax Returns for the Purchaser’s review and reasonable comment. The Company shall consider in good faith any reasonable comment that the Purchaser submits to the Company no more than fifteen (15) Business Days prior to the due date of such Pre-Closing Tax Returns.

(b)  The Purchaser shall cause the Company to prepare and timely file, or shall cause to be prepared and timely filed, all Pre-Closing Tax Returns that are due after the Closing Date, and Sellers shall pay, or cause to be paid to Purchaser, an amount equal to all Taxes due with respect to such Pre-Closing Tax Returns to the extent such Taxes were not reflected in Indebtedness, Working Capital or Seller Transaction Expenses, each as finally determined pursuant to Section 1.4. Such Pre-Closing Tax Returns shall be prepared by treating items on such Pre-Closing Tax Returns in a manner consistent with the past practices of the Company Entities, as applicable, with respect to such items, except as required by applicable Law. The Purchaser shall deliver at least twenty (20) days prior to the due date (taking into account any extension) for the filing of such Pre-Closing Tax Returns to the Seller Representative a draft of such Pre-Closing Tax Returns for the Seller Representative’s review and reasonable comment. The Purchaser shall consider in good faith any reasonable comment that the Seller Representative submits to the Purchaser on behalf of the Sellers no more than fifteen (15) days following the date of receipt of a draft of such Pre-Closing Tax Returns.

(c)  The Purchaser shall cause the Company to prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company Entities that relate to a Straddle Period (each a “Straddle Period Tax Return”), and Sellers shall pay, or cause to be paid, to Purchaser, an amount equal to all Taxes with respect to such Straddle Period Tax Returns that are allocable to the portion of the Straddle Period ending on the Closing Date as determined pursuant to Section 9.1(d), to the extent such Taxes were not reflected in Indebtedness, Working Capital or Seller Transaction Expenses, each as finally determined pursuant to Section 1.4. Such Straddle Period Tax Returns shall be prepared by treating items on such Straddle Period Tax Returns in a manner consistent with the past practices of the Company Entities, as applicable, with respect to such items, except as required by applicable Law. The Purchaser shall deliver at least twenty (20) days prior to the due date (taking into account any extension) for the filing of such Straddle Period Tax Returns to the Seller Representative a draft of such Straddle Period Tax Returns for the Seller Representative’s review and reasonable comment. The Purchaser shall consider in good faith any reasonable comment that the Seller Representative submits to the Purchaser on behalf of the Sellers no more than fifteen (15) days following the date of receipt of a draft of such Straddle Period Tax Returns.

(d)  With respect to a Straddle Period, the portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing Date will be: (A) (i) in the case of all Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of any other Taxes, be deemed to be Taxes of the Company or the Company Entities for a Pre-Closing Tax Period in an amount equal to the amount of Taxes that would be payable if the relevant Straddle Period ended at the close of business on the Closing Date.

9.2  Tax Credits and Refunds.

(a)  Subject to Section 9.2(c), the Sellers shall be entitled to the amount of any cash tax refund or credit of Taxes of the Company Entities with respect to a Pre-Closing Tax Period (to the extent such Taxes were paid by the Company Entities prior to the Closing or by the Sellers after the Closing) which refund or credit is actually recognized by the Purchaser or its Subsidiaries (including the Company Entities) after the Closing, net of any reasonable cost to the Purchaser and its Affiliates (including the Company Entities after the Closing) attributable to the obtaining and receipt of such refund or credit, except to the extent such refund or credit arises as the result of a carryback of a loss or other tax benefit from a Tax period (or portion thereof) beginning after the Closing Date or such refund or credit was taken into account in the calculation of the Closing Purchase Price, as finally determined pursuant to this Agreement. The Purchaser shall pay, or cause to be paid, to the Payments Account (to be then distributed by the Paying Agent to the Sellers in accordance with the allocation principles set forth in Schedule B hereto) any amount to which the Sellers are entitled pursuant to the prior sentence reasonably promptly following the receipt or recognition of the applicable refund or credit by the Purchaser or its Subsidiaries. To the extent such refund or credit is subsequently disallowed or required to be returned to the applicable Tax Authority, the Sellers agree promptly to repay the amount of such refund or credit, together with any interest, penalties or other additional amounts imposed by such Tax Authority, to the Purchaser. Notwithstanding anything to the contrary in this agreement, Purchaser and its Affiliates (including the Company Entities after the Closing) shall not be required to take any actions to seek or obtain any refund from any Tax Authority, including amending or causing to be amended any Tax Return of any Company Entity.

(b)  The Parties agree that any payments made under this Section 9.2 shall be treated as an adjustment to the Closing Purchase Price for Tax purposes and applicable accounting and financial reporting purposes to the maximum extent permitted by applicable Law.

(c)  Notwithstanding anything to the contrary in this Agreement, the Sellers shall be entitled to any refund of French R&D Tax credits of the Company Entities with respect to a Pre-Closing Tax Period which refund is actually received by the Purchaser or its Subsidiaries (including the Company Entities) after the Closing, net of any reasonable cost to the Purchaser and its Affiliates (including the Company Entities after the Closing) attributable to the obtaining and receipt of such refund. On the date that is twelve (12) months after the date on which the Purchaser or its Subsidiaries (including the Company Entities) receive any such refund, the Purchaser shall pay, or cause to be paid, to the Payments Account (to be then distributed by the Paying Agent to the Sellers in accordance with the allocation principles set forth in Schedule B hereto) the portion of any such refund that is undisputed by the Purchaser or its Subsidiaries (including the Company Entities) with any Taxing Authority. To the extent such refund is subsequently disallowed or required to be returned to the applicable Tax Authority, at the Purchaser’s option (and in its sole discretion), (i) the Purchaser may set off any obligation to make any payment to Sellers, including any Contingent Payment, against any such refund (together with any interest, penalties or other amounts imposed by such Tax Authority) or (ii) the Purchaser may require that the Sellers, and the Sellers agree, promptly to repay the amount of such refund or credit, together with any interest, penalties or other additional amounts imposed by such Tax Authority, to the Purchaser. The Purchaser and its Affiliates (including the Company Entities after the Closing) shall (i) file French R&D Tax credit returns and claim French R&D Tax credits relating to the Straddle Period in a manner consistent with the past practices of the Company Entities to the extent in accordance with applicable Law and (ii) reasonably cooperate in good faith with the Sellers (and at Sellers’ sole expense) upon written request to seek or obtain any refund of French R&D Tax credits relating to a Pre-Closing Tax Period from any Tax Authority, in each case, to the extent such claim or Tax Return position is permitted by applicable Law at a “more likely than not” (or higher) level of confidence and subject to such claim or Tax Return position not being unreasonably detrimental to the Purchaser or its Affiliates (including the Company Entities after the Closing) in each case as reasonably determined by the Purchaser; provided, the Purchaser and its Affiliates (including the Company Entities after the Closing) shall not be required to litigate before any court any challenge by a Tax Authority of French R&D Tax credits to the extent such litigation has chances of success lower than a “more likely than not” level of confidence or are unreasonably detrimental to the Purchaser or its Affiliates (including the Company Entities after the Closing) in each case as reasonably determined by the Purchaser. The Sellers shall not be entitled to any payment with respect to the amount of any refund or credit of Taxes of the Company Entities with respect to France R&D Tax credits except as set forth in this Section 9.2(c).

9.3  Tax Contests.

(a)  The Purchaser and the Company, on the one hand, and the Sellers and their respective Affiliates, on the other hand, shall promptly notify each other upon receipt by such Party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes (including French R&D Tax credits) or Tax Returns of the Company Entities relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”). Any failure to so notify the other Party of any Tax Contest shall not relieve such other Party of any liability with respect to such Tax Contest except to the extent such Party was actually prejudiced as a result thereof. The Purchaser shall control the conduct of any Tax Contest, including any settlement or compromise thereof; provided, however, that (i) the Company shall keep the Seller Representative reasonably informed of the progress of any Tax Contest on behalf of the Sellers, and (ii) the Seller Representative shall be entitled to participate in any Tax Contest on behalf of the Sellers at the Sellers’ sole cost and expense. The Purchaser shall not settle or compromise any such Tax Contest for which the Sellers are liable under ARTICLE X (taking into account any applicable limitations set forth therein) without obtaining the prior written consent of the Seller Representative on behalf of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)  The Purchaser shall have sole control of the conduct of all other inquiries, claims, assessments, audits or similar events with respect to Taxes or Tax Returns of the Company Entities.

(c)  In the event of any conflict or overlap between the provisions of this Section 9.3 and Section 10.4, the provisions of this Section 9.3 shall control.

9.4  Books and Records; Cooperation. Each Party shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of any Tax Returns of the Company Entities and in any audit, litigation or other proceeding with respect to Taxes. The Purchaser and Sellers agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by the Purchaser or Sellers, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of the Purchaser and the Sellers shall retain all books and records with respect to Taxes of the Company Entities for a period of at least seven (7) years following the Closing. This Section 9.4 shall only apply to Tax Returns and Taxes as to any Pre-Closing Tax Period and any Straddle Period. Notwithstanding anything to the contrary in this Section 9.4, the Purchaser shall not be obligated to file an amended Tax Return with respect to any Pre-Closing Tax Period.

9.5  Transfer Taxes. All transfer Taxes and registration duties (droits d’enregistrement) referred to in article 726, I-1° of the French Tax Code (Code général des impôts) (the “Transfer Taxes”) incurred in connection with the Purchaser’s purchase of the Shares pursuant to this Agreement, shall be paid by the Purchaser when due, provided that the Sellers shall cooperate and provide all assistance to the Purchaser to permit the assessment of such Transfer Taxes and the fulfilling of the related registration formalities. The Purchaser and Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes that could be imposed in connection with the Transactions.

9.6  Section 338. Notwithstanding anything in this Agreement to the contrary, the Purchaser in its sole discretion shall be entitled (but shall have no obligation) to make, or cause to be made, an election pursuant to Section 338(g) of the Code (or any corresponding elections under state, local or non-U.S. Tax Law) with respect to its acquisition of any non-U.S. Company Entity. The Sellers shall reasonably cooperate with Purchaser and its Affiliates and use their commercially reasonable efforts to provide Purchaser and its Affiliates with any assistance reasonably requested by Purchaser in connection with making such elections with respect to any Company Entity. The Sellers shall provide or cause to be provided any reasonably requested Code Section 1445 or Code Section 1446(f) certificates with respect to any Company Entity taking into account transactions contemplated by this Agreement.

9.7  Post-Closing Tax Actions. Except as required by applicable Law or in the ordinary course of business, without the prior written consent of the Seller Representative on behalf of the

Sellers (which consent shall not be unreasonably withheld, conditioned, or delayed), in each case to the extent such action would reasonably be expected to materially increase Taxes for which the Sellers are liable pursuant to this Agreement, Purchaser shall not, and shall not permit any of its Affiliates (including, after the Closing, any Company Entity), to: (i) amend any Tax Return of any Company Entity for any Pre-Closing Tax Period, or (ii) make any Tax election with respect to any Company Entity (other than any election under Section 338 of the Code for any non-U.S. Company Entity), which Tax election would be effective for any Pre-Closing Tax Period.

9.8  Tax Sharing Agreements. All Tax sharing agreements or similar agreements between any Company Entity, on the one hand, and any of the Sellers and their Affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, no Company Entity shall be bound thereby or have any liability thereunder.

9.9  Withholding. Each of the Parties, the Escrow Agent, the Paying Agent, the Company Entities and their Affiliates and any other party required to make a payment pursuant to this Agreement shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld under any Tax Law with respect to the making of such payment. To the extent that amounts are so withheld and paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. For the avoidance of doubt, this provision covers any withholding Tax that Purchaser, any of its Affiliates or any Company Entities (the “French WHT Debtor”) would be required to pay directly to the French Tax Authorities on behalf of the Sellers in accordance with Article 182 A ter of the French Tax Code (code général des impôts) (the “French WHT”), and which may thus be withheld by Purchaser, any of its Affiliates or any Company Entities from any payment required to be made to the Sellers pursuant to this Agreement. In the event that the French WHT Debtor is required to pay to the French Tax Authorities any French WHT that it failed to deduct from a payment due to the Sellers under this Agreement, the Sellers shall pay to the French WHT Debtor the amount of such French WHT and, if such failure to deduct is the result of the Sellers or their counsels not having provided accurate information and expressly informed the French WHT Debtor that such French WHT was to be paid for the relevant Sellers, any applicable penalties or late payment interest, no later than 10 days prior to the date on which these amounts are due to be paid to the French Tax Authorities.

ARTICLE X

INDEMNIFICATION

10.1  Survival.

(a)  All representations, warranties, covenants, obligations and agreements of the Company Entities, the Sellers, and the Purchaser made in this Agreement and the other Transaction Documents executed and delivered in connection herewith (i) shall be deemed to have been relied upon by the Party or Parties to whom they are made, and shall survive the Closing regardless of any investigation on the part of such Party or its agents or other Representatives, and (ii) shall bind the Parties’ successors and assigns, whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties, covenants, obligations and agreements shall inure to the benefit of the Parties and their respective successors and assigns and to their transferees of Equity Interests of the Company or the Purchaser, whether so expressed or not.

(b)  The representations and warranties of the Parties contained in this Agreement shall survive until the date that is eighteen (18) months after the Closing Date; provided, that the Fundamental Representations and the representations and warranties set forth in Section 3.19 (Tax Matters) shall survive until the date that is ninety (90) days following the expiration of the applicable statute of limitations. The covenants, obligations and agreements in this Agreement and the other Transaction Documents that by their nature are required to be performed by or prior to the Closing shall expire on, and claims may only be brought in respect of a breach thereof within three (3) months after the Closing Date. All covenants, obligations and agreements contained in this Agreement that contemplate performance thereof following the Closing or otherwise expressly by their terms survive the Closing shall survive the Closing in accordance with their terms. For the avoidance of doubt, claims for Fraud shall survive indefinitely. Notwithstanding the foregoing, if a written claim or written notice is given in good faith under this ARTICLE X with respect to any representation, warranty, covenant, obligation or agreement prior to the expiration of the applicable survival period, the claim with respect to such representation, warranty, covenant, obligation or agreement shall continue indefinitely until such claim is finally resolved pursuant to this ARTICLE X.

10.2  Indemnification

(a)  From and after the Closing Date and subject to the provisions of this ARTICLE X, the Sellers shall severally and not jointly, in accordance with each Seller’s Percentage, indemnify Purchaser and its Affiliates from any and all Losses incurred by any or all of the Purchaser and each if its Affiliates (including the Company Entities after consummation of the Transactions), Representatives, successors and permitted assigns, as applicable (collectively, the “Purchaser Affected Parties”) resulting or arising from:

(i)  any breach or inaccuracy of any of the representations or warranties (other than the Seller Fundamental Representations) made by the Company in ARTICLE III and by the Sellers in ARTICLE IV of this Agreement; provided, that for purposes of determining (A) whether there has been a breach or inaccuracy of such representation or warranty or (B) the amount of any Losses suffered or incurred resulting from or caused by, or arising out of or in connection with, any such breach or inaccuracy of any such representation or warranty, in each case, any references or qualifications as to “materiality”, “Material Adverse Effect” or words of similar import included therein shall be disregarded;

(ii)  any breach or inaccuracy of any of the Seller Fundamental Representations; provided, that for purposes of determining the amount of any Losses suffered or incurred resulting from or caused by, or arising out of or in connection with, any such breach or inaccuracy of any such Fundamental Representation, in each case, any references or qualifications as to “materiality”, “Material Adverse Effect” or words of similar import included therein shall be disregarded;

(iii)  any breach of or failure to perform, fulfill or comply with any covenant, obligation or agreement in this Agreement made by (A) the Sellers or the Seller Representative or (B) the Company to the extent it is to be performed at or prior to Closing;

(iv)  any Indebtedness or Seller Transaction Expenses that are not included in the calculation of the Sellers’ Closing Consideration as finally determined in accordance with Section 1.4;

(v)  any Fraud by the Company or any of the Sellers;

(vi)  without duplication, (A) any Taxes of any Company Entity with respect to any Pre-Closing Tax Period; (B) any Taxes of Sellers (including capital gains Taxes arising as a result of the transactions contemplated by this Agreement) or any of their Affiliates (excluding the Company Entities) for any Tax period, whether or not imposed on Purchaser or the Company Entities; (C) Taxes for which any Company Entity (or any predecessor of the foregoing) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; (D) Taxes imposed on or payable by third parties with respect to which any Company Entity has an obligation to indemnify such third party pursuant to a transaction consummated on or prior to the Closing; and (E) any withholding Taxes imposed with respect to payments pursuant to this Agreement, in each case, except to the extent such Taxes were included in the final determination of Closing Working Capital, Closing Indebtedness or Closing Seller Transaction Expenses;

(vii)  any claim relating to the allocation of the Purchase Price among the Sellers;

(viii)  (A) any Taxes, interest or penalties, in any case, imposed under or by operation of Sections 280G or 4999 of the Code (including via any state law, collectively “280G Taxes”) upon payments or amounts that are paid or reimbursed by Purchaser or the Company or any of their Affiliates (including, for clarity, any 280G Taxes imposed on any employee or other service provider of any such entity and paid or reimbursed by any of the foregoing entities), (B) any additional amount sufficient to pay any Taxes imposed on any such Person or on any of Purchaser or the Company or any of their Affiliates as a result of the payment or reimbursement of any amounts contemplated by subclause (A) (e.g., including any pyramiding Taxes and any employer Taxes resulting from such payments), (C) any Tax deduction by Purchaser or the Company or any of their Affiliates with respect to the payment or reimbursement of any amounts described in subclauses (A) and (B), in each case, that would have been available but for the application of Section 280G of the Code and (D) all out-of-pocket third-party expenses actually incurred by Purchaser or the Company or any of their Affiliates in administering or otherwise in connection with any of the foregoing (e.g., legal, accounting or other professional fees), in the case of subclauses (A), (B) and (D), to the extent not fully paid prior to the Closing;

(ix)  the matters set forth on Schedule 10.2(a)(ix) of the Company Entities Disclosure Letter; or

(x)  the matter set forth on Schedule 10.2(a)(x) of the Company Entities Disclosure Schedule.

(b)  From and after the Closing Date until April 1, 2027, and subject to the provisions of this ARTICLE X, the Sellers shall severally and not jointly, in accordance with each Seller’s Percentage, indemnify Purchaser and its Affiliates from the IP Claim Percentage of any and all Losses incurred by any of the Purchaser Affected Parties resulting or arising from, regardless of any disclosure on the Company Entities Disclosure Schedule, any claim, allegation or assertion that (i) the operation of the Company Entities’ business (including the sale of Current Company Offerings) prior to the Closing, or its continued operation after the Closing consistent with the operation of the Company business prior to the Closing, in each case as related to the Current Company Offerings, or (ii) the design, development, use, manufacture, marketing, distribution, import or sale of any Current Company Offerings by the Company, Purchaser or its Affiliates infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of any third party (collectively “Intellectual Property Claims”).

(c)  From and after the Closing Date and subject to the provisions of this ARTICLE X, the Purchaser shall pay an additional cash consideration to the Payments Account for disbursement to the Sellers to indemnify them from any and all Losses incurred by any of the Sellers, their respective Affiliates, Representatives, successors and permitted assigns, as applicable (collectively, the “Seller Affected Parties” and together with the Purchaser Affected Parties, the “Affected Parties”) resulting or arising from:

(i)  any breach or inaccuracy of any of the representations or warranties (other than the Purchaser Fundamental Representations) made by the Purchaser in this Agreement; provided, that for purposes of determining the amount of any Losses suffered or incurred resulting from or caused by, or arising out of or in connection with, any such breach or inaccuracy of any such representation or warranty, in each case, any references or qualifications as to “materiality”, “Material Adverse Effect” or words of similar import included therein shall be disregarded;

(ii)  any breach of or failure to perform, fulfill or comply with any covenant, obligation or agreement made by the Purchaser in this Agreement; or

(iii)  any Fraud by the Purchaser.

10.3 Limitations on Liability; Priority of Remedies.

(a)  Limitations: Notwithstanding anything to the contrary contained in this Agreement, the Sellers shall be obligated to indemnify Purchaser and its Affiliates pursuant to:

(i)  Section 10.2(a)(i) with respect to any breach of, or inaccuracy in, any or all of the representations or warranties which are the subject of such section, and the Purchaser shall be entitled to the payment of the amount of Losses incurred by the Purchaser Affected Parties in connection with the breach of, or inaccuracy in, such representations or warranties to the extent that the aggregate amount of all of their liability under such indemnity obligations pursuant to Section 10.2(a)(i) with respect to all such claims thereunder exceeds $2,000,000 (the “Basket Threshold”), and in such event, the Purchaser Affected Parties shall seek recovery from the Sellers for an amount equal to the amount of such Losses above $1,000,000 and such Losses shall be recoverable (A) first, from the General Escrow Account until the earlier of (1) full release in accordance with the terms of the Escrow Agreement and (2) its complete depletion (which shall be deemed to have occurred when the General Escrow Account is then subject to unresolved claims in excess of its then-current amount); then (B) second, by exercising the Purchaser’s right of set off, in accordance with Section 10.6, then (C) third, and solely to the extent that, at the point of such determination, all amounts that have been earned and are payable, but have not yet been paid, to the Sellers by the Purchaser following the Closing pursuant to this Agreement have been fully set off against and reduced to zero, to the extent this Agreement provides for such set-off, pursuant to Section 10.6, directly from the Sellers, on a several and not joint basis; provided, that in no event shall any Seller be obligated to pay in excess of such Seller’s Percentage of the General Representation Indemnity Cap with respect to such claims; provided further, that, for the avoidance of doubt, this Section 10.3(a)(i) shall not apply in any respect to the repayment obligations of the Sellers with respect to the Fundamental Representations, which are discussed in Section 10.3(a)(ii) below, and the limitations set forth herein shall not apply with respect to Fraud with respect to any such representations and warranties;

(ii)  Sections 10.2(a)(ii) through (ix) with respect to the matters addressed in the applicable section, and the Purchaser shall be entitled to the payment of an amount equal to the amount of Losses incurred by the Purchaser Affected Parties in connection with any of the claims under any of such sections; provided, that in no event shall any Seller be obligated to pay in excess of the Purchase Price received by such Seller (each Seller’s “Fundamental Indemnity Cap”) with respect to such claims; provided further, that, with respect to this Section 10.3(a)(ii), the Purchaser Affected Parties shall seek recovery for repayment (A) first, from the General Escrow Account and/or, at the option of the Purchaser, from the Special Escrow Account) until the earlier of (1) the full release of the General Escrow Account in accordance with the terms of the Escrow Agreement, and (2) the complete depletion of the General Escrow Account (which shall be deemed to have occurred when the General Escrow Account is then subject to unresolved claims in excess of its then-current amount), then, (B) second, by exercising the Purchaser’s right of set off in accordance with Section 10.6, then, (C) third, directly from the Sellers, on a several and not joint basis and/or, at the option of the Purchaser, from the Special Escrow Account), but in each case subject to each Seller’s Fundamental Indemnity Cap; and

(iii)  Section 10.2(a)(x) with respect to claims made pursuant to such section; provided, that the Purchaser Affected Parties’ sole source of recovery with respect to such claims shall be the Special Escrow Account. For the avoidance of doubt, the Purchaser Affected Parties shall not be entitled to indemnification for any amount in excess of the Special Escrow Amount with respect to any Losses resulting or arising from claims made pursuant to such section; and

(ii)  Section 10.2(b) with respect to any Intellectual Property Claims, and the Purchaser shall be entitled to the payment of the IP Claim Percentage the amount of Losses incurred by the Purchaser Affected Parties in connection with such Intellectual Property Claims to the extent that the aggregate amount of all of their liability under such indemnity obligations pursuant to Section 10.2(b) with respect to all such claims thereunder exceeds the IP Indemnity Deductible, and in such event, the Purchaser Affected Parties shall seek recovery from the Sellers for an amount equal to the amount of such Losses above the IP Indemnity Deductible in the aggregate and such Losses shall be recoverable (A) first, from the General Escrow Account until the earlier of (1) full release in accordance with the terms of the Escrow Agreement and (2) its complete depletion (which shall be deemed to have occurred when the General Escrow Account is then subject to unresolved claims in excess of its then-current amount); and then (B) second, by exercising the Purchaser’s right of set off, in accordance with Section 10.6. For the avoidance of doubt, any Losses incurred by the Purchaser Affected Parties in connection with any Intellectual Property Claim shall be paid by the Sellers up to the IP Claim Percentage of any and all Losses, unless and until the IP Indemnity Cap has been met, at which point Sellers shall no longer be obligated to indemnify Purchaser for any such Intellectual Property Claims made pursuant to Section 10.2(b).

(b)  De Minimis Claims. Notwithstanding anything to the contrary herein, a Purchaser Affected Party shall have no right to indemnification for Losses pursuant to Section 10.2(a)(i) unless and until the aggregate amount of all Losses applicable to any individual matter (it being understood that any Losses or series of Losses arising out of or relating to the same facts or occurrences shall be considered Losses applicable to the same individual matter) exceeds $75,000 (the “De Minimis Threshold”) and no Losses below the De Minimis Threshold shall be counted towards the Basket Threshold; provided, that after Losses from any individual matter exceed the De Minimis Threshold in the aggregate, any and all Losses from such individual matter shall be counted towards the Basket Threshold.

(c)  For the avoidance of doubt, in no event shall the Sellers’ aggregate liability pursuant to any and all claims made by the Purchaser Affected Parties pursuant to this ARTICLE X exceed the Fundamental Indemnity Cap.

10.4 Indemnification Procedures.

(a)  In the event that any Legal Proceedings shall be instituted, or any claim shall be asserted, by any Person not party to this Agreement in respect of any matter that (if true) would give rise to an Indemnification Claim (a “Third-Party Claim”), in each case, the Purchaser or the Seller Representative, as the case may be, shall cause written notice thereof (a “Claim Notice”) to be delivered promptly to the party from whom payment is sought (the “Indemnifying Party”) which, in a claim against the General Escrow Account or Special Escrow Account, shall be delivered to the Seller Representative; provided, however, that so long as such Claim Notice is given within the applicable time period described in Section 10.1, no delay on the part of the Purchaser or the Seller Representative in giving any such Claim Notice shall relieve the Purchaser or the Sellers of any payment obligation hereunder unless (and then solely to the extent that) the Purchaser or the Sellers, as the case may be, forfeits rights or defenses by reason of such delay or is otherwise materially prejudiced by such delay. Each Claim Notice shall be in writing and (A) shall specify the basis for payment claimed by the Purchaser or the Seller Representative, as the case may be, and (B) if such Claim Notice is being given with respect to a Third-Party Claim, such Claim Notice shall describe in reasonable detail such Third-Party Claim, and will include copies of all material written evidence thereof in the Affected Party’s possession or control and will indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Affected Party.

(b)  The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise handle any Indemnification Claim and if the Indemnifying Party elects to defend against, negotiate, settle or otherwise handle any Indemnification Claim, it shall within twenty (20) Business Days of receipt of the applicable Claim Notice (the “Dispute Period”) notify the Affected Party of its intent to do so; provided, that the Indemnifying Party shall not have the right to assume the defense of any such Indemnification Claim to the extent that (i) the Indemnification Claim relates to or arises in connection with a criminal proceeding (other than a misdemeanor), or any non-criminal proceeding against the Purchaser, the Company, or any of their respective Affiliates and the adverse determination of which, in the reasonable opinion of the Affected Party, could reasonably be expected to have a Material Adverse Effect; (ii) the principal relief sought by such Indemnification Claim is an injunction or equitable relief against the Purchaser, the Company, or any of their respective Affiliates (and solely to the extent of the Indemnification Claim that relates to such injunction or equitable relief); or (iii) the aggregate amount of Losses reasonably expected to result from such Third-Party Claim at the time when the applicable Claim Notice is delivered, together with the aggregate amount of Losses reasonably expected to result from all other Third-Party Claims with respect to which a Claim Notice has previously been delivered in compliance with the terms of this Agreement, exceeds an amount equal to (A) the General Representations Indemnity Cap (in the case of all such Indemnification Claims subject to the General Representations Indemnity Cap), (B) the Purchase Price (in the case of all such Indemnification Claims subject to the Fundamental Indemnity Cap or of any covenants or, in the case of claims of Fraud), or (C) the IP Indemnity Cap (in the case of all such Indemnification Claims subject to the IP Indemnity Cap). If the Indemnifying Party does not elect within the Dispute Period to defend against, negotiate, settle or otherwise handle any Indemnification Claim, the Affected Party may defend against, negotiate, settle or otherwise handle such Indemnification Claim. If the Indemnifying Party elects to defend against, negotiate, settle with or otherwise handle any Indemnification Claim, the Affected Party may participate, at its own expense, in the defense of such Indemnification Claim; provided, however, that such Affected Party shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the Indemnifying Party if (I) so requested by the Indemnifying Party to participate or (II) in the reasonable opinion of counsel to the Affected Party, a conflict or potential conflict exists between the Affected Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Affected Parties in connection with any Indemnification Claim. The Affected Party and the Indemnifying Party agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim (except to the extent such cooperation would reasonably be likely to (1) cause the loss of any attorney-client or other similar privilege of the disclosing party, (2) contravene any applicable Law, fiduciary duty or binding agreement applicable to the disclosing party or (3) unreasonably interfere with the business or operations of the disclosing party). Notwithstanding anything in this Section 10.4 to the contrary, in the event that the Indemnifying Party has elected to defend against, negotiate, settle or otherwise handle any Indemnification Claim, the Indemnifying Party shall not, without the prior written consent of the Affected Party, which consent may not be unreasonably withheld, conditioned or delayed, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment (each a “Settlement”); provided, however, that the Indemnifying Party may effect a Settlement without such consent if, with respect to such Settlement (A) the claimant and such Indemnifying Party provide to such Affected Party an unqualified and unconditional release from all liability in respect of the Indemnification Claim on a customary form acceptable to each applicable Affected Party, (B) such Settlement does not impose any liabilities or obligations (financial or otherwise) on the Affected Party (including an injunction or other equitable relief), and (C) with respect to any non-monetary provision of such Settlement, such provisions would not, or would not be reasonably likely to, in the Affected Party’s sole judgment, have any material adverse effect on the business, assets, properties, financial condition or results of operations of the Affected Party or its Affiliates (including the Company and its subsidiaries).

(c)  If the Indemnifying Party does not undertake within the Dispute Period to defend against an Indemnification Claim, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but, in such case, the Affected Party shall control the investigation and defense (including any Settlement). If the Affected Party has assumed the defense, the Affected Party will not agree to any Settlement without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed).

(d)  Any claim by the Purchaser or the Seller Representative, as the case may be, on account of a Loss that does not result from a Third-Party Claim (each, a “Direct Claim”) will be asserted by the Purchaser or the Seller Representative, as the case may be, giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice will not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise materially prejudiced by such failure. Such notice by the Purchaser or the Seller Representative, as the case may be, will describe the Direct Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Affected Party. The Indemnifying Party will have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) day period, the Affected Party will allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to such Direct Claim, and whether and to what extent any amount is payable in respect of such Direct Claim and the Affected Party will assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party will be deemed to have rejected such claim, in which case the Purchaser or the Seller Representative, as the case may be, will be free to pursue such remedies as may be available to it on the terms and subject to the provisions of this Agreement (including through judicial actions, suits or proceedings).

(e)  In the event that a Seller is the Affected Party or the Purchaser is seeking indemnification from the General Escrow Account or the Special Escrow Account, (i) all notices to such Seller or Indemnifying Party, as applicable, pursuant to this Section 10.4 shall be given to the Seller Representative and (ii) the Seller Representative shall take all actions which may be taken by such Indemnifying Party or Seller, as applicable, pursuant to this Section 10.4 that the Seller Representative deems necessary or appropriate in his, her or its sole discretion.

10.5 Other Matters Concerning Indemnification.

(a)  It is the express intent of the Parties that, if the applicable period for an item as contemplated by this ARTICLE X is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in Section 10.1, for the assertion of claims under this Agreement, are the result of arms’ length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

(b)  Each of the Parties will mitigate any Losses for which it seeks to be indemnified pursuant to this ARTICLE X upon becoming aware of any fact, event or circumstance that has resulted in, or would reasonably be expected to give rise to, any Loss to the extent provided by Law; provided, that nothing in this Section 10.5(b) shall require any Party to restructure or change their tax jurisdiction or tax residency. The amount of any Losses for which indemnification is provided under this ARTICLE X shall be net of the sum of (i) all Tax benefits actually realized by the Affected Party as a result of such Losses (within the two fiscal tax years following) the year such Losses are incurred, plus (ii) any amounts actually recovered by the Affected Party under insurance policies, indemnity or contribution agreements, and Contracts with respect to such Losses (net of any increase in the applicable premiums resulting therefrom and of any Taxes due by the Affected Party on these amounts). In the event that an insurance, indemnification or other recovery or redress is made by any party with respect to any Losses for which any such Person has been indemnified hereunder and has received or retained funds in the amount of the Losses or portion thereof, then a refund equal to the lesser of (A) the amount of such funds received and (B) the aggregate amount previously paid by the Indemnifying Party in respect of such Losses shall be made promptly to the Indemnifying Party.

(c)  Notwithstanding anything to the contrary in this Agreement, for purposes of determining indemnification under Section 10.2(a)(vi), references to “Losses” and “Taxes” shall be deemed to include amounts that would have constituted “Losses” or “Taxes” but for the set off or other utilization of any loss, deduction, credit or other Tax asset (1) generated by the Purchaser or any of its Affiliates (other than the Company Entities) in any Tax period or (2) first generated by any Company Entity in any Tax period (or portion thereof) ending after the Closing Date and unrelated to the incurrence of any Losses that are or may be the subject of a claim for indemnification pursuant to Section 10.2(a)(vi).

(d)  Increased liability to VAT will not be taken into account in the amount of a Loss where such VAT can be effectively deducted or recovered by the Affected Party, or otherwise give rise to a credit effectively refunded to the Affected Party.

(e)  Notwithstanding anything to the contrary in this Agreement, any amounts payable pursuant to the indemnification obligations under this ARTICLE X shall be paid without duplication and in no event shall any Party be indemnified under different provisions of this Agreement for Losses that have already been paid or otherwise taken into account under this Agreement on a dollar-for-dollar basis. Without limiting the generality of the foregoing, the Purchaser shall make no claim for indemnification under this ARTICLE X in respect of any matter that is taken into account as a dollar-for-dollar reduction in Sellers’ Closing Consideration in the calculation of any adjustment to the Sellers’ Closing Consideration pursuant to Section 1.4.

(f)  All indemnification payments made under this Agreement shall constitute an adjustment to the Closing Purchase Price for all applicable Tax purposes to the greatest extent permitted by applicable Law and shall be reported as such by the Parties on their Tax Returns.

10.6 Set Off. The Sellers, hereby expressly acknowledge and agree that, in accordance with and subject to the limitations set forth in this ARTICLE X, the Purchaser may set off any amount(s) to which the Purchaser may be entitled to recover under this ARTICLE X, against any amounts that may otherwise become payable to the Sellers by the Purchaser following the Closing, including, for the avoidance of doubt, any Contingent Payment.

10.7 Exclusive Remedy; Nature of Representations and Warranties. Subject to Section 13.9, following the Closing Date, the Parties’ sole and exclusive remedy for any and all claims (other than claims arising from Fraud) for any inaccuracy or breach of any representation, warranty, covenant, obligation or other agreement contained in this Agreement shall be indemnification in accordance with this ARTICLE X, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted by Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, obligation or other agreement set forth herein or otherwise relating to the subject matter of this Agreement that it may have against another Party and its Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE X. Notwithstanding the foregoing, this Section 10.7 shall not (i) interfere with or impede the operation of the provisions of ARTICLE I providing for the resolution of certain disputes relating to the Sellers’ Closing Consideration or any Contingent Payment between the Parties or by an Independent Accountant and (ii) apply to Section 7.9, which shall be binding upon, and enforceable by the Seller Representative in its entirety against, the Sellers.

ARTICLE XI

TERMINATION

11.1 Termination. Without prejudice to other remedies which may be available to the Parties pursuant to this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)  Mutual Consent. By mutual written consent of the Purchaser and the Company;

(b)  Breach of Representations, Warranties, Covenants or Agreements.

(i)  By the Purchaser upon delivery of written notice to the Company, if there has been a violation, breach or failure to perform of any representation, warranty, covenant or agreement made by the Sellers or the Company in this Agreement, which violation, breach or failure (i) would give rise to the failure of a condition set forth in Section 8.1, (ii) has not been waived by the Purchaser in writing (which may be via e-mail), and (iii) (x) cannot be cured by the End Date or (y) if capable of being cured, shall not have been cured by the earlier of (1) thirty (30) calendar days following receipt of written notice from the Purchaser of such breach or (2) the date that is two (2) calendar days prior to the End Date;

(ii)  By the Company upon delivery of written notice to the Purchaser, if there has been a violation, breach or failure to perform of any representation, warranty, covenant or agreement made by the Purchaser in this Agreement, which violation, breach or failure (i) would give rise to the failure of a condition set forth in Section 8.2, (ii) has not been waived by the Company in writing (which may be via e-mail), and (iii) (x) cannot be cured prior to the End Date or (y) if capable of being cured, shall not have been cured by the earlier of (1) thirty (30) calendar days following receipt of written notice from the Company of such breach or (2) the date that is two (2) calendar days prior to the End Date;

(c)  End Date. By either the Purchaser or the Company upon delivery of written notice to the other if the Closing has not occurred on or before 5:00 p.m., Eastern time, on January 31, 2024 (the “End Date”); provided however, that (i) in the event that a party (including any Governmental Authority) other than the Purchaser, Parent or the Company has sought an Order, stay, decree, judgment or temporary or permanent injunction which is intended to prevent or prohibit consummation of the Transaction, the End Date shall also be automatically delayed, without any further action of the Parties, until a date no later than ten (10) Business Days after such Order, stay, decree, judgment or injunction is finally issued or denied, without appeal, and (ii) the right to terminate this Agreement under this Section 11.1(c) shall not be available to the Purchaser or the Company in the event that such Person’s (including, in the case of the Company, any Seller’s) violation, breach or failure to perform of any representation, warranty, covenant or agreement made by such Person (or, in the case of the Company, by any Seller) under this Agreement has been the primary cause of the failure of the Closing to occur on or before the End Date;

(d)  Orders; Laws. By either the Purchaser or Company upon delivery of written notice to the other if any Governmental Authority shall have issued or entered any judgment, Order or decree, enacted any Law or taken any other action which, in any such case, (i) permanently restrains, enjoins or otherwise prohibits the consummation of all or any of the transactions contemplated by this Agreement, (ii) would prevent the Closing from occurring as contemplated by this Agreement on or prior to the applicable time on the End Date or (iii) has had or would reasonably be expected to have a Material Adverse Effect; provided, that neither the Purchaser nor the Company will be entitled to terminate this Agreement pursuant to this Section 11.1(d) if (x) such Person’s (or, in the case of the Company, any Seller’s) breach of, or failure to fulfill any obligation under, this Agreement is the primary cause of the issuance or entry of such judgment, Order or decree or (y) such Person (or, in the case of the Company, any Seller) shall have materially breached its obligations under (and subject to the limitations in) ARTICLE VI of this Agreement to resist, resolve or lift such judgment, Order or decree or Law; or

(e)  Material Adverse Effect. By the Purchaser upon delivery of written notice to the Company if there shall have occurred a Material Adverse Effect.

11.2 Effect of Termination. In the event of any valid termination of this Agreement by either the Purchaser or the Company as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party or any of its or their Affiliates to any other Person by virtue of, arising out of or otherwise in connection with this Agreement except that (i) nothing in this Agreement will relieve any party from any material breach of this Agreement prior to such termination or for Fraud and (ii) this Section 11.2, Section 7.2 (Confidentiality), Section 7.5 (General Release), Section 7.9(d) (Exculpation and Indemnification of Seller Representative), and ARTICLE XIII (Miscellaneous) and any pre-termination breaches of such provisions shall survive any termination of this Agreement and each party shall be entitled to all remedies available at law or in equity in connection with any past or future breach of any such provision.

ARTICLE XII

DEFINITIONS

12.1 Definitions. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the respective meanings specified as follows when used in this Agreement:

“Accounting Principles” means, in respect of accounting matters, French GAAP (and the policies, principles and practices generally accepted and consistent therewith) or any other applicable Law, as the case may be.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“AML Laws” means all applicable Laws and Sanctions, state and federal, criminal and civil, that: (a) limit the use of or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a “financial institution” (as defined in 31 U.S.C. 5312 (a)(z), as periodically amended) conducts business; (d) are designed to disrupt the flow of funds to terrorist organizations; (e) concerning money laundering; or (f) prohibit (i) off-the-books accounts recording non-existent expenditure, or improperly recorded expenditure, in connection with bribery or corruption; or (ii) obtaining Tax deductions for bribes or corrupt expenditure.

“Anti-Corruption Laws” means any Laws relating to anti-bribery or anticorruption (governmental or commercial) that applies to the business and dealings of any Company Entity from time to time, including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including France’s SAPIN II, the FCPA, the U.K. Bribery Act of 2010, Prevention of Corruption Act, 1988 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.“BSA” means any issued share warrants (bons de souscription d’actions) each giving the right to their holder to subscribe to one ordinary share of the Company as set forth in Schedule 3.4(c) of the Company Entities Disclosure Schedule.

“BSPCE” means any issued founder warrants (bons de souscription de parts de créateur d’entreprise) each giving the right to their holder to subscribe to one ordinary share of the Company as set forth in Schedule 3.4(c) of the Company Entities Disclosure Schedule.

“Business Day” means any day other than a Saturday, a Sunday or a day on which national banking institutions in New York, New York or Paris, France are required or authorized to be closed.

“Cancellation and Adherence Agreement” means the agreement by which each Cancelling Options Holder and each Virtual Share Holder agrees to cancel its Cancelled Company Options and/or Virtual Share Awards, as applicable, in exchange for the right to receive the payments set forth herein, adheres to this Agreement and becomes a Seller, in the form of Exhibit E attached hereto.

“Cancelled Company Option” means any Company Option of a Cancelling Options Holder which are cancelled prior to the Closing in accordance with Section 1.2.

“Cancelling Options Holder” means any U.S. Options Holder whose Company Options are cancelled prior to the Closing in accordance with the provisions herein including Schedule A.

“Closing Cash” means the sum (expressed in United States dollars) of (a) all cash (including, for the avoidance of doubt, the Options Price) and (b) all cash equivalents (including deposits, marketable securities, and short term investments, in each case, that are convertible into cash within thirty (30) days) of the Company Entities as of 11:59 P.M. Eastern Time on the date immediately preceding the Closing Date. Closing Cash shall (i) be reduced by issued but uncleared checks and drafts of the Company or any of its Subsidiaries and (ii) be increased by checks and drafts deposited for the account of the Company Entities, in each case as of the close of business on the date immediately preceding the Closing Date. Notwithstanding anything to the contrary contained herein, in no event shall “Closing Cash” include any amounts taken into account in the calculation of Closing Working Capital, Closing Indebtedness, Closing Seller Transaction Expenses or Closing Equity Amount.

“Closing Equity Amount” means the Cancelled Options Price and the Virtual Share Price (it being understood that the Cancelled Options Price and the Virtual Share Price are added solely for the purpose of the Purchase Price, but will be deducted from the Purchase Price and payment waterfall as detailed in Schedule B).

“Closing Indebtedness” means the outstanding amount (in absolute value) of Indebtedness for which the Company is responsible or liable as of immediately prior to the Closing.

“Closing Purchase Price” means (i) $250,000,000, plus or minus (ii) the Estimated Working Capital Adjustment, if any, minus (iii) the amount of the Estimated Closing Indebtedness, minus (iv) the Seller Transaction Expenses, plus (v) the Estimated Closing Cash (if any), plus (vi) the Closing Equity Amount) (such resulting amount pursuant to clauses (i) through (vi), the “Estimated Closing Purchase Price”), as adjusted pursuant to the provisions of Section 1.4.

“Closing Seller Transaction Expenses” means all Seller Transaction Expenses which have not been paid as of the Closing.

“Closing Working Capital” means the amount of the Working Capital as of immediately prior to the Closing.

“CMS” means the Centers for Medicare & Medicaid Services.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Data” means all data collected, generated, or received in connection with the services rendered by the Company and the marketing, delivery, or use of any Company Offering, including Confidential Data, Personal Information, Tracking Data and all credentials collected, held, or otherwise managed by or on behalf of any Company Entity.

“Company Entities Disclosure Schedule” means the disclosure schedule delivered by the Company and the Sellers to the Purchaser on the date hereof concurrently with entry into this Agreement.

“Company Equity Plan” means the existing equity plans, agreements or arrangements of any Company Entity providing for the grant or issuance of BSA, BSPCE, Company Options, Company free shares or Virtual Share Awards.

“Company Intellectual Property” means any and all Intellectual Property that is owned, purported to be owned or used by, or licensed to the Company Entities.

“Company Offerings” means the products and services (including websites) developed, offered, designed, marketed, licensed, sold, performed, produced, serviced, distributed, or otherwise made available by or on behalf of a Company Entity, including any product or service that is currently under development by a Company Entity or for which any filings or submissions have been made to FDA.

“Company Options” means all unexpired and unexercised options to purchase Equity Interests of the Company.

“Company Organizational Documents” means the Organizational Documents of the Company.

“Confidential Data” means information, including Personal Information, in whatever form that any Company Entity is obligated, by Law or Contract, to protect from unauthorized access, use, disclosure, modification or destruction together with any data owned or licensed by a

Company Entity that is not intentionally shared with the general public or that is classified or designated by the Company as confidential.

“Confidentiality Agreement” means that certain Agreement for Mutual Exchange of Confidential Information by and between Parent and LimFlow US, dated as of February 2, 2021.

“Contract” means any legally binding agreement, contract, instrument, commitment, lease, guaranty, indenture, license, sales order (including purchase orders) or other arrangement (including any amendments, modifications and supplements thereto), in each case whether oral or written.

“Current Company Offerings” means the products and services (including websites) developed, offered, designed, marketed, licensed, sold, performed, produced, serviced, distributed, or otherwise made available by or on behalf of a Company Entity, including products or services that are currently under development by a Company Entity for which any filings or submissions have been made to the FDA (including without limitation [***]), but excluding (x) any and all other future products or services and (y) any and all products or services currently under development for which no filings or submissions for 510(k) clearance or premarket approval have been made to, and no such clearance or approval has been granted by, the FDA.

“D&O Tail Policy Costs” means all premium and Taxes, fees and surcharges imposed thereon, and all reimbursable costs and expenses of the underwriter, in connection with procuring the D&O Tail Policy.

“Environmental Laws” means any Laws regulating or relating to the protection of human health and safety, pollution (or the cleanup thereof), natural resources or the environment, including the protection thereof (including endangered or threatened species, ambient air, soil, surface water or groundwater, or subsurface strata), including Laws relating to contamination, or prevention of pollution of, the environment or of any ecological systems or living organisms, or the use, generation, emission, management, monitoring, investigation, clean up, removal handling, transport, treatment, disposal, storage or any other action related to the Release or threatened Release of Hazardous Substances in, on, at, under or around the air (including the air within buildings or other natural or manmade structures whether above or below ground), water (including water under or within land or in drains or sewers) or soil and land and, more generally, all Laws applicable in respect of: (i) matters relating to those items referred to in Article L. 511-1 of the French Environmental Code, (ii) the regulation of chemicals and products, (iii) asbestos, (iv) the generation, storage, recovery, recycling, transportation or disposal of waste.

“Equity Interests” means with respect to any Person, any of its capital stock, partnership interests (general or limited), limited liability company interests, trust interests or other securities or other equity interests (including for the avoidance of doubt, bonds or other securities convertible or redeemable into shares), warrants, stock options, free shares or similar equity instruments of the Company which may entitle the holder thereof to receive directly or indirectly, immediately or in the future, dividends or distributions on liquidation, winding up or dissolution of such Person, or to vote for the election of directors or other management of such Person, or to exercise other rights generally afforded to stockholders of a corporation (including the ability to exert control over such Person).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any Company Entity shall mean any entity (whether or not incorporated) that, together with such Company Entity, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Accounts” means the separate and distinct accounts established by the Escrow Agent pursuant to the Escrow Agreement to hold the Escrow Amount consisting of the General Escrow Account and the Special Escrow Account.

“Escrow Agent” means Bridge Bank.

“Escrow Agreement” means the escrow agreement to be entered into as of the Closing Date, in the form of Exhibit A attached hereto.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Exercising Options Holder” means any Option Holder who exercises his or her Company Options prior to the Closing Date and becomes a Seller upon execution of a copy of the Joinder.

“Family Member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of an officer, member, manager, director or equityholder of the Company.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.).

“Fraud” means fraud involving a knowing misrepresentation of the truth or concealment of a material fact in connection with the making of a representation or warranty set forth in this Agreement or in any other Transaction Document, with the specific intent of inducing any other Party hereto to rely on such representation or warranty and upon which such other Party has reasonably relied.

“French GAAP” means the accounting principles established pursuant to the French Code de commerce and the Plan Comptable Général, as they both may be amended from time to time.

“Fundamental Representations” means, collectively, the Purchaser Fundamental Representations and the Seller Fundamental Representations.

“Funded Debt” means the aggregate amount of all Indebtedness of the Company Entities of the type described in clause (a) of the definition of “Indebtedness”.

“GAAP” means generally accepted accounting principles, as they may be amended from time to time and as applicable to the applicable Company Entity as the context requires.

“General Escrow Account” means the separate and distinct account established by the Escrow Agent pursuant to the Escrow Agreement to hold the General Escrow Amount.

“General Escrow Amount” means $7,500,000.

“General Representation Indemnity Cap” means $25,000,000.

“Government Contract” means any Contract between the Company, on the one hand, and any Governmental Authority or prime contractor or subcontractor to a Governmental Authority, on the other hand, or that grants any Governmental Authority any material rights or that requires consent, approval or waiver of, or notice to, any Governmental Authority in connection with the transactions contemplated by this Agreement.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any Notified Body, any department, board, commission, court, tribunal or arbitrator, and any self-regulatory organization.

“Hazardous Substances” means any substance that: (a) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum or petroleum products or any fraction thereof, radon gas, microbiological contamination or related materials, (b) requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder, (c) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated as such by any Governmental Authority or (d) is regulated under any Environmental Law.

“Healthcare Laws” means all state, federal and foreign Laws pertaining to the research, investigation, manufacturing, packaging, holding, import, export, development, testing, labeling, advertising, marketing, sale, promotion, distribution, reporting, kickbacks, referrals, quality, safety or efficacy of medical devices, including, but not limited to, the federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the Civil Monetary Penalties Law (42 U.S.C. Section 1320a-7a), the civil False Claims Act (31 U.S.C. Section 3729 et seq.), the criminal false statements law (42 U.S.C. Section 1320a-7b(a)), the Physician Payments Sunshine Act, 42 U.S.C. § 1320a-7h, all criminal laws relating to health care fraud and abuse, including but not limited to the health care fraud statutes set forth at 18 U.S.C. §§ 286, 287, 1035, 1347 and 1349, the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. Section 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. Section 17921 et seq.), the exclusion laws (42 U.S.C. Section 1320a-7), the Federal Food, Drug, and Cosmetic Act (21 U.S.C. Section 301 et seq.), the Medicare statute (Title XVIII of the Social Security Act), the Medicaid statute (Title XIX of the Social Security Act), TRICARE (10 U.S.C. Sections 1071 et seq.), any other Law pertaining to government healthcare programs, any applicable state fraud and abuse prohibitions, including those that apply to all payors (governmental, commercial insurance and self-payors), and the regulations promulgated pursuant to such Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Indebtedness” of any Person means, without duplication, (a) the outstanding principal amount, accrued and unpaid interest, premiums, related expenses, penalties (including prepayment penalties), charges, and commitment and other fees of (i) indebtedness of such Person for borrowed money, (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, in each case, whether due and payable on the Closing Date or otherwise; (b) all obligations of such Person issued or assumed as the deferred purchase price of property (including obligations arising under any earn-outs, any contingent consideration or similar payments), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other current liabilities and credit card debt not more than ninety (90) days past the invoice date arising in the ordinary course of business consistent with past practice); (c) all obligations of such Person with respect to hedging agreements or derivative instruments, including with respect to any open trade or credit exposure thereunder and the cost of any breakage fees, if any, to be paid in connection with the Closing; (d) all obligations under leases to which such Person is a party and which have been or are required to be recorded as capitalized leases under GAAP (which, solely for purposes of this clause (d) shall be GAAP as in effect as of December 31, 2021, and for the avoidance of doubt, excluding the effects of ASC 842); (e) all obligations of such Person arising from cash/book overdrafts; (f) accrued and unpaid profit sharing expenses, employee bonuses or overrides and, equityholder bonuses and equityholder commissions; (g) Pre-Closing Income Taxes; (h) all obligations of the type referred to in clauses (a) through (g) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or surety; (i) all obligations of the type referred to in clauses (a) through (h) of other Persons secured by any Lien on any property or asset of such Person; and (j) all interest, premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of the obligations described in the foregoing clauses (a) through (h). Notwithstanding anything to the contrary contained herein, in no event shall “Indebtedness” include any amounts taken into account in the calculation of Closing Working Capital, Closing Cash or Closing Seller Transaction Expenses.

“Indemnification Claim” means any claim in respect of which payment may be sought under ARTICLE X or ARTICLE IX.

“Intellectual Property” means all intellectual property and intellectual property rights (whether registered or not and including rights over inventions and copyrightable materials), created or arising under the Laws of France, the United States or any other jurisdiction or under any international convention, including all (a) all inventions (whether patentable or non-patentable and whether or not reduced to practice) and all improvements thereto, patents and patent applications (and utility models and design patents or rights), including any continuation, continuation-in-part, divisional and provisional applications and any patents issuing thereon and any reissues, reexaminations, substitutes and extensions of any of the foregoing (“Patents”), (b) trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers and any registrations, applications, renewals and extensions of any of the foregoing and where applicable all goodwill associated with any of the foregoing (“Marks”), (c)

Internet domain names and uniform resource locators and social media accounts and handles (“Domain Names”), (d) copyrights, mask works, works of authorship and moral rights and any registrations, applications, renewals, extensions and reversions of any of the foregoing, (e) confidential information that is subject to efforts to protect against unrestricted disclosure or competitive use, including : trade secrets, know-how and proprietary information, information, designs, formulae, compositions, algorithms, procedures, methods, techniques, ideas, research and development, data, specifications, processes, inventions (whether patentable or not and whether reduced to practice or not) and improvements, in each case, excluding any of the foregoing that comprise or are protected by issued Patents or published Patent applications (“Trade Secrets”), (f) rights in and to Technology including producer or similar rights in an to any databases, (g) Software, and (h) all remedies against infringements of the foregoing, rights to protection of interests therein, all past, present and future income, royalties and payments receivable in respect thereof, and all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including all damages and payments for past, present or future infringement or misappropriation of the foregoing, and the right to sue and recover for past, present and future infringements or misappropriations the foregoing).

“Intellectual Property License” means any license, sublicense, right, covenant, non-assertion, permission, consent, release or waiver under or with respect to any Intellectual Property, other than non-disclosure agreements entered into in the ordinary course of business.

“Investment” means any investment in any Person, whether by means of acquiring (whether for cash, property, services, capital stock or otherwise), making or holding debt securities, capital stock, capital contributions, loans, time deposits, advances, guarantees or otherwise (in each case, other than accounts arising in the ordinary course of business from the sale of inventory or the performance of services). The amount of any Investment shall be the fair market value of such Investment at the time such Investment is made plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.

“IP Claim Percentage” has the meaning set forth on Schedule 12.1.1.

“IP Indemnity Cap” has the meaning set forth on Schedule 12.1.2.

“IP Indemnity Deductible” has the meaning set forth on Schedule 12.1.3.

“IRS” means the United States Internal Revenue Service.

“Joinder” means the Joinder to Share Purchase Agreement to be entered into by each Option Holder upon issuance of the Option Shares, in the form of Exhibit D attached hereto.

“Knowledge” means (a) with respect to the Company, the actual knowledge of Daniel Rose, Paul Limmer Sophie Humbert, Thomas Engels, Zachary Woodson or Rowan Hettel after reasonable inquiry of their direct reports, (b) with respect to the Sellers, the actual knowledge of any of the Sellers after reasonable inquiry, and (c) with respect to Purchaser, the actual knowledge of any manager, director or officer of the Purchaser after reasonable inquiry; provided, however, that for purposes of Section 3.12, the Company shall be deemed to have “Knowledge” of a patent right if the Company has actual knowledge of such patent right or would be found to be willfully blind to such patent right as determined by reference to United States patent laws.

“Law” means any federal, state, foreign, national or local law (including common law), statute, ordinance, rule, order, regulation, code, constitution, collective bargaining agreement, writ, injunction, directive, award, judgment, notice requirement, agency guideline or guidance, edict, binding agreement, treaty, decree, resolution, administrative or judicial decision or other requirement as enacted, issued, promulgated, enforced or entered by any Governmental Authority.

“Legal Proceeding” means any charge, investigation, claim, complaint, arbitration, action, suit or proceeding of any nature, civil, criminal, administrative, regulatory or otherwise, in Law or in equity, by or before any arbitrator, court, or other Governmental Authority.

“Lien” means any security interest, mortgage, charge, pledge, claim, lien, assignment or “fiducie” by way of security, hypothecation, title retention, easement, burden, or other restriction or limitation of any kind to the rights of disposal, ownership or assignment of an asset (including any right to acquire, call option, tag along, drag along, preference or pre-emption right) whether created by Law, by contract or otherwise, for the avoidance of doubt, excluding any license of Intellectual Property.

“Losses” means any and all losses, liabilities, damages (including consequential, incidental and special damages), penalties, Taxes, awards, fines, claims, diminution in value, lost profits, obligations, judgments, amounts paid in settlement, costs and expenses, including reasonable attorneys’, accountants’, consultants’ and experts’ fees and reasonable expenses of investigation and defense, and costs of product redesign (including fully burdened employee costs, third party expenses and expenses to obtain Permits); provided, however, that “Losses” shall not include (i) any punitive damages, unless such damages are part of a Tax Claim or a third-party claim for which indemnification is sought pursuant to this Agreement and (ii) any reduction of any Tax loss carryforward. Without limiting the foregoing, Losses for any Intellectual Property Claim shall include any royalties or similar payments made by a person with respect to future sales of the Products, and amounts payable in respect of damages, royalties, lost profits or other awards for past sales or other activity alleged to be an infringement, misappropriation or violation.

“Material Adverse Effect” means any event, circumstance, change, development, state of facts or effect that individually or in the aggregate when considered with other events, circumstances, changes, developments, states of fact or effects, is or would reasonably be expected to be (a) in respect of the Company Entities, materially adverse to the current business, condition (financial or otherwise), assets or results of operations of the Company Entities taken as a whole or (b) in respect of the Company Entities, Sellers or Purchaser, on the ability of such Person to consummate the Transactions; provided that no event, change, occurrence, circumstance or effect (by itself or taken together with any and all other events, changes, occurrences, circumstances or effects) that results from or arises out of or is related to any of the following shall constitute or be deemed to contribute to a “Material Adverse Effect”, or be taken into account in determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (a) the execution, delivery, announcement or pendency of this Agreement or the transactions contemplated by this Agreement; (b) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (c) changes in conditions in the financial markets, credit markets or capital markets or the markets in which the Company Entities operate in the United States or any other country or region in the world; (d) any action taken (or omission) or statement made by the Purchaser or its Affiliates, or their respective Representatives; (e) compliance with the terms of, or the taking of any action required by, this Agreement or approved by the Purchaser; (f) actions required to be taken under applicable Laws (including compliance with Laws resulting from or relating to any pandemic, epidemic, disease outbreak or other public health emergency) or Contracts; (g) local, regional, national or international political, social or health conditions, including (i) changes in political conditions, (ii) acts of war, armed hostilities, sabotage, or terrorism (including any commencement, continuation, or escalation of any such acts of war, armed hostilities, sabotage or terrorism), and (iii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other acts of God or force majeure events (including the continuation, escalation or worsening thereof), in each case of immediately preceding clauses (i) through (iii), whether or not threatened, occurring or commenced as of the date of this Agreement in the United States or any other country or region in the world; (h) changes in Law or other legal or regulatory conditions (or the interpretation thereof); (i) changes in applicable accounting standards (or the interpretation thereof); or (j) the failure by the Company Entities to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (but excluding any underlying cause of such failure); provided, that the matters described in the preceding clauses (b), (c), (f), and (g) through (i) shall be taken into account in the determination of whether or not a Material Adverse Effect has occurred only to the extent any such matter has a disproportionate adverse effect on the financial condition, business, or results of operations of such Persons relative to other participants in the industries or markets in which they operate.

“Notified Body” means an organization accredited, designated, licensed, authorized or approved by a member state of the European Union or the United Kingdom to carry out certain tasks in connection with conformity assessment procedures relating to medical devices that are required in the European Union or in the United Kingdom.

“Open Source Software” means any software that contains or is derived in any manner (in whole or in part) from any software, code or libraries that are distributed as free software or as open source software or under any licensing or distribution models similar to open source, including but not limited to any software licensed under or subject to terms that require source code to be provided or made available to subsequent licensees or sublicensees (regardless of whether the license restricts source code from being distributed in modified form) or which may impose any other obligation or restriction with respect to a Person’s Intellectual Property, including, without limitation, any software licensed under or subject to the Artistic License, the Mozilla Public License, the GNU Affero GPL, the GNU GPL, the GNU LGPL, any other license that is defined as an Open Source License by the Open Source Initiative, and any similar license or distribution model.

“Option Holder” means any Person owning one or more Company Options.

“Order” means any order, injunction, judgment, decree, determination, ruling, writ, decision, assessment or arbitration or other award or requirement of, or adopted, promulgated, or applied by, an arbitrator or other Governmental Authority.

“Organizational Documents” means as to any Person, the constitutional, governance or organizational documents of such Person, including any charter, certificate or articles of incorporation, certificate of formation, articles of association, bylaws, trust instrument, partnership agreement, limited liability company agreement or other similar document (and with respect to the Company, for the avoidance of doubt, including each of the Company Organizational Documents).

“Owned Intellectual Property” means Company Intellectual Property that is owned or purported to be owned by any Company Entity.

“Parachute Payment Waiver” means, with respect to any Person, a written agreement waiving such Person’s right to receive any “parachute payments” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) solely to the extent required to avoid the imposition of a tax by virtue of the operation of Section 280G of the Code and to accept in substitution therefor the right to receive such payments only if approved by the shareholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

“Paying Agent” means Acquiom Financial LLC, a Colorado limited liability company, in its capacity as payments administrator pursuant to the Payments Administration Agreement.

“Payments Administration Agreement” means the payments administration agreement to be entered into as of the Closing Date by the Paying Agent, the Purchaser, and the Seller Representative.

“Permits” means any approvals, clearances, concessions, declarations of conformity, rights, qualifications, privileges, easements, permissions, authorizations, consents, licenses, orders, variances, exemptions, franchises, registrations with, permits or certificates of (or issued by) a Governmental Authority.

“Permitted Liens” means (a) statutory Liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which adequate reserves have been accrued in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been accrued in accordance with GAAP; and (c) zoning, building and other similar restrictions which do not, individually or in the aggregate, impair the continued use, occupancy, value or marketability of title of the property to which they relate.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means any data or information relating to an identified or identifiable natural person; an “identifiable person” is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his or her physical, physiological, mental, economic, cultural or social identity, including Tracking Data, unique device or browser identifiers, names, ages, addresses, telephone numbers, email addresses, social security numbers, passport numbers, alien registration numbers, medical history, employment history, or account information; and shall also mean “personal data,” “personal information” “personal health information,” and “personal financial information” each as defined by applicable Laws relating to the collection, use, sharing, storage, or disclosure of information about an identifiable individual. Personal Information includes pseudonymized data.

“Personal Information Processor” means any Person other than an employee of a Company Entity that Processes Personal Information by or on behalf of a Company Entity.

“Personal Information Supplier” means any Person that provides Personal Information to a Company Entity.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Pre-Closing Income Taxes” means any unpaid income Tax liabilities of any Company Entities for any Pre-Closing Tax Period, provided that such amounts shall (A) not be an amount less than zero in the aggregate or with respect to any jurisdiction, (B) be calculated taking into account payments of estimated income Taxes and overpayments of income Tax that are actually available to offset such Taxes in such jurisdiction as a matter of applicable Law and no other income Tax assets, and (C) not take into account any French R&D Tax credits or receivables or other Tax assets related thereto.

“Privacy Commitments” means any and all (i) Privacy Laws; (ii) Privacy Policies applicable to any Company Entity; (iii) Contracts with third-parties governing privacy and data issues into which the Company has entered or by which it is otherwise bound; (iv) third-party policies, terms of use, and similar binding documents that the Company is or has been contractually obligated to comply with; (v) rules or codes of conduct of any applicable self-regulatory organizations in which the Company is or has been a member or that the Company has been contractually obligated to comply with.

“Privacy Laws” means each Law pertaining to the privacy, data protection, data transfer, consumer protection, or social security number protection, including all privacy and security breach disclosure Laws, implementing Laws, ordinances, permit, regulation, rule, code, order, constitution, treaty, common law, judgment, ruling, decree, other requirement or rule of law, in each case, of any Governmental Authority, including, as applicable, the General Data Protection Regulation 2016/679 (GDPR), the e-Privacy Directive 2002/58/EC, and the French Law No. 78-17 of January 6 1978 on Information Technology, Data Files and Civil Liberties. (as amended)

“Privacy Policy” means policy, notice or other disclosure made available in connection with the collection of information provided by or on behalf of individuals that is labeled as a “Privacy Policy,” “Privacy Notice” or equivalents reached on a Company Entity website by a link that includes the label “Privacy” or that is otherwise a written policy, notice or disclosure that describes how information provided by or on behalf of individuals will be held, used, Processed or disclosed.

“Process” or “Processing” means, with respect to Personal Information, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Information.

“Product” or “Products” means, any product of the Company Entities, including the Eligible Product, and any other products under preclinical or clinical development by any Company Entity.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Purchase Price” means the Closing Purchase Price plus the Contingent Payments.

“Purchaser Disclosure Schedule” means the disclosure schedule delivered by the Purchaser to the Company on the date hereof concurrently with entry into this Agreement.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Sections 5.1 (Organization), 5.2 (Authorization) and 5.5 (Brokers).

“Registered Company Intellectual Property” means all Owned Intellectual Property that has been issued by, registered with, or the subject of an application filed with, as applicable, the Institut National de la Propriété Intellectuelle, any European intellectual property office, the United States Patent and Trademark Office, the United States Copyright Office, private domain name registrar, or any similar office or agency anywhere in the world.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like (including the threat of any of the foregoing), including, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Representatives” means, with respect to any Person, any and all directors, managing members, managers, partners, officers, employees, consultants, financial advisors, counsel, consultants, accountants, representatives and other agents of such Person.

“Sanctions” means any restrictive measures enacted, adopted, administered, imposed or enforced by the United Nations Security Council and/or the European Union and/or the State of the French Republic through the Direction Générale du Trésor (DGT) and/or the US government through the Office of Foreign Assets Control of the US Department of Treasury (OFAC) and/or the Bureau of Industry and Security (BIS) of the US Department of Commerce and/or the United Kingdom through His Majesty’s Treasury (HMT) and/or any other similar authority enacting restrictive measures, to the extent these measures are applicable.

“Sanctioned Country” means any country or territory that is subject to general restrictions relating to exports, imports, financings or investments under the Sanctions Regulations. As at the date hereof, the Sanctioned Countries are North Korea, Cuba, Iran, Sudan, Syria and the territory of Crimea and Sebastopol, as well as the Ukrainian oblasts of Donetsk, Kherson, Luhansk and Zaporizhzhia, it being specified that this list may be amended from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Authorization), 3.3 (No Conflicts), 3.4 (Capitalization), 3.5 (No Subsidiaries), 3.25 (Transactions with Related Parties), 3.30 (Brokers), 3.31 (Investments), 4.1 (Authorization), 4.3 (Title to Company Equity Interests), 4.5 (Brokers), and 4.6 (Anti-Money Laundering).

“Seller Payment Allocation Principles” means a spreadsheet in substantially the form attached hereto as Schedule B hereto, setting forth the payment waterfall in respect of the Equity Interests and the calculation of all payments to be made pursuant to this Agreement to each Seller, taking into account any reductions to such payments in respect of the Equity Interests held by the Purchaser as of the date hereof. The spreadsheet of the Seller Payment Allocation Principles shall also be saved in two (2) USB flash drives kept with the Purchaser and the Seller Representative.

“Seller’s Percentage” means, with respect to each Seller, such Seller’s respective percentage of the aggregate proceeds received by the Sellers in connection with the Transactions, in each case, as set forth on Schedule A attached hereto.

“Seller Transaction Expenses” means all fees, costs and expenses of the Company, any of its Subsidiaries and the Sellers (taken as a whole) incurred or to be incurred in connection with the negotiation, preparation, execution and consummation of this Agreement, the other Transaction Documents and the Transactions (including such fees, costs and expenses arising after the Closing), including (a) fees and disbursements of financial advisors, investment bankers, attorneys, accountants and other advisors and service providers, payable by the Company (or by Purchaser or its Affiliates if such fees or disbursements incurred by the Company Entities are invoiced directly to Purchaser or its Affiliates), and (b) any transaction bonuses (including the Transaction Bonuses and including the employer portion of any Taxes that are incurred in connection with the Transaction Bonuses, which amount shall be reflected on an updated copy of Schedule B to be delivered by the Company to the Purchaser prior to the Closing Date), retention payments, or change of control (other than with respect to the matter set forth on Schedule 10.2(a)(x)) or other fees or payments payable solely as a result of the consummation of the Closing (excluding the Virtual Share Price), and the employer portion of any employment (including social security) Taxes that are incurred by the Company in connection with the payment of any amounts described in this subclause (b) or in connection with the payment of any amounts under this Agreement with respect to any equity or equity-based awards (including the BSA, BSPCE, Company Options and Virtual Share Awards), and (c) any amount payable to third parties pursuant to any termination, change of control or other provision in any Contract with such third party or as a result of or in connection with the transactions contemplated by this Agreement (other than with respect to the matter set forth on Schedule 10.2(a)(x)). For the avoidance of doubt, all D&O Tail Policy Costs and all fees and expenses of the Escrow Agent shall be borne by the Purchaser. Notwithstanding anything to contrary in this Agreement, in no event shall Seller Transaction Expenses include any amount taken into account in the calculation of Closing Working Capital, Closing Indebtedness or Closing Cash.

“Software” means all (a) computer programs and other software, including any and all software implementations of algorithms, models and methodologies, whether in Source Code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations, and collections of data or information, including all data and information included in such databases, compilations or collections; (c) descriptions, flowcharts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; (d) screens, user interfaces, command structures, report formats, firmware, development tools, templates, menus, buttons and icons; and (e) documentation including development, diagnostic, support, user manuals and other training documentation related to any of the foregoing.

“Source Code” means computer software in a form which a program’s design, logic, structuring and processing methods may be read by a trained human being, including, without limitation, all source code, scripts, data definition, flow charts, file layouts, program narratives and program listings.

“Special Escrow Account” means the separate and distinct account established by the Escrow Agent pursuant to the Escrow Agreement to hold the Special Escrow Amount.

“Special Escrow Amount” means $5,000,000.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” means any Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by another Person.

“Tax Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, escheat, abandoned and unclaimed property, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, social security contributions, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not.

“Technology” means all Software, content, websites, databases, technical data, subroutines, tools, materials, invention disclosures, improvements, apparatus, creations, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, documentation, user manuals and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Tracking Data” means (a) any information or data collected in relation to online, mobile or other electronic activities or communications that can reasonably be associated with a particular Person, user, computer, mobile or other device, or instance of any application or mobile application, (b) any information or data collected in relation to off-line activities or communications that can reasonably be associated with or that derives from a particular Person, user, computer, mobile or other device or instance of any application or mobile application, or (c) any device identification, device activity data or data collected from a networked physical object.

“Transaction Bonuses” means the transaction bonuses set forth on Schedule B, which shall be paid on or around the Closing Date.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Payments Administration Agreement, each General Release and each other agreement, document, instrument or certificate contemplated by this Agreement to which the Purchaser, the Company, the Seller Representative or the Sellers is a party or to be executed by the Purchaser, the Company, the Seller Representative or the Sellers in connection with the consummation of the Transactions.

“Treasury Regulation” means the final and temporary regulations prescribed under the Code.

“Virtual Share Award” means an award of virtual shares granted under the Virtual Share Program of LimFlow Group.

“Virtual Share Holder” means a grantee of a Virtual Share Award.

“Virtual Share Payment Price” means the payment price specified in the applicable Virtual Share Award.

“Working Capital” means, with respect to the Company Entities, an amount equal to (whether positive or negative) (a) the current assets of the Company Entities, reduced by (b) the current liabilities of the Company Entities, in each case, without duplication, and as determined in a manner consistent with the Accounting Principles and Exhibit B attached hereto. Notwithstanding anything to the contrary contained herein, in no event shall “Working Capital” include any amounts with respect to (i) any income Tax assets or income Tax liabilities, any deferred Tax assets or deferred Tax liabilities and any French R&D Tax credits or receivables or other Tax assets related thereto, (ii) any fees, expenses or liabilities related to any financing sought or obtained by the Purchaser and its Affiliates with respect to the Transactions or their obligations under this Agreement or (iii) any Closing Cash, Closing Indebtedness or Closing Seller Transaction Expenses.

“Working Capital Adjustment” means the difference, if any, between (a) the Closing Working Capital and (b) the Working Capital Target, and will be (i) to the extent the Closing Working Capital is less than the Working Capital Target, a negative adjustment in the amount of such shortfall, (ii) to the extent the Closing Working Capital is greater than the Working Capital Target, a positive adjustment in the amount of such excess, or (iii) no adjustment, if the Closing Working Capital is equal to the Working Capital Target.

“Working Capital Target” means $1,838,999, and the calculation of which is set forth on Exhibit B attached hereto.

12.2 Additional Defined Terms. In addition to the terms defined in Section 12.1, additional defined terms used herein shall have the respective meanings set forth in the Sections indicated in the below table:

Defined Term	Section
2023 Audited Financial Statements	Section 7.11(c)
280G Taxes	Section 10.2(a)(viii)
280G Vote	Section 7.10
Agreement	Preamble
Benefit Plans	Section 3.18(a)
Cancelled Options Price	Section 1.3(b)
Claim Notice	Section 10.4(a)
Closing	Section 2.1
Closing Date	Section 2.1
Closing Payment(s)	Section 1.3(d)
Closing Statement	Section 1.4(b)
Company	Recitals
Company Entities	Recitals
Company Options Price Delta	Section 1.3(b)
Company Software	Section 3.12(g)
Company Trade Secrets	Section 3.12(f)
Confidential Information	Section 7.2
Contingent Payment	Section 1.6(a)
D&O Tail Policy	Section 2.2(n)
Deficit	Section 1.4(f)(iii)
Data Room	Section 12.3(i)
Delaware Courts	Section 13.11(b)
Direct Claim	Section 10.4(d)
Dispute Notice	Section 1.4(c)
Dispute Period	Section 10.4(b)
Disputed Item	Section 1.4(c)
Domain Names	Section 12.1
Estimated Closing Purchase Price	Section 12.1
Estimated Closing Indebtedness	Section 1.4(a)
Estimated Closing Seller Transaction Expenses	Section 1.4(a)
Estimated Closing Statement	Section 1.4(a)

Defined Term	Section
Estimated Sellers’ Closing Consideration	Section 1.4(a)
Exercised Company Options	Section 1.3(a)
Final Sellers’ Closing Consideration	Section 1.4(f)
Financial Statements	Section 3.6(a)
French WGT	Section 9.9
French WHT Debtor	Section 9.9
Fundamental Representations	Section 10.1(b)
General Release	Section 7.5
Indemnifying Party	Section 10.4(a)
Inside Date	Section 2.1
Insurance Policies	Section 3.21
Intellectual Property Claims	Section 10.2(b)
Interim Financial Statements	Section 3.6(a)
IT Systems	Section 3.12(l)
Malicious Code	Section 3.12(i)
Marks	Section 12.1
Material Contracts	Section 3.9(a)
Material Customers	Section 3.20(a)
Material Suppliers	Section 3.20(b)
Net Revenue Statement	Section 1.6(e)(v)
New Technology APC Milestone Payment	Section 1.6(a)(iii)
NTAP Milestone Payment	Section 1.6(a)(ii)
Options Price Delta	Section 1.3(a)
Options Shares	Section 1.3(a)
Party or Parties	Preamble
Patents	Section 12.1
PCAOB Financial Statements	Section 7.11(a)
Pre-Closing Tax Return	Section 9.1(a)
Purchaser	Preamble
Purchaser Affected Parties	Section 10.2(a)
Purchaser Receivable	Section 1.3(a)
Q3 Interim Financial Statements	Section 7.11(b)
Real Property	Section 3.11(b)
Real Property Lease	Section 3.11(b)
Resignations	Section 6.7
Resolution Period	Section 1.4(d)
Restrictive Covenants Agreements	Recitals
Safety Notices	Section 3.22(g)
Sales Contingent Payments	Section 1.6(a)(i)
Section 280G Approval	Section 7.10
Section 280G Soliciting Materials	Section 7.10
Seller Affected Parties	Section 10.2(b)
Seller or Sellers	Preamble
Sellers’ Closing Consideration	Section 1.2

Defined Term	Section
Seller Representative	Preamble
Settlement	Section 10.4(b)
Shares	Recitals
Similar Products	Section 1.6(e)
Tax Contest	Section 9.2(a)
Third-Party Claim	Section 10.4(a)
Trade Secrets	Section 12.1
Transaction	Recitals
Transfer Taxes	Section 9.5
Unresolved Items	Section 1.4(e)
Virtual Share Price	Section 1.3(c)

12.3  Certain Interpretive Matters. Unless otherwise expressly provided for, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)  Time is of the Essence; Calculation of Time Periods. Time is of the essence for each and every provision of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)  Dollars. Any reference in this Agreement to “$” or dollars shall mean U.S. dollars.

(c)  Exhibits and Schedules; Construction. The Exhibits and Schedules to this Agreement, the Company Entities Disclosure Schedule and the Purchaser Disclosure Schedule are an integral part of this Agreement and are hereby incorporated herein and made a part hereof as if set forth herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall be defined as set forth in this Agreement. Any disclosure set forth in one Schedule of the Company Entities Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable, shall apply to (i) the representations and warranties contained in the Section of this Agreement to which it corresponds in number, (ii) any representation and warranty to which it is referred by cross reference, and (iii) any other representation or warranty to the extent it is readily apparent from the wording of such disclosure that such disclosure is applicable to such representation or warranty.

(d)  Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e)  Headings. The provision of the Table of Contents, the division of this Agreement into Articles, Sections, Exhibits, Schedules, clauses and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article,” “Section,” “Exhibit,” “Schedule,” “clause” or other subdivision are to the corresponding Article, Section, Exhibit, Schedule, clause or other subdivision of this Agreement unless otherwise specified.

(f)  Herein. The words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g)  Including. The word “including” or any variation thereof means “including, without limitation” and “including, but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h)  Or. The word “or” when used in a list shall not indicate that the listed items are exclusive of each other.

(i)  Made Available. An item shall be considered “made available” (or other similar phrase) to the Purchaser only if such item has been made available for viewing by the Purchaser in the electronic data room established by the Company in connection with the Transaction hosted by Ansarada (the “Data Room”) after the date of the Confidentiality Agreement and at least three (3) calendar days prior to the date of this Agreement.

(j)  Reflected On; Set Forth On; Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statements, or (iii) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(k)  References to Statute or Statutory Provision. A reference to any statute or statutory provision is a reference to that statute or statutory provision as re-enacted, re-numbered, amended or extended before the date hereof and includes reference to any subordinate legislation (as re-enacted, amended or extended) made under it before the date hereof.

(l)  Joint Negotiation and Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE XIII

MISCELLANEOUS

13.1 Expenses. Except as otherwise expressly provided herein (including Section 9.5), each Party shall bear its own costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents and each other agreement, document and instrument contemplated hereby or thereby and the consummation of the Transactions.

13.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized courier (receipt requested), or (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, in each case, at the following addresses and E-mail addresses (or to such other address or E-mail address for a Party as specified in a notice given in accordance with this Section 13.2).

If to an individual Seller, to the address of such Seller as set forth on Schedule A attached hereto and, after the Closing, with a copy (which shall not constitute notice) to the Seller Representative.

If to the Seller Representative or, after the Closing, the Sellers, collectively:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Telephone: (303) 648-4085

Email: deals@srsacquiom.com

With a copy (which shall not constitute notice) to:

McDermott Will & Emery AARPI

23 rue de l’Université

75007 Paris

France

Attention: Betrand Delafaye; Smith Alpert (McDermott Will & Emery LLP)

Telephone: +33 1 81 69 15 02; +1 (212) 547-5617

Email: bdelafaye@mwe.com; salpert@mwe.com

If, to the Purchaser, and as a copy if to the Company following the Closing, to:

Inari Medical International, Inc.

c/o Inari Medical, Inc.

6001 Oak Canyon, Suite 100

Irvine, CA 92618

Attention: General Counsel

Email: Contracts@inarimedical.com

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

200 Clarendon Street, 27th Floor

Boston, MA 02116

Attention: Julie Scallen; Andrew Moosmann

Telephone: (617) 948-6000

Email: julie.scallen@lw.com; andrew.moosmann@lw.com

13.3 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

13.4 Acknowledgement by the Purchaser; Disclaimers.

(a)  The Purchaser acknowledges that none of the Sellers, the Seller Representative, the Company Entities, nor any other Person acting on behalf of the Seller, the Seller Representative or the Company Entities or any of their respective Affiliates has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company Entities or their respective businesses or assets, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Disclosure Schedule.

(b)  THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS SPECIFICALLY SET FORTH IN ARTICLE III AND ARTICLE IV AND THE OTHER TRANSACTION DOCUMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS TO THE PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE PURCHASER UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES, OR PROSPECTS OF THE COMPANY ENTITIES), ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND THE SELLERS.

(c)  In connection with the Purchaser’s investigation of the Company Entities, the Purchaser or its Representatives has received from or on behalf of the Company Entities certain projections, including projected statements of operating revenues and income from operations of the Company Entities and certain business plan information. The Purchaser acknowledges that there are uncertainties in attempting to make such estimates, projections and other forecasts and plans, that the Purchaser is familiar with such uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the accuracy or veracity of purported factual data contained therein or the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that the Purchaser shall have no claim against the Sellers or any other Person with respect thereto, other than in respect of Fraud. Except as addressed in the representations and warranties contained in ARTICLE III and ARTICLE IV (as qualified by the Disclosure Schedule) and the other Transaction Documents, neither the Company nor any Seller has made or is making any representations or warranties whatsoever with respect to such estimates, projections, and other forecasts and plans (including the accuracy or veracity of purported factual data contained therein or the reasonableness of the assumptions underlying such estimates, projections, and forecasts).

13.5 Entire Agreement. This Agreement and the other Transaction Documents (including all exhibits, appendices and schedules appended hereto and thereto) constitute the entire understanding and agreement between the Parties with respect to the Transactions and supersede all prior understandings and agreements, both written and oral, among the Parties with respect to the Transactions. For the avoidance of doubt, the Parties’ obligations under the Confidentiality Agreement shall automatically terminate and be of no further legal effect upon the Closing.

13.6 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. None of the Parties may assign its rights or obligations hereunder without the prior written consent of each of the other Parties; provided, however, that nothing in this Agreement shall prohibit or restrict the assignment of all of the Purchaser’s rights and obligations to Inari Medical International Inc., a Delaware corporation, or another Affiliate of Purchaser who agrees to accept such rights and obligations in connection with such transfer.

13.7 No Third-Party Beneficiaries. Except as provided in ARTICLE X, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, remedy, obligations or liabilities of any nature whatsoever under or by reason of this Agreement. Nothing contained in any provision of this Agreement, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, including any Benefit Plan; (ii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment except as otherwise required by applicable Law for employees outside the United States; or (iii) is intended to confer upon any Person (including, for the avoidance of doubt, any current or former employee, director, officer or other service provider or any participant in a Benefit Plan or other employee benefit plan) any right as a third-party beneficiary of this Agreement.

13.8 Tax Advice. Each Party acknowledges and agrees that it has not received and is not relying upon Tax advice from any other Party, and that it has and will continue to consult its own advisors with respect to Taxes.

13.9 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages would not provide adequate remedy in such event. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby waives any defense that a remedy at Law would be adequate in any action for specific performance or injunctive relief hereunder.

13.10 Amendment and Modification; Waivers. This Agreement may not be modified or amended, except by a written instrument signed by or on behalf of each of the Parties. The terms of this Agreement may only be waived by a written instrument signed by or on behalf of the Party waiving compliance. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

13.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)  This Agreement, and all Legal Proceedings based upon, arising out of, or related to this Agreement or the Transactions, shall be exclusively governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

(b)  Each of the Parties agrees that any dispute, controversy or claim arising out of or relating to this Agreement or the Transactions, or the validity, interpretation, breach or termination thereof, including claims seeking redress or asserting rights under any Law, shall be resolved exclusively in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery lacks or declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (collectively, the “Delaware Courts”) and appellate courts having jurisdiction of appeals from such Delaware Courts. In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:

(i)  submits, for itself and its property, in any action relating to this Agreement or the Transactions, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Delaware Courts, and appellate courts having jurisdiction of appeals from any of the foregoing courts, and agrees that all claims in respect of any such action shall be heard and determined in such Delaware Courts or, to the extent permitted by Law, in such appellate courts;

(ii)  consents that any such action may and shall be brought exclusively in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such action in any such court or that such action was brought in an inconvenient forum, and agrees not to assert, plead or claim the same;

(iii)  agrees that the final judgment of such court shall be enforceable in any court having jurisdiction over the relevant Party or any of its assets;

(iv)  agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 13.2; and

(v)  agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the applicable rules of procedure.

(c)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.11.

13.12 Representation by Counsel. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that, McDermott Will & Emery LLP may serve as counsel to any of the Sellers or the Seller Representative, on the one hand, and one or more Company Entities, on the other hand, in connection with the negotiation, preparation, execution, delivery, and Closing of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that, following consummation of the transactions contemplated hereby and thereby, McDermott Will & Emery LLP may serve as counsel to any of the Sellers or the Seller Representative in connection with any litigation, claim, or obligation arising out of or relating to this Agreement or the other Transaction Documents or the transactions contemplated by this Agreement (including claims for indemnification, disputes relating to post-Closing adjustments, and disputes involving other agreements entered into in connection with this Agreement) or the other Transaction Documents notwithstanding such representation or any continued representation of one or more Company Entities, and each of the Parties consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any

Affiliate thereof to consent to waive any conflict of interest arising from such representation. The Purchaser and each Company Entity, for its and such respective Representatives, acknowledges and agrees that all communications between any of the Company Entities and McDermott Will & Emery LLP made in connection with the negotiation, preparation, execution, delivery, and Closing under, or any dispute or proceeding arising under or in connection with this Agreement or otherwise that, immediately prior to the Closing, would be deemed to be privileged communications of a Company Entity and its counsel and would not be subject to disclosure to the Purchaser in connection with any process relating to a dispute arising under or in connection with this Agreement, any other Transaction Document, or otherwise, shall continue after the Closing and for all purposes be deemed to be privileged communications between or among the Sellers, the Seller Representative and such counsel and neither the Purchaser nor any Person purporting to act on behalf of or through the Purchaser shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications, belongs to any Company Entity, and not the Sellers or the Seller Representative. In addition, the Purchaser will not, and will cause each of its Affiliates (including following the Closing, the Company Entities) not to, use any attorney-client communication remaining in the records of the Company Entities in a manner that may be adverse to the Sellers, the Seller Representative or any of their respective Affiliates. Upon and after the Closing, the Company Entities shall cease to have any attorney-client relationship with McDermott Will & Emery LLP, unless and to the extent McDermott Will & Emery LLP is specifically engaged in writing by any Company Entity to represent such Company Entity after the Closing and either such engagement involves no conflict of interest with respect to the Sellers, or the Seller Representative consents in writing at the time to such engagement. Any such representation of the Company Entities by McDermott Will & Emery LLP after the Closing will not affect the foregoing provisions hereof. For example, and not by way of limitation, even if McDermott Will & Emery LLP is representing a Company Entity after the Closing, McDermott Will & Emery LLP is permitted simultaneously to represent any Seller or the Seller Representative in any matter. Furthermore, McDermott Will & Emery LLP is permitted to withdraw from any representation of a Company Entity in order to be able to represent or continue so representing any Seller or the Seller Representative, even if such withdrawal causes such Company Entity or the Purchaser additional legal expense (such as to bring new counsel “up to speed”), delay, or other prejudice.

13.13 Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement may only be made against the Persons that are expressly identified as Parties.

13.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to constitute one and the same instrument. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

13.15 No Other Representations. Except for the representations and warranties contained in this Agreement and in the other Transaction Documents, no Party makes any other express or implied representation or warranty, either written or oral, on behalf of such Party.

13.16 Parent Guarantee. As a material inducement to the Company’s and the Sellers’ willingness to enter into this Agreement and perform their respective obligations hereunder, Parent agrees to guarantee the performance by the Purchaser of its financial obligations arising on or prior to the Closing Date in this Agreement, and in any amendment and/or modification hereof or thereof approved by Purchaser and, notwithstanding the extension of the time for performance of payment of money pursuant to this Agreement, or of the time for performance of any other obligations, covenants or agreements in this Agreement or any other Transaction Document, as amended or modified. The obligation of Parent pursuant to this Section 13.16 is an unconditional and irrevocable guaranty of payment and performance and may be enforced directly against Parent as a primary obligation of Parent. Parent agrees not to assert any defense that could not otherwise be asserted by the Purchaser. Parent hereby expressly waives any right or claim to force any of the Sellers to proceed first against the Purchaser or any other party in the event of a breach of such guaranteed financial obligations that have been uncured after notice for a period of five (5) Business Days. The obligations under this guaranty shall not be reduced, impaired or in any way affected by receivership, insolvency, bankruptcy or other proceedings affecting the Purchaser, Parent or any of their assets. The guaranty of Buyer Parent pursuant to this Section 13.16 shall terminate at the Closing.

13.17 Currency. Any reference in this Agreement to “$” means U.S. dollars. Currency amounts in Transaction Documents other than U.S. dollars shall be converted to U.S. dollars using last published Wall Street Journal conversion rate on the Closing Date or on such other date as may be agreed by the Purchaser and, prior to Closing, the Company, or, after the Closing, the Seller Representative.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

THE COMPANY:

LIMFLOW S.A.

By:	/s/ Daniel Rose
Name: Daniel Rose
Title: Managing Director

PURCHASER:

LOMBARDI SUB, LLC

By:	/s/ Mitchell C. Hill
Name: Mitchell C. Hill
Title: Chief Financial Officer & Treasurer

PARENT:

INARI MEDICAL, INC. Solely for the purposes of Section 13.16

By:	/s/ Mitchell C. Hill
Name: Mitchell C. Hill
Title: Chief Financial Officer

[Signature Page to Share Purchase Agreement]

THE SELLERS:

/s/ Daniel Rose
By: Daniel Rose

[Signature Page to Share Purchase Agreement]

/s/ Gérard Hascoët
By: Gérard Hascoët

[Signature Page to Share Purchase Agreement]

/s/ Juliet Bakker
Longitude Venture Partners IV, L.P.
Longitude Capital Partners IV, LLC
By: Ms. Juliet Bakker

[Signature Page to Share Purchase Agreement]

/s/ Jocelyn Kum Wan Sze
Balestier Investment Pte Limited
By: Ms. Jocelyn Kum Wan Sze

[Signature Page to Share Purchase Agreement]

/s/ Philippe Boucheron
Bpifrance Participations
By: Ms. Maïlys Ferrère
By: Mr. Philippe Boucheron

[Signature Page to Share Purchase Agreement]

/s/ Philippe Boucheron
FPS Bpifrance Innovation I – Compartiment Venture
By: Bpifrance Investissement SAS
By: Ms. Maïlys Ferrère
By: Mr. Philippe Boucheron

[Signature Page to Share Purchase Agreement]

/s/ Gérard Hascoët
MD Start I GmbH & Co. KG
By: Gérard Hascoët

[Signature Page to Share Purchase Agreement]

/s/ Paul Limmer
By: Paul Limmer

[Signature Page to Share Purchase Agreement]

/s/ Kinam Hong
Sofinnova Crossover I SLP
By: Sofinnova Partners
By: Mr. Kinam Hong

[Signature Page to Share Purchase Agreement]

/s/ Steven Musumeci
Soleus Private Equity Fund II, L.P.
By: Soleus Private Equity GP II, LLC
By: Mr. Steven Musumeci

[Signature Page to Share Purchase Agreement]

/s/ Daniel Rose
Martin Rothman,
Timothy Lenihan,
Mike Mathias,
Thomas Engels,
Pierre Guyot,
Sophie Humbert,
Zachary Woodson,
Jenny Gaffney,
John Weaver,
Rowan Hettel,
Cecilia Petrella,
Kristi McCaffrey,
Ethan Coleman,
Stéphane Caporusso,
Dorothea Bensen,
Larry Racinskas,
Renaldo Green,
Sébastien Monvaillier,
Theo Mastrokostopoulos,
each represented by Daniel Rose, duly authorised by virtue of a power of attorney

[Signature Page to Share Purchase Agreement]

THE SELLER REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Seller Representative

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

[Signature Page to Share Purchase Agreement]